UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Shaw Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2012 Proxy Statement	Notice of Annual
The Shaw Group Inc.	Meeting of Shareholders
to be held on January 25, 2012

                                             a world of Solutions™

December 15, 2011

The Shaw Group Inc.

4171 Essen Lane

Baton Rouge, Louisiana 70809

LETTER FROM OUR BOARD OF DIRECTORS TO OUR SHAREHOLDERS

Each year we look forward to hearing our shareholders’ views on our performance. This year is particularly exciting as, for the first time at our annual meeting, we will hear your views on the compensation of our named executive officers (more commonly referred to as the “say on pay” proposal) and how often you would like to hold an advisory vote on such compensation (more commonly referred to as the “say on frequency” proposal).

Last year we set aggressive financial and other goals for the Company. The Company did not meet these goals. Thus, we did not award performance bonuses and almost all of our named executive officers saw a reduction in year-over-year compensation. This underscores our commitment to pay for performance.

This year we reinvigorated our pay for performance philosophy. We changed our long term incentive awards for fiscal year 2012 so that 50% of these awards, which were formerly granted as stock options, are now performance awards that will only pay out if certain targets are achieved. The remaining 50% will continue to be paid in restricted stock units, the value of which is tied to the stock performance of the Company.

Also, working closely with our Chief Executive Officer, we modified his contract to eliminate the excise tax gross-ups upon a change in control and to convert his deferred compensation award to a more traditional supplemental executive retirement plan.

Our goal is to continue to develop and maintain a good governance strategy to maximize long-term performance and to respond effectively if revisions are needed to address evolving best practices and changing regulatory requirements. Accordingly, our governance strategy as described in this proxy statement is to ensure that the Company continues to: (i) attract and maintain high caliber directors, executives and employees; (ii) manage operational and financial risk to maximize performance; and (iii) bolster the Company’s financial performance and competitiveness as we provide solutions in an increasingly competitive and complex world.

In this, our first year including a say on pay proposal, we want you to be confident that we have a solid pay for performance program, we are dedicated to business integrity and we will work with you, the owners of our Company, to make The Shaw Group Inc. the company that we want it to be.

Please send any opinions, interest and concerns to The Shaw Group Inc., Board of Directors, c/o John Donofrio, Executive Vice President, General Counsel and Corporate Secretary, 4171 Essen Lane, Baton Rouge, Louisiana 70809. You can also email the independent directors at board@shawgrp.com.

By continuing to have an open dialogue with you – our shareholders – we are better positioned to fulfill our obligations to you and to the Company.

The Board of Directors of The Shaw Group Inc.

The Shaw Group Inc.

4171 Essen Lane

Baton Rouge, Louisiana 70809

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

THE SHAW GROUP INC.

Date:     January 25, 2012

Time:    9:00 a.m. Central Time

Place:   The Shaw Group Inc. Headquarters

  4171 Essen Lane, Baton Rouge, Louisiana 70809

Matters to be voted on:

1.	Electing each of the eight nominees listed in the proxy statement to our Board of Directors to hold office until the 2013 annual meeting of shareholders or until a successor is elected and qualified;

2.	Ratifying the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2012;

3.	Approving, on a non-binding advisory basis, the compensation of our named executive officers (say on pay);

4.	Approving, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of our named executive officers (say on frequency); and

5.	Transacting such other business as may properly be brought before the meeting and any continuations, adjournments or postponements thereof.

Shareholders of record at the close of business on December 5, 2011, will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card to us in the enclosed postage-paid envelope as soon as possible to ensure that your shares are voted at the Annual Meeting. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person. If you attend, you will be asked to present your admission ticket and photo identification, as described in the proxy statement. For detailed information regarding voting instructions, see the section of the proxy statement titled “GENERAL INFORMATION ABOUT THE MEETING—Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

BY ORDER OF THE BOARD OF DIRECTORS,

John Donofrio

Executive Vice President, General Counsel and Corporate Secretary

December 15, 2011

  SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Agenda Proposal		Board Recommendation	Page
Proposal 1 –	Election of Eight Director Nominees	“FOR” each of the nominees	8
Proposal 2 –	Ratification of Independent Registered Public Accounting Firm	“FOR”	22
Proposal 3 –	Advisory Vote on the Compensation of our Named Executive Officers	“FOR”	77
Proposal 4 –	Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers	“EVERY 1 YEAR”	78

BUSINESS HIGHLIGHTS

Our fiscal year 2011 was very challenging from an earnings perspective, as a number of significant events impacted our earnings. Despite the earnings challenges, we had a number of non-operational successes as highlighted below.

Amended and Restated Credit Facility

On June 15, 2011, we entered into an unsecured second amended and restated credit agreement (Facility) with a group of lenders that effectively terminated the September 2009 prior credit agreement. The Facility provides lender commitments up to $1.45 billion, all of which may be available for the issuance of performance letters of credit. Of the $1.45 billion in maximum commitments, a sublimit of $1.25 billion is available for the issuance of financial letters of credit and/or borrowings for working capital needs and general corporate purposes. Under the Facility, all collateral securing the previous agreement was released and the expiration of commitments was extended through June 15, 2016. The Facility continues to require guarantees by the Company’s material wholly-owned domestic subsidiaries.

Put Option Determination

In September 2011, we announced that our special purpose subsidiary, Nuclear Energy Holdings L.L.C. (NEH), intends to exercise its put option agreements (Put Option) to sell its investment in Westinghouse back to Toshiba Corporation (Toshiba). NEH received the Put Option in connection with its 2006 acquisition of 20% of the shares in the companies referred to as the Westinghouse Group (Westinghouse). The exercise of the Japanese Yen-denominated Put Option prior to October 2012 requires the consent of the trustee acting on behalf of the bond holders of the Yen-denominated bonds that were issued in connection with the funding of the acquisition of the Westinghouse shares. Since the acquisition, the Yen-denominated debt has increased by approximately $600 million to a total of almost $1.7 billion as of August 31, 2011. On December 8, 2011, we were notified that the trustee decided not to consent to the proposed early exercise to the Put Option.

Under the terms of the Put Option, the Put Option will be exercised automatically on October 6, 2012, for cash settlement on January 4, 2013. Proceeds from the sale must be used to repay the bonds in full on their scheduled maturity date of March 15, 2013.

While the sale of NEH’s investment in Westinghouse would terminate the formal contractual arrangement between Shaw and Toshiba, Shaw looks to continue the successful global cooperation that Shaw, Westinghouse

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and Toshiba have demonstrated. Shaw and Westinghouse currently are under contract for six new AP1000™ nuclear power units in the U.S., as well as four units under construction in China. In addition, Shaw has a contract for technical support services on an additional two-unit AP1000TM project in China that follows the original units at Sanmen and Haiyang. This vast experience is unparalleled in the industry and positions Shaw for continued success in this field.

Acquisitions

On March 7, 2011, we acquired 100% of the outstanding common stock of Coastal Planning & Engineering, Inc. (CPE). CPE offers a full range of services, including coastal modeling, oceanographic measurements, marine biology, geotechnical surveys, hydrographic surveys and marine geology. CPE’s coastal projects include beach nourishment and island restoration following hurricanes and other erosion, offshore sand inventory and ship maneuvering studies for new and existing ports.

Share Repurchase Program

In May 2011, we completed our $500.0 million share repurchase program that was authorized by our Board of Directors in December 2010. The program, which was funded by our available cash and short-term investments, resulted in the retirement of 13,688,354 shares, at a weighted-average cost of $36.51 per share.

In June 2011, our Board authorized an additional $500.0 million share repurchase program. As of August 31, 2011, we had spent $21.8 million to repurchase 945,100 shares at a weighted-average cost of $23.01 per share.

Subsequent to our fiscal year end, on November 8, 2011, the Company launched a modified Dutch auction tender offer to purchase up to $150 million in value of its common stock at a price not greater than $25.25 nor less than $22.25 per share. The tender offer expired on December 8, 2011, resulting in 6,185,567 shares being repurchased at a purchase price of $24.25 per share. The Company will fund the share purchases in the tender offer with available cash.

GOVERNANCE AND COMPENSATION HIGHLIGHTS

Consistent with our goal to develop and maintain a good governance strategy and adopt good governance practices, in the past two years, we have implemented the following:

•	Independent directors are now required to hold at least 25% of the shares of stock-based awards granted until departing from service to our Board, with flexibility for tax considerations.

•	Our Board determined that it was in our shareholders’ best interests to eliminate our Shareholder Rights Plan, and terminated the plan, effective January 1, 2011.

•

Our Board committed to shareholders that over a three-year period, beginning September 1, 2010, we would not grant a number of shares subject to options, stock appreciation rights or other stock awards to employees or non-employee directors, at an average rate greater than 1.95% of the weighted average common shares outstanding.

•

Our Board determined that an independent director who either retires from or changes the professional position held when initially elected to the Board shall notify our Board of the change and offer to resign. Our Nominating and Corporate Governance Committee will recommend whether the member resigns or continues to serve and the member shall follow the recommendation.

•

Equity awards now have a minimum vesting of no less than three years. Our Company’s historic and fiscal year 2011 equity awards include a vesting period of four years, longer than common market practice.

•

Our corporate governance principles provide that our executive officers should hold shares of Company stock equal to six times (for our CEO) and two and one-half times (for other executive officers) their base salary. As of August 31, 2011, all of our named executive officers met their minimum stock ownership guidelines.

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•	In fiscal year 2011, we did not amend or enter into any new employment agreements containing future guaranteed annual incentive compensation payments.

•	We limited personal use of corporate aircraft by executive officers: personal use must be paid in advance by the executive officer, except to ensure the safety of the CEO.

•

We eliminated additional compensation to cover the cost of taxes assessed, if any, on perquisites. No new or amended employment agreements in fiscal year 2011 included excise tax gross-up provisions, and we have amended certain executive employment agreements to remove the excise tax gross-up provisions.

•

We expanded our clawback policy to include all executive officers, in addition to the Chief Executive Officer and Chief Financial Officer, who had been subject to clawback provisions under the Sarbanes-Oxley Act of 2002.

We continue to review our compensation policies and guidelines, and this year:

•	We modified our long-term incentive award program to include a relative total shareholder return performance plan.

•	We modified one of our named executive officer’s employment agreement to remove the excise tax gross-up provision and his guaranteed annual incentive compensation award.

•

We amended our Chief Executive Officer’s employment agreement to remove the change in control tax gross-up provisions and added a net best provision in connection with termination payments upon a change in control.

•	We converted a $15 million, plus accumulated interest, deferred compensation award that was owed to our CEO into a Supplemental Executive Retirement Plan.

For more detail, please see our “COMPENSATION DISCUSSION AND ANALYSIS” section below.

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THE SHAW GROUP INC.

4171 Essen Lane

Baton Rouge, Louisiana 70809

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 25, 2012

  GENERAL INFORMATION ABOUT THE   MEETING

The 2011 annual report to shareholders, including financial statements, is being made available to shareholders together with these proxy materials on or about December 15, 2011.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board of Directors (Board) is soliciting your proxy to vote at our 2012 Annual Meeting of shareholders because you owned shares of our common stock at the close of business on December 5, 2011, the record date for the Annual Meeting, and are therefore entitled to vote at the Annual Meeting. This proxy statement, along with a proxy card or a voting instruction card, is being made available to shareholders on or about December 15, 2011. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the Annual Meeting. You do not need to attend the Annual Meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2011 annual report to shareholders by providing access to these documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, the notice will instruct you as to how you may access and review the proxy materials on the internet. The notice also instructs you as to how you may cast your vote via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the proxy materials in the notice.

To view the notice of annual meeting of shareholders, this proxy statement and our annual report on Form 10-K for the fiscal year ended August 31, 2011, go to https://materials.proxyvote.com/820280 or www.shawgrp.com/AnnualMeeting.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at 9:00 a.m. Central Time on Wednesday, January 25, 2012, at our Corporate Headquarters, located at 4171 Essen Lane, Baton Rouge, Louisiana 70809. Directions to our Corporate Headquarters can be obtained by contacting our Investor Relations department at (225) 932-2500.

Who is soliciting my proxy?

Our Board is soliciting your proxy to vote on all matters scheduled to come before the 2012 Annual Meeting of shareholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions via the internet, you are authorizing the proxy holders to vote your shares at our Annual Meeting as you have instructed.

On what matters will I be voting? How does the Board recommend that I cast my vote?

At the Annual Meeting, you will be asked to: elect the eight director nominees listed in this proxy statement; ratify the appointment of our independent registered public accounting firm; approve, on an advisory basis, the compensation of our named executive officers; and approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers.

Our Board unanimously recommends that you vote:

•	FOR all eight of the director nominees listed in this proxy statement;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	In favor of holding future advisory votes on the compensation of our named executive officers EVERY 1 YEAR.

We do not expect any matters to be presented for action at the Annual Meeting other than the matters described in this proxy statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter at their discretion in the manner they believe to be in the Company’s best interest.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on December 5, 2011, the record date.

How many shares are eligible to be voted?

As of the record date, we had 71,341,660 shares of common stock outstanding, each of which is entitled to one vote.

How many shares must be present to hold the Annual Meeting?

Under Louisiana law and our By-Laws, the presence in person or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, or other holder of record how to vote your shares on any of the proposals, your shares will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists. In addition, shares held by shareholders of record who are present at the Annual Meeting in person or by proxy will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting his shares on any of the proposals.

How do I vote?

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are the shareholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may vote your shares by internet, by mail or by telephone as further described below. Your vote authorizes each of Brian Ferraioli and Regina N. Hamilton, as your proxies, to appoint his or her substitute, and to represent and vote your shares as you directed. Mr. Ferraioli is Executive Vice President and Chief Financial Officer and Ms. Hamilton is Associate General Counsel and Assistant Corporate Secretary.

•	Vote by Internet—Go to https://secure.amstock.com/voteproxy/login2.asp (control number on notice card required).

–	Use the internet to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Central Time) on January 24, 2012.

–	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Vote by Mail—Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

•	Vote by Telephone—Call toll-free 800-776-9437 within the USA, Territories and Canada, or 1-718-921-8500 from other foreign countries.

–	Use the phone to transmit your voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Central Time) on January 24, 2012.

Only the latest dated proxy received from you, whether submitted by internet, mail or telephone, will be voted at the Annual Meeting. If you vote by internet or telephone, please do not mail your proxy card. You may also vote in person at the Annual Meeting.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, or other holder of record, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you may vote your shares via the internet or by telephone, or by signing and returning a voting instruction card as further described below. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below entitled “What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?” The notice of annual meeting of shareholders, the proxy statement and our annual report on Form 10-K for the fiscal year ended August 31, 2011, are available at https://materials.proxyvote.com/820280 or www.shawgrp.com/AnnualMeeeting.

•	Vote by Internet—Go to www.proxyvote.com (control number on notice card required).

•	Vote by Mail—Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

•	Vote by Telephone—Call toll-free 800-454-8683 within the USA, Territories and Canada.

Participants in The Shaw Group Inc. 401(k) Plan

If you are a participant in The Shaw Group Inc. 401(k) Plan (401(k) Plan) and you own shares of our common stock through the 401(k) Plan, the proxy card sent to you by AST will also serve as your voting instruction card to the 401(k) Plan trustee, who actually votes the shares of our common stock that you own through the 401(k) Plan. If you do not provide voting instructions for these shares to the trustee, as directed by the terms of the 401(k) Plan, the Company, in its capacity as the 401(k) Plan administrator, will instruct the trustee not to vote those 401(k) Plan shares.

What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and you return an executed proxy card but make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our Board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which the holder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (NYSE) determine whether proposals presented at shareholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, the proposal relating to the ratification of our independent registered public accounting firm is a discretionary proposal and all other proposals included in this proxy statement are non-discretionary proposals. If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other holder of record holding shares for you, your shares may be voted with respect to the ratification of our independent registered public accounting firm, but will not be voted with respect to the election of directors, the approval of the compensation of our named executive officers or the approval of the frequency of future advisory votes on the compensation of our named executive officers. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such matters to be presented at the Annual Meeting; however, such shares will be considered present at the Annual Meeting for purposes of determining the existence of a quorum. Accordingly, it is important that beneficial owners instruct their brokers how they wish to vote their shares

What vote is required, and how will my votes be counted, to elect directors and to adopt the other proposals?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Election of the eight directors listed in this proxy statement	For, against or abstain for each nominee	Plurality of votes cast	No effect	No effect
No. 2: Ratification of independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the votes cast	No effect	N/A
No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the votes cast	No effect	No effect
No. 4: Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers	Shareholders may select whether such votes should occur every year, every two years or every three years, or shareholders may abstain from voting	Plurality of votes cast	No effect	No effect

At each meeting of shareholders for the election of directors at which a quorum is present under our By-Laws, the persons receiving a plurality of the votes cast shall be elected directors. Under our By-Laws, all other matters considered at a meeting of shareholders require the affirmative vote of the holders of a majority of the votes cast at such meeting, except as otherwise provided by law, our Articles of Incorporation or our By-Laws. With respect to Proposal No. 4, although the vote is non-binding, our Board will consider the shareholders to have “approved” the frequency selected by a plurality of the votes cast; that is, the frequency receiving the highest number of affirmative votes.

Can I revoke or change my vote after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is voted if you provide notice in writing to our Corporate Secretary before the Annual Meeting, if you timely provide to us another proxy with a later date or if you vote in person at the Annual Meeting or notify the Corporate Secretary in writing at the Annual Meeting of your wish to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies for the Annual Meeting. In addition to solicitations by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies by internet, telephone, telegraph, and personal interviews and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Banks, brokers or other holders of record will be requested to forward proxy soliciting material to the beneficial owners, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Could other matters be considered and voted upon at the Annual Meeting?

Our Board does not expect to bring any other matter before the Annual Meeting, and it is not aware of any other matter that may be considered at the Annual Meeting. However, pursuant to our By-Laws, our shareholders still have time to submit the written notice required to properly bring a matter before the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will vote the proxies in his or her discretion.

What happens if the Annual Meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Some banks, brokers and other holders of record are “householding” our proxy statements, annual reports and notices of internet availability of proxy materials for their customers. This means that only one copy of our proxy materials or the notice of internet availability of proxy materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you call us at (225) 932-2500 or write to us at: The Shaw Group Inc., Investor Relations, 4171 Essen Lane, Baton Rouge, Louisiana 70809.

If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other holders of record, or you may contact us at the above address and telephone number.

What is the Company’s fiscal year?

Our fiscal year ends on August 31. When we refer to a particular fiscal year, we are referring to the fiscal year ended on August 31 of that year. For example, fiscal year 2011 refers to the fiscal year ended August 31, 2011.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in our 2013 proxy statement, we must receive any such proposal no later than August 17, 2012, to the following address: The Shaw Group Inc., Corporate Secretary, 4171 Essen Lane, Baton Rouge, Louisiana 70809. Also, our By-Laws establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders, but do not intend for the proposal to be included in our proxy statement.

Specifically, our By-Laws provide that the only business that may be conducted at an annual meeting is business that is: (1) brought by or at the direction of our Board; or (2) brought by a shareholder of record as of the record date and who has timely delivered written notice to our Corporate Secretary, which notice must contain the information specified in our By-Laws. For a shareholder proposal not intended to be included in our proxy statement to be timely for our 2013 annual meeting, our Corporate Secretary must receive the written notice, prepared in accordance with our By-Laws, at our principal executive offices not fewer than 30 nor more than 60 days in advance of the annual meeting. If fewer than 40 days’ notice or prior disclosure of the date of the annual meeting is given or made to the shareholders, the Corporate Secretary must receive the written notice no later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or the prior disclosure was made.

ANNUAL REPORT TO SHAREHOLDERS

The annual report on Form 10-K containing our consolidated financial statements for fiscal year 2011, has been mailed or made available to shareholders prior to or with this proxy statement. However, the annual report on Form 10-K does not form any part of the material for the solicitation of proxies. The Company filed with the SEC an annual report on Form 10-K for the fiscal year ended August 31, 2011.

We will provide you, without charge upon your request, additional copies of our annual report on Form 10-K for the fiscal year ended August 31, 2011. We will furnish a copy of any exhibit to our annual report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibits. You may request such copies by contacting Investor Relations at: The Shaw Group Inc., Investor Relations, 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 25, 2012

The notice of the 2012 Annual Meeting of shareholders, the proxy statement for the 2012 Annual Meeting of shareholders, the 2011 annual report to shareholders, and the annual report on Form 10-K for the fiscal year ended August 31, 2011 of The Shaw Group Inc. are available at https://materials.proxyvote.com/820280 or www.shawgrp.com/AnnualMeeting.

  BOARD OF DIRECTORS

PROPOSAL 1 – ELECTION OF DIRECTORS

As provided by our Articles of Incorporation, the Board shall consist of no fewer than three and no more than 15 directors, the exact number of directors to be determined from time to time by the Board, or by the affirmative vote of shareholders holding more than 50% of the voting power of our common stock.

Our Board has nominated the eight directors listed below for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors previously elected by our shareholders. Each agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2012 Annual Meeting.

Vote Required

To be elected as a director, a nominee must receive a plurality of the shareholder votes cast at the Annual Meeting. The eight nominees receiving the most votes will be elected as members of our Board. The enclosed form of proxy provides a means for you to vote “For,” “Against” or “Abstain” on each of the eight director nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. The persons named as proxies on the proxy card intend to vote your proxy for the election of each of the eight nominees, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our Board, unless otherwise directed. Abstentions will have no effect on the outcome of the vote on this proposal.

Board Recommendation

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL EIGHT OF THE DIRECTOR NOMINEES LISTED IN THIS PROXY STATEMENT.

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE

Our Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board based on criteria delineated in our Corporate Governance Principles. Our Nominating and Corporate Governance Committee performs an assessment of the skills and experience needed to oversee the interests of the Company properly.

Backed by an industry leadership position and strong global presence, the Company is a vertically integrated provider of engineering, design, construction, technology, maintenance, and pipe fabrication services. As a Fortune 500 company with 27,000 employees in nearly 150 locations around the world, we provide solutions for clients in the power, environmental, infrastructure, and energy and chemicals industries. Throughout the Company’s history, our core values have remained constant: safety, commitment to quality, execution excellence, initiative, innovations, integrity, value of the individual, focus on our customers, accountability, and open and honest communication. These values are not only practiced and embodied internally, but they are also reflected in our performance and are recognized by our customers. Our core values are at the heart of our ability to create and respond to opportunities and fuel growth.

Our Nominating and Corporate Governance Committee intends that the Company’s current and future directors collectively have a mix of qualifications and experience necessary to understand and promote our industry and core values. We also seek directors who have integrity, judgment, leadership skills, and who commit their energy to the success of the Company. Our Nominating and Corporate Governance Committee also considers the slate as a whole, aiming for a well-rounded Board that reflects the expertise and values of the Company.

DIRECTOR NOMINEES

Below each nominee’s biography, we have included an assessment of the qualifications and experience of such nominee.

J.M. BERNHARD, JR.	Board Committees:	Company Positions:
Age: 57 Director Since: 1987	• Executive	• Chairman of the Board, Chief Executive Officer and President

Mr. Bernhard, our founder, has been our Chief Executive Officer and a director since the Company began in 1987. Mr. Bernhard served as our President from 1987 until 2003. Our Board re-elected him as President in November 2006, and he has continually served in that position ever since. He has been Chairman of our Board since August 1990. Prior to founding the Company, Mr. Bernhard was Vice President and General Manager of Sunland Services, a pipe fabrication and industrial construction company that the Company later acquired. He is also a member of numerous trade and civic organizations. He graduated from Louisiana State University in 1976 with a degree in Construction Management.

Under Mr. Bernhard’s leadership, the Company has grown dramatically through a series of strategic acquisitions. The Company has been named to the Fortune 500 list seven times and is one of the youngest companies to appear on such list. In addition, the Company has been recognized twice as one of the Fortune 500 Magazine’s “Most Admired Companies.” The Company also has been named “Contractor of the Year” by Associated Builders and Contractors.

Mr. Bernhard is our longest-serving Board member. For over 20 years, he has contributed to the Company his operational, financial and strategic experience garnered from his career and involvement in the fabrication, engineering, and construction industry. In addition to these qualifications, attributes and skills, Mr. Bernhard offers the perspective, institutional knowledge and deep understanding of our business. As the only member of our management to serve on our Board, Mr. Bernhard contributes a level of understanding of our Company not easily attainable by an outside director.

JAMES F. BARKER	Private Directorships:
Age: 64	• President, Clemson University
Director Since: January 2004

Mr. Barker has served as President of Clemson University since December 1999. He earned his bachelor of architecture degree from Clemson in 1970 and his master of architecture and urban design degree from Washington University in St. Louis in 1973. Before returning to Clemson in 1986 to serve as dean of the College of Architecture, he was dean of the School of Architecture at Mississippi State University.

As president of a large public university, Mr. Barker understands the management concerns created by varied interests and business units within one organization operating in a public domain. His ability to make policy and financial decisions for the entire organization under stakeholder stresses positively contributes to our Board’s deliberations. His experience administering and managing the finances of a university and of several non-profit organizations make him a valued member of our Board.

THOS. E. CAPPS	Board Committees:	Public Directorships:
Age: 76	• Audit	• Amerigroup Corp.
Director Since: July 2007		Private Directorships:
• Associated Electric & Gas Insurance Services Ltd.

Mr. Capps served as Chief Executive Officer of Dominion Resources, Inc. (NYSE: D) from January 2000 to December 2005; as President from September 1995 to December 2003; as Chairman from September 1995 to January 2000; as Vice Chairman of the board of directors from January 2000 to August 2000; and as President and Chief Executive Officer from September 1995 to January 2000. Dominion Resources is a publicly-held power and energy company that supplies electricity, natural gas and other energy sources and operates generation facilities. Mr. Capps is a member of the board of directors of Amerigroup Corp. (NYSE: AGR) of Virginia Beach, a publicly-held, managed-healthcare company, and Associated Electric & Gas Insurance Services Ltd., which operates as a non-assessable mutual insurance company in the U.S., offering insurance and risk management products and services to the utility and related energy industry.

Mr. Capps brings his nearly twenty year’s experience with Dominion Resources, Inc., to our Board. This knowledge of power sources, power generation and supply contributes to our Board’s understanding of both our clients’ and our Company’s needs and capacities. His enduring leadership as Chairman, President and CEO of Dominion Resources evidences his ability to manage a depth and breadth of public company matters. His experience supervising financial and accounting personnel and broad understanding of accounting principles, internal controls over financial reporting and audit committee functions are important contributions to our Audit Committee.

DANIEL A. HOFFLER	Board Committees:	Private Directorships:
Age: 63	• Compensation (Chair)	• Armada Hoffler
Director Since: January 2006	• Nominating and Corporate Governance

Mr. Hoffler is the chairman of the board of directors of Armada Hoffler, a premier commercial real estate development and construction organization located in Virginia, which he founded over 25 years ago. Before founding Armada Hoffler, Mr. Hoffler was employed as Vice President of Marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a Regional Manager for Dun and Bradstreet, a credit information provider. From 1992 through 1996, Mr. Hoffler served on the University of Virginia’s Board of Visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term in the Virginia Governor’s Advisory Board for Industrial Development for the Commonwealth of Virginia.

Mr. Hoffler’s vast experience in real estate development and construction and his understanding of debt and equity markets complements the experience and knowledge base of our other directors. His unique skill set relating to design-build collaborations and public/private partnerships combined with his understanding of financial markets assist our Board in evaluating creative and value-creating Company initiatives. As founder of his company, he understands issues relating to the growth of a business and the concerns involved in running a profitable company. His business leadership and experience in growing a company make him uniquely qualified to serve as the Chair of our Compensation Committee.

DAVID W. HOYLE	Board Committees:	Public Directorships:
Age: 72 Director Since: January 1995	• Audit • Nominating and Corporate Governance (Chair) • Executive	• Citizens South Banking Corporation
Government Positions: • Secretary of Revenue, North Carolina

For the past 25 years, Secretary Hoyle has been self-employed, primarily as a real estate developer. From 1992 until 2010, he served as a Senator in the North Carolina General Assembly. He served as chairman of the North Carolina Senate Finance Committee for 12 years. In October 2010, he was sworn in as Secretary of Revenue for the State of North Carolina. Secretary Hoyle is the chairman of the board of directors of Citizens South Banking Corporation, a bank holding company, and is the chairman emeritus of the board of directors of its wholly-owned subsidiary, Citizens South Bank. His government leadership and integrity serve the Company well in his capacity as Chair of the Nominating and Corporate Governance Committee.

Secretary Hoyle contributes his knowledge of banking, tax and real estate development issues and experience with financial management to our Board’s deliberations. His long tenure in the North Carolina Senate evidences his understanding of governance, leadership skills, and knowledge of working with government bodies. With 15 years’ service on our Board, his institutional knowledge and historical perspective are vital assets to our Board and our shareholders.

MICHAEL J. MANCUSO	Board Committees:	Public Directorships:
Age: 69	• Audit (Chair)	• SPX Corporation
Director Since: August 2006	• Executive	Former Public Directorships Held During the Past Five Years:
• LSI Logic Corporation
• CACI International Inc.

Mr. Mancuso was named Vice President and Chief Financial Officer of Computer Services Corporation (NYSE: CSC), a publicly-held leading provider of information technology and professional services to large corporations and governments, on December 1, 2008. In June 2006, after 13 years’ service, Mr. Mancuso retired from General Dynamics Corporation (NYSE: GD), a company engaged in the field of mission-critical information systems and technologies, land and expeditionary combat systems, armaments and munitions, shipbuilding and marine systems and business aviation. Mr. Mancuso had served as Senior Vice President and Chief Financial Officer of General Dynamics since 1994. Before joining General Dynamics, Mr. Mancuso spent seven years with United Technologies, where he served as Vice President and Chief Financial Officer for the Commercial Engine Business of the Pratt & Whitney Group. He joined United Technologies Defense and Space Systems Group in 1986 as Group Financial Manager, moved to the Aerospace and Defense Section in 1989 as Director, Financial Planning and Analysis, and spent three years as Vice President, Finance and Administration for the Hamilton Standard Division. His background also includes 21 years with General Electric. Mr. Mancuso also serves on the board of directors for SPX Corporation (NYSE: SPW), a publicly-held industrial manufacturer headquartered in Charlotte, North Carolina. From 2007 until 2009, Mr. Mancuso also served on the board of directors for LSI Logic Corporation (NYSE: LSI), a publicly-held leading provider of silicon systems and software technologies, headquartered in Milpitas, California. From 2007 until 2008, Mr. Mancuso also served on the board of directors for CACI International Inc. (NYSE: CACI), a publicly-held provider of information technology and professional services to the U.S. federal government and commercial markets in North America and internationally, headquartered in Arlington, Virginia.

Mr. Mancuso brings a strong background in operations, finance and financial reporting with large, blue chip, publicly traded companies to our Board. As Chief Financial Officer of a leading information technology company and former Chief Financial Officer of a major technology and defense company, he has the financial background and operational experience to understand and to provide guidance in evaluating complex business and financial issues facing large public companies. His strategic and financial perspective, and long involvement with government and international operations, brings a valuable perspective to our Board and to his leadership as chair of our Audit Committee.

ALBERT D. McALISTER	Board Committees:	Private Directorships:
Age: 60	• Compensation	• McAlister & McAlister
Director Since: April 1990	• Nominating and Corporate Governance	• President’s Advisory Board, Clemson University
• Executive

Since 1975, Mr. McAlister has been a partner in the law firm of McAlister &McAlister in Laurens, South Carolina. Mr. McAlister is a director of a private charitable foundation and a member of the Clemson University – President’s Advisory Board.

Mr. McAlister contributes to our Board the skills and experience gained from his years of legal service to various businesses and corporations and as a litigator. As a founder of his firm, he has sophisticated legal experience and a reputation for resolving complex legal matters. Having joined our Company at its inception, he is a repository of institutional knowledge and historical perspective and has been a key advisor to our management as we have grown from a start-up to a Fortune 500 company.

STEPHEN R. TRITCH	Board Committees:	Public Directorships:
Age: 62 Director Since: April 2009	• Nominating and Corporate Governance	• Koppers Holdings, Inc.
Private Directorships:
• PaR Systems
• Board of Trustees, University of Pittsburgh (Chair)
• Board of Trustees, Senator John Heinz History Center, Pittsburgh, PA
• UPMC Health System

Mr. Tritch is the retired Chairman of Westinghouse Electric Company (Westinghouse) and served in that capacity from July 1, 2008, to July 1, 2010. Westinghouse is a pioneering nuclear power company and a leading supplier of nuclear plant products and technologies to utilities throughout the world. From July 2002 to July 2008, Mr. Tritch served as President and Chief Executive Officer of Westinghouse. Mr. Tritch had been employed by Westinghouse since 1971. Mr. Tritch was appointed in 2007 by then-President George W. Bush to the President’s Export Council. Mr. Tritch is also chairman of the board of trustees at the University of Pittsburgh; first Vice Chairman of the UPMC Health System; a member of the board of trustees for the Senator John Heinz History Center in Pittsburgh for which he previously served as chairman until July 2010; and a member of the board of directors of Koppers Holdings, Inc. (NYSE: KOP), a publicly-held company and a leading producer of carbon compounds and treated wood products, headquartered in Pittsburgh, Pennsylvania. He is also a member of the board of PaR Systems, a privately-held robotic systems supplier, headquartered in Minneapolis, Minnesota.

Mr. Tritch’s experience with Westinghouse, a partner in many of our nuclear plant projects, makes him a valued member of our Board as our Company continues to grow in this field. He brings a wealth of knowledge about the nuclear power industry and understanding of the unique issues involved in this complex and historically significant industry sector. Mr. Tritch’s broad experience with nuclear power technology companies and his insight into global electric power production complement the spectrum of experience on our Board.

  CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles, which are available on our website at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link. The Corporate Governance Principles reflect our Board’s commitment to oversee the effectiveness of policy and decision-making both at the board and management level, with a view towards enhancing shareholder value over the long-term.

PROCESS FOR SELECTING DIRECTORS

In considering a candidate to include on our Board’s slate of director nominees, our Nominating and Corporate Governance Committee applies the qualifications set forth in our Corporate Governance Principles and evaluates nominees for the skills and qualifications identified above. Our Nominating and Corporate Governance Committee considers the candidate’s integrity, business acumen, experience in areas relevant to the Company’s businesses, ability to devote the time needed to be an effective director and a broad range of personal characteristics such as management skills and independent thinking. In addition, our Nominating and Corporate Governance Committee considers the various qualifications required by the SEC and the NYSE, such as independence and financial expertise (as defined by applicable SEC and NYSE rules).

Our Nominating and Corporate Governance Committee and our Board do not have formal diversity policies; however, our Corporate Governance Principles require that members of our Board bring a diversity of perspectives to our Board. Although our Nominating and Corporate Governance Committee focuses on obtaining diverse professional expertise on the Board rather than diverse personal characteristics, it recognizes the desirability of racial, ethnic and gender diversity and considers it a benefit when a new director can also increase the diversity of the Board as a whole. Our Nominating and Corporate Governance Committee also considers the diversity of high quality business and professional backgrounds.

In considering the candidates, our Nominating and Corporate Governance Committee considers the background and qualifications of the directors, as a group, and whether together they will provide an appropriate mix of experience, knowledge and attributes that will allow our Board to fulfill its responsibilities. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The director nominee biographies above demonstrate each nominee’s experience, qualifications, attributes, and skills which led our Nominating and Corporate Governance Committee and our Board to conclude that each nominee should continue to serve as a director of the Company. Each member of our Nominating and Corporate Governance Committee and our Board believe that each of the nominees has the individual attributes and characteristics required of our directors, and that the nominees as a group possess the skill sets and experience desired for our Board as a whole.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requesting Board members and others to submit recommendations, meeting from time to time to consider biographical information and background materials relating to potential candidates and interviewing (with Board members) selected candidates.

SHAREHOLDER-RECOMMENDED DIRECTOR CANDIDATES

Our Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in accordance with the criteria for director selection described above under “Process for Selecting Directors.” Shareholders recommending candidates for consideration should send their recommendations to: The Shaw Group Inc., General Counsel, 4171 Essen Lane, Baton Rouge, Louisiana 70809.

DIRECTOR INDEPENDENCE

The NYSE listing standards and the Company’s standards of independence enumerated in our Corporate Governance Principles require our Board to consist of at least a majority of independent directors. Only one director is a Company employee, and our Board has affirmatively determined that a majority of our current directors qualify as “independent” directors pursuant to the rules adopted by the SEC, the NYSE listing standards and our Corporate Governance Principles. The Company’s Corporate Governance Principles are available on our website at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link.

Under our Board’s standards for director independence, a director is considered independent if our Board affirmatively determines that the director has no direct or indirect “material relationship” with the Company, other than as a director or owner of shares of our common stock. When assessing the “materiality” of a director’s relationship, our Board considers all facts and circumstances, not just from the director’s viewpoint, but from that of the persons or organizations with whom or which the director has an affiliation. Our Board also considers the frequency and regularity of any services the director provides, whether provided at arm’s length in the ordinary course of business and substantially on the same terms to the Company as those prevailing at the time from unrelated third parties for comparable transactions. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. Our Board also considered the following transactions, relationships, and arrangements in determining director independence and determined that they were not material and did not impair independence:

(a) In the ordinary course of business, Shaw has made payments to an entity, which, among other things, supplies equipment to power plants, for which Mr. Mancuso serves as a director. The payments by Shaw to such entity have not, within any of the other entity’s three most recently completed fiscal years, exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues for such years.

(b) In the ordinary course of business, each of Shaw and another publicly-held company, for which Mr. Mancuso serves as an executive officer, formed lower tiered subsidiaries to engage in two separate joint ventures. In one of these joint venture entities, Shaw’s subsidiary has a 35% interest and the other joint venture entity has a 65% interest. One of the joint venture entities is a single purpose, limited liability company that services a U.S. government contract awarded through a competitive bidding process to provide maintenance and facilities management services at a military base located in Florida. Such joint venture entity was formed before Mr. Mancuso became an executive officer at the parent company level of the publicly-held company that is Shaw’s joint venture partner. Servicing the government contract is such joint venture entity’s only business. The second joint venture entity is also a single purpose entity, formed to service a single U.S. government contract awarded through a competitive bidding process. Servicing that government contract is also such joint venture entity’s only business.

Neither Shaw nor the other publicly-held company make payments to or receive payments from the other. Payments made by either joint venture entity to Shaw or to the other publicly-held company, for which Mr. Mancuso serves as an executive officer, have not exceeded (and are not expected to exceed) the greater of 2% of either company’s consolidated gross revenue or $1 million, nor do they exceed these amounts when combined. Mr. Mancuso does not serve and never has served as a director, officer, or employee of either of the joint venture entities.

Our Board has reviewed the above transactions and has affirmatively determined that Mr. Mancuso qualifies as an independent director.

Applying the standards listed above and on the basis of information solicited from our directors, our Board has affirmatively determined that the following directors currently qualify as independent, because they have no direct or indirect material relationship with the Company (other than being a member of our Board and owning shares of our common stock): Thos. E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister and Stephen R. Tritch. J.M. Bernhard, Jr., our Chairman, President, and Chief Executive Officer and James F. Barker are currently our only non-independent directors.

BOARD LEADERSHIP

J.M. Bernhard, Jr. currently serves as both the Chairman of our Board and Chief Executive Officer (CEO). Our Board does not have a policy regarding the separation of the roles of Chairman and CEO. Our Board believes that its current leadership structure is in the Company’s best interest and will continue to assess the merits of this structure based on regular assessments of the Company’s current condition and our Board’s overall composition. Our Board has determined that J.M. Bernhard, Jr., the Company’s founder and, as CEO, the individual with primary responsibility for managing the Company’s day-to-day operations, is highly qualified to serve in the combined role of Chairman and CEO because he is best positioned to lead the meetings of our Board, facilitate discussions, and provide direction on key business and strategy matters. Our Board believes that having Mr. Bernhard act in both roles is in the best interest of our shareholders at this time because it makes the best use of Mr. Bernhard’s extensive knowledge of the Company and our industry, as well as fostering greater communication between management and our Board.

Our Corporate Governance Principles provide that when the Chairman of our Board is not an independent director, the Chair of our Nominating and Corporate Governance Committee shall serve as the Lead Director, unless a majority of the independent directors designate another independent director to serve as Lead Director. The primary duties of the Lead Director are to: (i) preside over executive sessions of the independent directors and any Board meetings when the Chairman is not present; (ii) assist the Chairman with the preparation of the agenda for Board meetings and committee meetings; and (iii) serve as liaison between the independent directors and the Company and the Chairman and the CEO. The Lead Director is also authorized to engage in communications with shareholders as requested by our Board. Mr. Hoyle, Chair of our Nominating and Corporate Governance Committee, currently serves as our Lead Director.

BOARD RISK OVERSIGHT

As part of its oversight responsibilities, our Board regularly reviews and discusses with management the methods by which the Company assesses and mitigates enterprise risk. As part of routine meetings of our Board, management presents our Board with updates regarding the relative risks associated with key facets of the Company’s operations. The full Board focuses primarily on operational and financial risks related to project development and execution and relies on our Audit, Compensation, and Nominating and Corporate Governance Committees to monitor and report on those risks specific to the particular committee’s purview. Our Audit Committee reviews and discusses the effectiveness of policies and procedures that the Company develops to assess and mitigate risk relating to financial reporting, tax, liquidity, and capital resources. Our Audit Committee is responsible for monitoring the Company’s financial risk. Our Compensation Committee reviews and discusses the Company’s compensation programs, strategy, and philosophy to determine whether the programs mitigate or reduce compensation-related risks and whether the programs align with shareholders’ interests. Our Nominating and Corporate Governance Committee reviews and discusses appropriate corporate governance practices that mitigate regulatory risk. Additionally, because risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

SUCCESSION PLANNING

Our Nominating and Corporate Governance Committee is charged with identifying, periodically reviewing and re-assessing the qualities and characteristics necessary for an effective CEO and consulting with our CEO on senior executive management planning. Each year, members of our Board, our Nominating and Corporate Governance Committee and a select few employees who have a need to know, discuss in an executive session how to address unexpected occurrences (death, disability, resignation or removal) and temporary unplanned absences (such as a treatable illness). The positions reviewed include those executive officers who might succeed our CEO.

COMMUNICATIONS WITH DIRECTORS

General

Shareholders and other interested parties may contact our non-employee directors by sending an e-mail to board@shawgrp.com, or by writing to them at the following address: The Shaw Group Inc., Board of Directors, 4171 Essen Lane, Baton Rouge, Louisiana 70809. All e-mails and letters received by either of these two methods are categorized and processed by either our Vice President of Internal Audit, who reports directly to our Audit Committee, or by our Chief Compliance Officer, each of whom may forward on to our non-employee directors as warranted. For additional information, please see our website at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link.

Accounting, Internal Control and Auditing Matters

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control and auditing matters. An employee may file a complaint through several different avenues, including: (1) our non-employee director e-mail account (board@shawgrp.com); (2) our Speak Up line (1.888.337.7499); or (3) internally reporting the matter to a member of management, our Chief Compliance Officer or other employees of the Company designated in our Code of Corporate Conduct. Our Chief Compliance Officer is responsible for monitoring and reporting such complaints to our Audit Committee.

MEETINGS OF INDEPENDENT DIRECTORS; PRESIDING DIRECTOR

Our independent directors met separately three times during fiscal year 2011 in non-management executive sessions. The Chairman of our Nominating and Corporate Governance Committee, Secretary Hoyle, in his capacity as Lead Director, served as presiding director at each meeting of the independent directors. The independent directors will continue to meet in executive sessions without any members of management or any non-independent directors being present, pursuant to the rules promulgated by the NYSE.

DIRECTOR ATTENDANCE

We do not require our Board members to attend our annual meetings; however, the Corporate Governance Principles encourage directors to do so. Seven out of the eight current members of our Board attended last year’s annual meeting either in person or telephonically.

COMMITTEES OF OUR BOARD

Audit Committee

Our Audit Committee oversees our accounting, auditing, disclosure and financial reporting practices. We believe our Audit Committee members are highly qualified individuals with significant relevant experience. Our Audit Committee met five times during fiscal year 2011, and held periodic executive sessions separately with our Vice President of Internal Audit and our independent registered public accounting firm. Our Audit Committee also reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements before they are filed with the SEC, and meets with management to discuss our earnings announcements.

Our Board, in its business judgment, has determined that our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the rules and regulations of the SEC, the NYSE listing standards and our Corporate Governance Principles. Our Board has determined that each member of our Audit Committee has the requisite accounting and related financial management expertise under the NYSE listing standards. Additionally, our Board determined that Mr. Mancuso is qualified as an “audit committee financial expert” under the rules and regulations of the SEC. Our Board has adopted a written charter describing the roles and responsibilities of the Audit Committee. You may review the charter at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link.

Compensation Committee

Our Compensation Committee reviews and approves our compensation philosophy and objectives for corporate officers and other key management employees; reviews the competitiveness of our total compensation practices; determines the compensation and incentive awards to be paid to, and approves the compensation of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; and reviews and approves, if appropriate, employment agreements, and severance and change in control arrangements for corporate officers and other key management employees. Our Board has adopted a written charter describing the roles and responsibilities of the Compensation Committee, which includes the review of and recommendation to approve the Compensation Discussion and Analysis. You may review the charter at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link.

In July of 2010, the Compensation Committee retained Hewitt Associates to provide it with independent analysis and advice regarding compensation programs. During fiscal year 2011, Hewitt Associates spun off its executive compensation consulting group, which became Meridian Compensation Partners, LLC. Accordingly, the Compensation Committee elected to engage Meridian Compensation Partners, LLC (Hewitt Associates or Meridian Compensation Partners, LLC are referred to hereafter as “Meridian”). Neither provides any other services directly to the Company.

In June of 2011, our Compensation Committee replaced Meridian with Pay Governance LLC (“Pay Governance,” and together with Meridian, the “Compensation Consultant”). Pay Governance provides no other services directly to the Company.

Our Board, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the rules and regulations of the SEC, the NYSE listing standards, and our Corporate Governance Principles. Our Compensation Committee met five times during fiscal year 2011, and acted pursuant to a unanimous written consent in lieu of meeting on one occasion.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee reviews and approves directorship policies and practices from time to time; evaluates potential director candidates and recommends qualified candidates to the full Board; advises our Board on composition of the Board and committees of the Board; directs all matters concerning the Chief Executive Officer succession plan; and recommends and implements significant corporate governance matters. Our Board, in its business judgment, has determined that the Nominating and Corporate Governance Committee is comprised entirely of directors who satisfy the standards of independence established under the rules and regulations of the SEC, the NYSE listing standards, and our Corporate Governance Principles. In accordance with our Corporate Governance Principles and our Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee considers shareholder nominated directors on the same basis as it considers nominations from other sources. Shareholders may recommend candidates for our Nominating and Corporate Governance Committee to consider as potential director nominees by submitting the nominee’s name, biographical information, and background materials to: The Shaw Group Inc., Nominating and Corporate Governance Committee c/o General Counsel, 4171 Essen Lane, Baton Rouge, Louisiana 70809. The Nominating and Corporate Governance Committee will consider a recommendation only if the appropriate biographical information and background material is provided on a timely basis. Assuming that the appropriate biographical and background material is provided for candidates recommended by shareholders, our Nominating and Corporate Governance Committee will evaluate those candidates by following the same criteria used for candidates submitted by the members of our Board. Our Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a shareholder in accordance with the provisions of our By-Laws relating to shareholder nominations. To date, no shareholder has recommended a candidate for director nominee to our Nominating and Corporate Governance Committee or our Board.

Our Nominating and Corporate Governance Committee met four times during fiscal year 2011. Our Board has a written charter describing the roles and responsibilities of our Nominating and Corporate Governance Committee. You may review the charter at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link.

Executive Committee

Our Executive Committee provides an efficient means of considering matters and taking actions that may require the attention of our Board or our Board’s authorization when our Board is not in session. Except as provided by law, our Executive Committee possesses and may exercise all of the powers of our Board in the management and direction of all the business and affairs of the Company during the intervals between the meetings of our Board. Our Executive Committee met two times during fiscal year 2011.

The Board and Committees

Each of our current directors attended at least 75% of all meetings of the Board and 75% of all meetings of the committees of our Board on which he served during fiscal year 2011 or such shorter period of service. The following table shows the committee memberships of directors serving during fiscal year 2011 and the total number of meetings of our Board and its committees.

Director	Board	Audit	Compensation	Nominating & Corporate Governance	Executive
J.M. Bernhard, Jr.	CHAIR				•
James F. Barker(1)		•(1)	•(1)
Thos. E. Capps		•
Daniel A. Hoffler			CHAIR	•
David W. Hoyle	LEAD	•		CHAIR	•
Michael J. Mancuso		CHAIR			•
Albert D. McAlister			•	•	•
Stephen R. Tritch				•
FY 2011 Meetings	7(2)	5	6(3)	4	2

(1)	Mr. Barker ceased serving as a member of our Audit and Compensation Committees on February 24, 2011, when he was determined to no longer be independent.
(2)	Our Board acted by unanimous written consent twice during fiscal year 2011.
(3)	Our Compensation Committee acted by unanimous written consent once during fiscal year 2011. The charter of our Compensation Committee stipulates that actions by unanimous written consent constitute a meeting of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or at any time has been, employed by or served as an officer of the Company or any of our subsidiaries or had any substantial business dealings with the Company or any of our subsidiaries. None of our executive officers is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee of our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Our Board adopted a Related Persons Transaction Policy in August 2008 for the review, approval, or ratification of related person transactions. The policy applies to covered transactions exceeding or expected to exceed $25,000 in a calendar year in which the Company and a Related Person are participants. A Related Person is defined as: (1) a director or director nominee; (2) a senior officer of the Company or any of its controlled affiliates; (3) any shareholder owning more than 5% of our common stock (or any person owning more than 5% of the equity interests of any of our controlled affiliates); (4) a person who is an immediate family member of any of the foregoing; or (5) an entity that is owned or controlled by any of the persons noted in (1) through (4) of the policy. Our Related Persons Transaction Policy requires the approval of our Audit Committee for any transactions covered by the policy. This approval process is intended to be performed in advance of a covered transaction but may be subsequently ratified by our Audit Committee. Certain transactions qualify for standing pre-approval and need not be reported to our Audit Committee. These transactions include but are not limited to: (a) employment of executive officers; (b) director compensation; and (c) transactions with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares. They are pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the greater of $200,000 or 5% of that company’s total annual revenues. Any charitable contributions, grants or endowments by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director are pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 5% of the charitable organization’s total annual receipts. Transactions involving a competitive bid process also qualify for standing preapproval. The policy also requires reporting and disclosures as required by law.

Our current process for identifying transactions subject to our Related Persons Transaction Policy occurs through an annual survey requesting disclosure of existing related person transactions from certain employees, including all executive and managerial employees. Additionally, we request disclosure of any relationships with our employees, officers and directors on subcontractor pre-qualification forms. Our Code of Corporate Conduct also requires employees to avoid conflicts of interest and disclose any potential conflicts of interests. If potential related person transactions are identified, they are reviewed for compliance with the Related Persons Transaction Policy by our Chief Compliance Officer; if approval by our Audit Committee is required by the policy, we will solicit approval or ratification of the transaction by our Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee considers, among other factors (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and (2) the extent of the Related Person’s interest in the transaction.

Transactions

•

Employment of Mr. Chapman’s Son. During fiscal year 2011, the Company employed as a “Director of Coatings” David L. Chapman, Jr., son of David L. Chapman, Sr., President of our Fabrication & Manufacturing Group. David L. Chapman, Jr.’s compensation in fiscal year 2011 was approximately $172,000. He has been a Company employee since August 2002. We believe that David L. Chapman, Jr.’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties, and service to the Company.

•

Employment of Mr. Ray’s Son. During fiscal year 2011, the Company employed as a project accounting manager, Michael Lee Ray, son of Clarence L. Ray, Jr., CEO of our Power Group. Michael Lee Ray has been an employee of the Company since 2004, three years before his father, Clarence L. Ray, Jr., joined the Company in 2007. Michael Lee Ray’s compensation in fiscal year 2011 was approximately $136,000. We believe that Michael Lee Ray’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties, and service to us.

•

Donation to The Clemson University Foundation. In February 2011, the Company contributed $1.5 million to The Clemson University Foundation (Foundation). Clemson University has one of the nation’s premier engineering programs, featuring highly-regarded faculty, accomplished students and world-class facilities. The university is conducting critical research for the nuclear industry and training the next-generation nuclear workforce. Further, Clemson’s location in South Carolina is near one of the Company’s fabrication facilities and several projects, including nuclear-related projects, which are currently being constructed by the Company. James F. Barker, one of our directors, serves on the board of the Foundation and is President of the university. Because Mr. Barker may be viewed as having an indirect material interest in the donation to the Foundation, at its February 24, 2011, meeting, our Board determined that Mr. Barker may no longer be considered “independent,” and pursuant to our Related Persons Transaction Policy, pre-approved and ratified the donation.

CORPORATE GOVERNANCE PRACTICES

Our Corporate Governance Principles and revised and restated charters of our Audit, Nominating and Corporate Governance, and Compensation Committees establish the framework for our corporate governance. Copies of the current charters may be found on our website at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link. Our Corporate Governance Principles and committee charters are intended to assure that our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Additionally, our Corporate Governance Principles are intended to align the interests of directors and management with those of our shareholders. Our Corporate Governance Principles set forth Board practices with respect to Board composition and selection, Board meetings and involvement of senior management, CEO performance and succession planning, and Board committees and compensation.

Our Nominating and Corporate Governance Committee and our Board periodically review our Corporate Governance Principles, as well as our other corporate governance guidelines and procedures, to determine whether they should be revised to address recent changes in regulatory requirements and evolving governance practices. In addition, our Compensation Committee and our Board also periodically review and update our Executive Compensation Guidelines to determine whether any refinements or changes are required. Please refer to the “COMPENSATION DISCUSSION AND ANALYSIS” section below for a description of the Executive Compensation Guidelines.

The Company’s current practices and policies are summarized below.

Corporate Governance Principles

Our Corporate Governance Principles include, among other things:

•

Stock Ownership Guidelines for Directors. Independent directors should hold at least 25% of the shares of stock-based awards granted until departing from service to our Board, with flexibility for tax considerations.

•	Shareholder Rights Plan. Our Board determined that it was in our shareholders’ best interests to eliminate the Shareholder Rights Plan and terminated the plan, effective January 1, 2011.

•

Burn Rate. Our Board committed to shareholders that over the next three fiscal years, commencing on September 1, 2010, we would not grant a number of shares subject to options, stock appreciation rights or other stock awards to employees or non-employee directors at an average rate greater than 1.95% of the weighted average common shares outstanding. The total number of shares granted in fiscal year 2011 was 959,512 and accounted for 1.80% of the weighted average number of shares of common stock outstanding for fiscal year 2011.

•

Minimum Stock Ownership Guidelines. Our executive officers are subject to minimum stock ownership guidelines of six times (for our CEO) and two and one-half times (for our other executive officers) their base salary, respectively. As of August 31, 2011, all of our NEOs met their minimum stock ownership guidelines.

•	Minimum Vesting Requirements. Equity awards have a minimum vesting of no less than three years.

•

Director Status Change. An independent director who either retires from or changes the professional position held when initially elected to the Board shall notify our Board of the change and offer to resign. Our Board shall then, through the Nominating and Corporate Governance Committee, review the appropriateness of the director’s continued service to the Company. The director will maintain the position until the full Board acts on the Nominating and Corporate Governance Committee’s recommendation.

•	Director Participation in Board Education. Each of our directors should receive at least eight hours of director education training every twenty-four months.

Our Company has not adopted a holding period for stock option grants to executives, nor a holding period for restricted shares granted to executives.

Codes of Conduct

Our Board has formally adopted a Code of Corporate Conduct and an Insider Trading Policy, both of which apply to all of our employees, officers and directors. Our Board formally adopted a separate Code of Ethics for our Chief Executive Officer and Senior Financial Officers, which applies to our CEO, Chief Financial Officer, Chief Accounting Officer and all other senior financial and accounting executives. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Ethics for the Company’s CEO, Chief Financial Officer, Chief Accounting Officer and Controller, or persons performing similar functions, by posting such information on the Company’s website. There were no amendments to, or waivers of, any provision of the Code of Corporate Conduct or the Code of Ethics for the Company’s CEO, Chief Financial Officer, Chief Accounting Officer and Controller, or any persons performing similar functions during fiscal year 2011. Copies of these codes are available on our website at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link.

Governance Documents

If you would like further information about our corporate governance practices, you may view the following documents on our website at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link:

–	The Shaw Group Corporate Governance Principles
–	Audit Committee Charter
–	Compensation Committee Charter
–	Nominating and Corporate Governance Committee Charter
–	The Shaw Group Code of Corporate Conduct
–	Code of Ethics for Chief Executive Officer and Senior Financial Officers
–	Insider Trading Policy

We will provide any of the foregoing documents to our shareholders without charge upon request. Requests for these documents may be made to: The Shaw Group Inc., Chief Compliance Officer, 4171 Essen Lane, Baton Rouge, Louisiana 70809, or by telephone at 225.932.2500.

  INDEPENDENT REGISTERED PUBLIC   ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP (KPMG) as our independent registered public accounting firm to conduct our audits for the fiscal year ending August 31, 2012.

We engaged KPMG to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended August 31, 2007. The engagement of KPMG has been recommended by our Audit Committee and approved by our Board. Our Audit Committee has reviewed and discussed the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended August 31, 2011, and has recommended, and our Board has approved, their inclusion therein. For additional information, see “REPORT OF THE AUDIT COMMITTEE.”

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Louisiana law does not require shareholder ratification to proceed with the appointment, our Audit Committee and our Board are requesting, as a matter of policy, that our shareholders ratify the appointment of KPMG as our independent registered public accounting firm. Our Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the appointment, our Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain KPMG or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders or the Company.

A representative of KPMG will be present at the Annual Meeting to respond to appropriate questions from shareholders and to make a statement if the representative desires to do so.

Required Vote

A majority of the votes cast at the Annual Meeting of shareholders must vote “FOR” Proposal 2 to ratify our Audit Committee’s appointment of KPMG as our independent registered public accounting firm. The enclosed form of proxy provides a means for you to vote “For,” “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have no effect on the outcome of the vote on this proposal.

Board Recommendation

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

Independent Registered Public Accounting Firm Fees

The following table shows the fees related to the audit and other services provided by KPMG for the fiscal years ended August 31, 2011 and 2010:

	Fiscal Year 2011		Fiscal Year 2010
Audit Fees	$6,600,000	71%	$7,400,000	66%
Audit-Related Fees	1,075,000	12%	1,307,000	12%
Tax Fees	1,575,000	17%	2,382,000	22%
All Other Fees	—	0%	—	0%

Total	$9,250,000	100%	$11,089,000	100%

Audit Fees. Services within audit fees primarily include the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports and accounting and reporting consultations.

Audit-Related Fees. Services within audit-related fees primarily include statutory audits for our international subsidiaries and audits of certain joint ventures.

Tax Fees. Services within tax fees primarily include tax compliance services, tax advice, Form 5500 preparation, and tax planning.

KPMG did not perform any professional services related to financial information systems design and implementation for us in fiscal year 2011.

Pre-Approval of Audit and Permissible Non-Audit Services

Under the policy on pre-approval of services to be provided by our independent registered public accountants, as adopted by our Audit Committee and described below, our Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm as well as the fees charged for such services.

All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by our Audit Committee, which concluded that the provision of such services by KPMG were compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions.

Our Audit Committee is required to pre-approve the engagement of our independent registered public accountant to perform any services for the Company or its subsidiaries. This pre-approval is required to be obtained prior to the engagement of the independent registered public accountant. Our Audit Committee has determined to categorize the services that might be performed by the independent registered public accountant in the following list. For engagements to provide services included in “Level 1,” our Audit Committee must pre-approve the services. For engagements to provide services included in “Level 2,” our Audit Committee has delegated its full authority to any single member of our Audit Committee to pre-approve these services. All services pre-approved by a single member shall be reviewed by our Audit Committee at its following meeting.

Audit Services

Our Audit Committee will pre-approve the independent registered public accounting firm for recurring engagements annually as a matter of course. The Levels below are intended as minimums and generally would only be required for an unforeseen audit or for audit services performed outside of recurring annual audits.

Level 1

•	Audit of our annual consolidated financial statements, including quarterly reviews.
•	Any other audit services not specifically listed.

Level 2

•	Consents to include the independent registered public accounting firm’s report in our filings with the SEC
•	Comfort letters
•	Statutory audits of foreign subsidiaries
•	Audits of wholly-owned consolidated entities (e.g., Shaw Constructors for State Contractors’ Licenses)

Audit Related Services

Level 1

•	Audits of Employee Benefit Plans
•	Due diligence related to mergers & acquisition when fees exceed $200,000
•	Internal control reviews
•	Any other audit related services not specifically listed

Level 2

•	Due diligence related to mergers & acquisitions when fees do not exceed $200,000
•	Accounting assistance & audits in connection with proposed or consummated acquisitions when fees do not exceed $200,000
•	Consultation concerning financial accounting and reporting standards when fees do not exceed $200,000

Tax Services

Level 1

•	Tax compliance services related to our consolidated federal tax return
•	Any other tax services not specifically listed

Level 2

•	Tax payment planning services when fees do not exceed $200,000
•	Tax consultation and tax planning services when fees do not exceed $200,000

Other Services

Level 1

•	Any other services when fees exceed $100,000

Level 2

•	Any other services when fees do not exceed $100,000

Our Audit Committee recognizes that for certain engagements, such as due diligence assistance related to mergers and acquisitions, the total fees are usually unknown. In these circumstances, a single engagement may be approved at Level 2, and then as it becomes apparent that the fees will exceed the Level 2 limitations, a Level 1 “pre-approval” will need to be obtained. This provision is a practical recognition that certain engagements will require pre-approval in a very short time frame, while providing a reasonable limitation to ensure Level 2 pre-approval is provided for larger, more material engagements.

  REPORT OF THE AUDIT COMMITTEE

The Audit Committee, comprised entirely of independent directors, has reviewed and discussed with management and the independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended August 31, 2011. Management is responsible for establishing and maintaining adequate internal control over financial reporting, including evaluating the effectiveness of the design and operation of the Company’s disclosure controls and procedures. The Audit Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope of, plans for, and results of their respective audits. In accordance with the standards established by the Public Accounting Oversight Board, the independent registered public accounting firm is responsible for conducting an independent audit of the Company’s annual financial statements which are prepared in accordance with generally accepted accounting standards, and for issuing a report on the results of its audit. The Audit Committee is responsible for providing independent objective oversight of these processes.

The Audit Committee has also received from, and discussed with, the independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the Audit Committee, including those matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed its independence with the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2011. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2012.

Submitted by the Audit Committee of the Board of Directors,

Michael J. Mancuso, Chairman

Thos. E. Capps

David W. Hoyle

VOTING SECURITIES AND PRINCIPAL HOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on Schedule 13G or Schedule 13G/A filings with the SEC as of December 5, 2011, the table below shows the beneficial owners of more than 5% of our outstanding common stock. Unless otherwise indicated, ownership is presented as of the filing date with the SEC of the Schedule 13G or Schedule 13G/A and all shares of our common stock beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,428,861	(2)	9%
FMR LLC 82 Devonshire Street Boston, MA 02109	3,974,289	(3)	6%
Tradewinds Global Investors, LLC 2049 Century Park East, 20th Floor Los Angeles, CA 90067	9,242,556	(4)	13%

(1)	Based on 71,341,660 shares of our common stock outstanding as of December 5, 2011.
(2)	Based on the Schedule 13G/A filed with the SEC on February 8, 2011, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein.
(3)	Based on the Schedule 13G/A filed with the SEC on November 10, 2011, by FMR LLC (FMR), all of the shares reported are owned by investment advisory clients of FMR and its subsidiaries identified therein. To FMR’s knowledge, no such client has an interest relating to more than 5% of the total outstanding shares of our common stock. FMR reported that, as an investment advisor, it has sole voting power over 119,729 shares of our common stock, and sole investment power over 3,974,289 shares of our common stock.
(4)	Based on the Schedule 13G filed with the SEC on September 9, 2011, by Tradewinds Global Investors, LLC (Tradewinds), all of the shares reported are owned by investment advisory clients of Tradewinds. Tradewinds reported that, as investment advisor, it has sole voting power over 7,483,741 shares of our common stock, and sole investment power over 9,242,556 shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND NON-EMPLOYEE DIRECTORS

The following table sets forth the shares of our common stock beneficially owned, as of December 5, 2011, except as otherwise noted, by:

•	Each director, including nominees for election at the Annual Meeting;
•	Each named executive officer; and
•	All of our current directors and executive officers as a group.

The shareholders listed have sole voting and investment power with respect to shares beneficially owned by them, except as otherwise noted.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock (1)(2)	Shares Subject to Exercisable Options (3)	Total Shares of Common Stock Beneficially Owned (4)	Percent of Class (5)
Directors:
J.M. Bernhard, Jr. (Chairman, President and Chief Executive Officer)	1,167,638	1,306,275	2,473,913	3.5%
James F. Barker	7,294	13,159	20,453	*
Thos. E. Capps	7,335	8,481	15,816	*
Daniel A. Hoffler	16,001	10,659	26,660	*
David W. Hoyle (6)	32,929	17,487	50,416	*
Michael J. Mancuso	4,932	9,590	14,522	*
Albert D. McAlister (7)	214,897	17,487	232,384	*
Stephen R. Tritch	1,450	4,154	5,604	*
Named Executive Officers (other than Mr. Bernhard):
Brian K. Ferraioli	68,779	106,581	175,360	*
David L. Chapman, Sr. (8)	46,141	51,494	97,635	*
Gary P. Graphia	70,446	133,396	203,842	*
John Donofrio	9,949	19,720	29,669	*
All current directors, director nominees, named executive officers and current executive officers as a group (16 persons)	1,754,794	1,849,886	3,604,680	5.1%

*	Ownership is less than 1%
(1)	Includes shares over which the person or members of his immediate family hold or share voting and/or investment power and excludes shares listed under the column “Shares Subject to Exercisable Options.” For named executive officers, shares owned through our 401(k) Plan are included.
(2)	Includes restricted stock units awarded under our 2005 Director Plan or The Shaw Group Inc. 2008 Omnibus Incentive Plan, as amended (the Omnibus Plan), to our non-employee directors that may convert into shares of common stock within 60 days of December 5, 2011 (or by February 3, 2012), as follows: Mr. Barker — 1,463; Mr. Capps — 1,463; Mr. Hoffler — 1,463; Secretary Hoyle — 1,463; Mr. Mancuso — 1,463; Mr. McAlister — 1,463; and Mr. Tritch — 961. Includes restricted stock units awarded under our 2001 Employee Incentive Compensation Plan or our Omnibus Plan to employees that will convert into shares of common stock within 60 days of December 5, 2011 (or by February 3, 2012), as follows: Mr. Bernhard — 123,664; Mr. Ferraioli — 31,284; Mr. Chapman – 43,659; Mr. Graphia — 26,859; and Mr. Donofrio – 3,713. Restricted stock units do not have voting rights.
(3)	Includes shares underlying options granted by us that are exercisable at December 5, 2011, and shares underlying options that become exercisable within 60 days of December 5, 2011 (or by February 3, 2012).
(4)	Represents the total of shares listed under the columns “Shares of Common Stock” and “Shares Subject to Exercisable Options.”
(5)	Based on the number of total shares outstanding at December 5, 2011.
(6)	Includes 2,250 shares of common stock beneficially owned by Secretary Hoyle’s spouse.
(7)	Includes 92,169 shares beneficially owned by the Albert McAlister Revocable Trust (Mr. McAlister is Trustee), 27,764 shares beneficially owned by the Camille McAlister Trust (Mr. McAlister is Co-Trustee), 7,900 shares beneficially owned by the Albert McAlister 2001 Charitable Remainder Unitrust (Mr. McAlister is Trustee), 5,000 shares beneficially owned by the Albert McAlister 2008 Charitable Remainder Unitrust (Mr. McAlister is Trustee), 2,500 shares beneficially owned by Mr. McAlister’s spouse and 3,000 shares beneficially owned by A. Dial McAlister, Jr. Limited Partnership (Mr. McAlister and his son are partners).
(8)	Includes 2,482 shares beneficially owned by Mr. Chapman’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and certain beneficial owners of more than 10% of our common stock to file with the SEC reports of ownership (Form 3) and changes in ownership (Forms 4 and 5) of our common stock. The reporting persons are required to furnish us with copies of all reports filed pursuant to Section 16(a).

Based solely upon review of the SEC reports and written representations to us from certain reporting persons, we believe that during fiscal year 2011, all applicable filing obligations under Section 16(a) have been met by all of the reporting persons.

  COMPENSATION OF NON-EMPLOYEE   DIRECTORS

Our director compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment, and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program is also intended to recognize the time commitments and responsibilities associated with serving on the board of directors of a public company.

The form and amount of director compensation is periodically reviewed and assessed by our Compensation Committee. Our Compensation Committee reviews data concerning director compensation practices, levels, and trends for companies comparable to us in revenue, lines of business, and complexity. This data is provided by our Compensation Consultant. Changes to director compensation, if any, are recommended by our Compensation Committee to our Board for action. Employee directors are not compensated for service as a director.

Non-Employee Director Compensation

Fees Earned. For services rendered during fiscal year 2011, our non-employee directors received the following fees, as applicable:

•	Board Cash Retainer. $110,000 annual cash retainer, payable on a calendar year quarterly basis;

•	Audit Committee Chairman. $25,000 annual cash retainer, payable on a calendar year quarterly basis;

•	Compensation Committee Chairman. $5,000 annual cash retainer, payable on a calendar year quarterly basis;

•	Nominating and Corporate Governance Committee Chairman. $5,000 annual cash retainer, payable on a calendar year quarterly basis; and

•	Lead Director. $5,000 annual cash retainer, payable on a calendar year quarterly basis.

Equity Compensation. Consistent with our past practice, on January 18, 2011, each of our non-employee directors received under the Omnibus Plan (i) options to purchase 2,060 shares of our common stock with an exercise price of $38.59 per share (the last quoted sale price of a share of our common stock on the NYSE on the grant date), and (ii) 1,416 restricted stock units.

Our Compensation Committee and our Board approved the methodology used to determine the fiscal year 2011 equity awards to our non-employee directors under the Omnibus Plan. Each equity award had an aggregate value of $105,000, which, in order to mirror long-term equity incentive grants awarded to our executive officers, was allocated 50% to restricted stock units ($52,500) and 50% to non-qualified stock options ($52,500). Once the allocation of dollar values was determined, the actual number of options and restricted stock units was calculated. In determining the actual number of restricted stock units and options to be granted, our Compensation Committee relied upon a share valuation methodology developed and recommended by Meridian to determine an economic value for each equity award, based, in part, on the actual design features of the award, and assumptions relating to term and vesting schedule, among other factors.

The non-qualified stock options awarded in fiscal year 2011 under the Omnibus Plan vest in their entirety one year from the date of award. The restricted stock units awarded in fiscal year 2011 under the Omnibus Plan vest in three equal annual installments beginning on the first anniversary of the grant date. However, in the event a non-employee director ceases to be a member of our Board at any time after the one-year anniversary date of the award, the vesting is accelerated immediately.

Expense Reimbursement. We reimburse our non-employee directors for travel and out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings, other meetings on our behalf, and director education programs.

Stock Ownership Policy for Non-Employee Directors

Beginning January 1, 2010, our Corporate Governance Principles required each non-employee member of our Board to retain ownership of a minimum of 25% of the shares of stock-based awards received through our long-term equity incentive compensation plans, with flexibility for tax considerations, until the non-employee director retires or otherwise ceases serving as a member of our Board.

FISCAL YEAR 2011 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth information regarding fiscal year 2011 compensation for non-employee directors:

Non–Employee Director Compensation for the Fiscal Year Ended August 31, 2011

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
James F. Barker*	$110,000	$54,643	$38,687	$736	$204,066
Thos. E. Capps	110,000	54,643	38,687	736	204,066
Daniel A. Hoffler	115,000	54,643	38,687	753	209,083
David W. Hoyle	120,000	54,643	38,687	736	214,066
Michael J. Mancuso	135,000	54,643	38,687	736	229,066
Albert D. McAlister	110,000	54,643	38,687	736	204,066
Stephen R. Tritch	110,000	54,643	38,687	736	204,066

*	Mr. Barker ceased to serve on the Audit and Compensation Committees on February 24, 2011.
(1)	Amounts shown in this column reflect the total cash compensation earned by or paid to each non-employee director in fiscal year 2011 in connection with Board and Committee retainers.

(2)	This column represents the total grant date fair value, computed in accordance with Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC 718), of stock awards granted during fiscal year 2011. The fair value of stock awards is calculated using the last quoted sale price of a share of our common stock on the NYSE on the grant date.

As of August 31, 2011, our non-employee directors had the following aggregate number of unvested stock awards: Mr. Barker — 2,896; Mr. Capps — 2,896; Mr. Hoffler — 2,896; Secretary Hoyle — 2,896; Mr. Mancuso — 2,896; Mr. McAlister — 2,896; and Mr. Tritch — 2,394.

(3)	This column represents the total grant date fair value, computed in accordance with ASC 718, of stock options granted during fiscal year 2011. Assumptions used in the calculation of fair value are included in Note 13 to our audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended August 31, 2011.

As of August 31, 2011, our non-employee directors held the following aggregate number of outstanding (vested and unvested) option awards: Mr. Barker — 13,159; Mr. Capps — 8,481; Mr. Hoffler — 10,659; Secretary Hoyle — 17,487; Mr. Mancuso — 9,590; Mr. McAlister — 17,487; and Mr. Tritch — 4,154.

(4)	Represents gifts given to our directors. The gift program will terminate at the end of calendar year 2011.

  EXECUTIVE MANAGEMENT TEAM

The following provides information about our current executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by our Board or his earlier removal or resignation from office.

J.M. BERNHARD, JR.	Company Positions:
Age: 57	•Chairman of the Board of Directors
Shaw Employee Since: 1987	•President and Chief Executive Officer

For biographical information on Mr. Bernhard, see “Director Nominees.”

GEORGE P. BEVAN	Company Position:
Age: 64	•President, Environmental & Infrastructure (E&I) Group
Shaw Employee Since: September 1994

Mr. Bevan joined us in September 1994 as Vice President of Business Development. He held that position until February 1996, when he was appointed Executive Vice President of Corporate Development. Mr. Bevan served as Executive Vice President of Corporate Development until September 2003, when he was appointed as our Vice President of Government Affairs and President of one of our subsidiaries. He served in those positions until April 2005 and then again from May 2006 through March 2007. From April 2005 through May 2006, Mr. Bevan worked for us as a consultant on Hurricane Katrina and Rita related matters while he was employed by the Sterling group, a re-processor of PVC. In March 2007, Mr. Bevan was appointed President of the Infrastructure Division and then Commercial and State & Local Government (CSL) Division of our Environmental & Infrastructure Group. He served as CSL Division President until his June 2008 appointment as President of our Environmental & Infrastructure Group.

DAVID L. CHAPMAN, SR.	Company Position:
Age: 65	•President, Fabrication & Manufacturing (F&M) Group
Shaw Employee Since: April 2002

Mr. Chapman joined us in April 2002 as President of our Fabrication & Manufacturing Division, which is now known as the Fabrication & Manufacturing Group. Mr. Chapman has over 40 years of experience in the industrial fabrication business. From 1993 to 2002, Mr. Chapman was employed by Turner Industries Group, a large industrial contracting company, where he served as President of International Piping Systems, Turner International Piping Systems and International Painting Corporation.

JOHN DONOFRIO	Company Position:
Age: 50 Shaw Employee Since: October 2009	•Executive Vice President, General Counsel and Corporate Secretary

Mr. Donofrio joined us in October 2009. From 2005 to October 2009, Mr. Donofrio served as senior vice president, general counsel and chief compliance officer of Visteon Corporation, a leading global supplier of innovative products to automotive manufacturers. Previously, from 2000 to 2005, Mr. Donofrio was Vice President and General Counsel of Honeywell Aerospace, a global manufacturer of aerospace components and systems. Before joining Honeywell, he was a partner with the law firm of Kirkland & Ellis in Washington, D.C. and New York. Mr. Donofrio currently serves on the board of directors of FARO Technologies, Inc. (NASDAQ: FARO), a publicly-held leader in portable computer-aided measurement hardware and software headquartered in Lake Mary, Florida. Mr. Donofrio is also an Adjunct Professor of Law at Louisiana State University, where he teaches Corporate Governance.

BRIAN K. FERRAIOLI	Company Position:
Age: 56	•Executive Vice President and Chief Financial Officer
Shaw Employee Since: July 2007

Mr. Ferraioli joined us in July 2007 as our Executive Vice President, Finance, and served in that position until October 2007, when he was appointed to his current position. Immediately prior to joining us and since November 2002, Mr. Ferraioli served as Vice President and Controller of Foster Wheeler AG. Prior to that, and until November 2002, Mr. Ferraioli served in various corporate and operating unit executive financial positions with Foster Wheeler AG and with its subsidiaries in the U.S. and Europe. Foster Wheeler is a diversified engineering and construction company and power equipment supplier. Mr. Ferraioli is also a member of the Dean’s Advisory Council at Louisiana State University’s E.J. Ourso College of Business, and he serves on the Energy Advisory Council to the Federal Reserve Bank of Atlanta.

GARY P. GRAPHIA	Company Position:
Age: 49	•Executive Vice President
Shaw Employee Since: August 1999

Mr. Graphia joined us in August 1999 as our General Counsel and Corporate Secretary and served in that position until November 2006 when he was appointed Executive Vice President, Secretary and Chief Legal Officer. He served as our Executive Vice President, Corporate Secretary and Chief Legal Officer until May 2007, when he was appointed Executive Vice President, Corporate Development and Strategy, a position he held until December 22, 2008, when he was appointed Executive Vice President and Chief Operating Officer. Mr. Graphia held that position until October 31, 2011, when he was appointed to his current position of Executive Vice President with responsibilities for strategic initiatives, including corporate development, mergers and acquisitions and client relations.

JAMES GLASS	Company Position:
Age: 64	•President, Energy & Chemicals (E&C) Group
Shaw Employee Since: July 1970

Mr. Glass has worked with Shaw or Stone and Webster, which Shaw acquired, since 1970, most recently as Executive Vice President of the Energy & Chemicals Group prior to his current position as President. He has more than 40 years of general management and project execution experience covering the development, project management, engineering, procurement and construction of petrochemical, refinery and energy projects. Mr. Glass previously served as President of the Energy & Chemical Group’s Process Business. He also served as project director on the BASF-Sinopec joint venture grassroots ethylene plant in China from 2001-2004 and as managing director and chief executive officer of Stone & Webster Engineering Ltd. in the United Kingdom.

CLARENCE L. RAY, JR.	Company Position:
Age: 64	•Chief Executive Officer, Power Group
Shaw Employee Since: February 2007

Mr. Ray joined us in February 2007 as Executive Vice President of our Power Group and held that position until appointed to his current position. From April 2006 to January 2007, Mr. Ray served as Group Vice President, Construction and Project Management and, from January 2004 until April 2006, as Group Vice President and Chief Procurement Officer of the Procurement, Construction and EH&S departments for Duke Energy Corporation, a highly diversified energy holding company headquartered in Charlotte, North Carolina.

  COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (CD&A) explains how the Board’s Compensation Committee established goals, reviewed performance measures, and decided compensation for our Named Executive Officers (NEOs) in fiscal year 2011. The NEOs for fiscal year 2011 were:

•	J.M. Bernhard, Jr., Chairman of the Board of Directors, President and Chief Executive Officer;

•	Brian K. Ferraioli, Executive Vice President and Chief Financial Officer;

•	David L. Chapman, Sr., President, Fabrication & Manufacturing Group;

•	Gary P. Graphia, Executive Vice President and, during fiscal year 2011, Chief Operating Officer; and

•	John Donofrio, Executive Vice President, General Counsel and Corporate Secretary.

EXECUTIVE SUMMARY

We maintain several executive pay program design features and corporate governance practices to ensure a strong link between executive pay, Company performance and shareholder value. The following provides a brief overview of the more detailed disclosures set forth in this CD&A:

2011 Pay Outcomes Were Commensurate with 2011 Performance

Fiscal year 2011 base salary and incentive compensation is commensurate with the Company’s performance, reflecting the Company’s “pay-for-results” philosophy as described below:

•

No Base Salary Increases. Base salary increases, if any, are contingent on individual performance as well as overall business conditions of the Company. Because of the overall business performance of the Company, there were no increases in base salary for any of our NEOs from fiscal year 2010 to fiscal year 2011. In addition, there will be no salary increases for NEOs in fiscal year 2012.

•

No Annual Cash Incentive Compensation Earned. Commensurate with the Company’s performance, no awards were earned for our NEOs for fiscal year 2011 under our Management Incentive Program (MIP). The MIP awards are earned based upon our achievement of aggressive target levels of earnings before interest expense, income taxes, depreciation and amortization (EBITDA) and operating cash flow for fiscal year 2011, which were not achieved. The graphs below show the Shaw Consolidated financial results and corresponding impact on the MIP awards. For additional information on the weightings of MIP performance-based objectives for our business units, including Shaw Consolidated which impacted all but one of our NEOs for fiscal year 2011, see “Incentive Compensation and Other Programs” below. While no MIP award was “earned” per the terms of his employment agreement effective in 2007, the Company had contractually agreed to provide Mr. Chapman a guaranteed minimum MIP award for fiscal year 2011. During fiscal year 2011, his employment agreement was amended and his guaranteed minimum MIP has been eliminated starting in fiscal year 2012.

The Company has a long-standing history of MIP payouts being commensurate with performance results, as demonstrated over the prior three fiscal years: Our CEO and other Corporate NEOs did not earn any MIP for fiscal year 2011, and earned approximately 18% of target in fiscal year 2010 and 90% of target in fiscal year 2009.

•

Long-Term Incentive Compensation Tied to Stock Performance. Long-term incentive (LTI) awards granted in fiscal year 2011 were issued in the form of equity (stock options and restricted stock units) and vest over the next four years, providing ongoing alignment with shareholders based on the Company’s future stock price performance. This alignment is evident in the fact that all outstanding stock options granted since fiscal year 2010 (representing 50% of the LTI awards) currently have no value, as they are at exercise prices that exceed current market prices, and the remaining 50% of the annual LTI awarded in restricted stock are trading at levels less than the original grant values. Thus, our executives, like our shareholders, have been impacted by our stock’s performance.

Pay For Results Philosophy

Over 70% of the NEOs’ annual target total compensation is performance-based, with the amount realized, if any, based on annual financial results (annual cash incentives) or multi-year stock price performance (long-term incentives).

•

Target Compensation. Target compensation levels are set higher than average, commensurate with the Company’s setting of aggressive MIP target goals to incentivize executives, and to attract and retain high-caliber, industry-leading executives.

•

Actual Compensation. Actual compensation levels are commensurate with actual Company and individual performance. In fiscal year 2011, actual compensation was 23-33% below target compensation levels for all of our NEOs, except Mr. Chapman, reflecting our pay-for-results philosophy. Mr. Chapman had a residual contractual obligation entitling him to a guaranteed minimum MIP award for fiscal year 2011, which has been eliminated for fiscal year 2012 and beyond.

Compensation Best Practices

Over the past two years, the Compensation Committee, in conjunction with executive management, has performed a detailed annual assessment of the key elements of our executive compensation program. As a result of these assessments, the Company has continued to strengthen our executive compensation practices to ensure a strong link between executive pay, Company performance, and shareholder value. The Committee and the Board have adopted Executive Compensation Guidelines (the Guidelines) memorializing several of these practices, some of which are highlighted below.

Implemented prior to fiscal year 2011:

•

Minimum Vesting Requirements. Equity awards will have a minimum vesting of no less than three years. The Company’s historic and fiscal year 2011 equity awards include a vesting period of four years, which is longer than the more common market practice and the Company’s minimum vesting period of three years.

•

Minimum Stock Ownership Guidelines. Our executive officers are subject to minimum stock ownership guidelines of six times (for our CEO) and two and one-half times (for our other executive officers) their base salary, respectively. As of August 31, 2011, all of our NEOs meet the minimum stock ownership guidelines.

•

No Future Guaranteed MIP Payments for Executive Officers. In fiscal year 2011, we did not amend or enter into any new employment agreements containing a future guaranteed MIP payment. Additionally in fiscal year 2011, we amended Mr. Chapman’s employment agreement to remove guaranteed MIP payment obligations.

•

No Company-Paid Personal Use of Corporate Aircraft. Personal use of corporate aircraft by executive officers, except our CEO, must be paid in advance by the executive officer. Our CEO is allowed personal use of corporate aircraft in order to ensure his personal safety, minimize his time away from the office and to compensate for the limited number of commercial flights into and out of the local airport in Baton Rouge, Louisiana.

•

Excise Tax Gross-Up Provisions. Executive officers will not receive additional compensation to cover the cost of taxes assessed, if any, on perquisites. Exceptions to this general guideline include taxes associated with relocation and change in control provisions included in certain employment agreements existing prior to the Board adopting the Guidelines. No new or amended employment agreements in fiscal year 2011 included excise tax gross-up provisions, and we have amended certain executive employment agreements to remove the excise tax gross-up provision as noted below.

Implemented in fiscal year 2011:

Mr. Chapman’s employment agreement was amended to remove the excise tax gross-up provision and his guaranteed MIP award beginning in fiscal year 2012.

•

Burn Rate Commitment. The Company has committed to limiting the amount of shares granted to employees and non-employee directors over fiscal years 2011 to 2013 to stock awards that average 1.95% or less of the weighted average common shares outstanding. In fiscal year 2011, the Company granted stock awards at a rate of 1.80% of weighted average common shares outstanding.

•

Clawback Policy. The Company created a clawback policy to include all executive officers, in addition to the Chief Executive Officer and Chief Financial Officer, who had been subject to clawback provisions under the Sarbanes-Oxley Act of 2002.

Implemented in fiscal year 2012:

A detailed assessment of contractual obligations as it pertains to our employment agreements was performed by the Compensation Committee, in conjunction with executive management and our Compensation

Consultant, in the latter part of fiscal year 2011 and first quarter of fiscal year 2012. As a result of these assessments, the Company implemented the following changes to our CEO’s employment agreement on December 12, 2011.

•

Eliminated Tax Gross-Up in CEO’s Employment Agreement. The Company removed a tax gross-up provision which would have been applicable if any payment or benefit in connection with a change in control would have constituted an “excess parachute payment” under 280G of the Internal Revenue Code, and replaced it with a “net best” provision.

•

Converted CEO’s Deferred Compensation Award. The Company converted a $15 million, plus accumulated interest, deferred compensation award that was owed to Mr. Bernhard to a Supplemental Executive Retirement Plan (SERP). There are no changes in the economics or timing of payments as part of this conversion; however, the conversion to a SERP is fully compliant with Section 409A of the Internal Revenue Code and eliminates prior misconceptions associated with the language in his employment agreement regarding the deferred compensation award and non-compete provision. Mr. Bernhard’s SERP is near the market median for company-provided retirement benefits for long-service CEOs, including founders, of similarly-sized companies.

Effective for fiscal year 2012, we have modified our LTI program to further align with our “pay-for-results” philosophy by implementing a TSR Performance Plan (defined below).

•

Revision of Long-Term Incentive Compensation Program. Beginning in fiscal year 2012, executive officers will participate in a new long-term incentive award program under the Omnibus Plan featuring a relative total shareholder return performance cash plan (TSR Performance Plan) combined with restricted stock units (RSUs). As part of this long-term incentive program change, we have eliminated stock options for fiscal year 2012, further ensuring compliance with our burn rate commitment. Following this initial transition year, the TSR Performance Plan will account for 50% of each executive’s long-term incentive target award.

Under the TSR Performance Plan, Shaw’s total shareholder return (TSR) will be compared to the TSR of eight other engineering, procurement, construction and installation companies, collectively referred to as the “TSR Peer Group,” over a three-year performance period. TSR was selected as the performance measure to align with our shareholders’ interests, given that TSR is a direct measure of the Company’s stock price returns to shareholders, and is easily comparable to the TSR Peer Group. The TSR Peer Group is comprised of eight companies specific to Shaw’s industry sector with whom we internally compare ourselves and whom analysts who track Shaw’s performance also monitor. Additionally, it is these companies we continually compete with for talent. This list differs from the Peer Group that we use for competitive compensation benchmarking purposes, which is discussed in “Executive Compensation Comparative Analysis” below.

TSR Peer Group
Chicago Bridge & Iron Co.
Fluor Corporation
Foster Wheeler AG
Jacobs Engineering Group Inc.
KBR Inc.
The Babcock & Wilcox Company
Tetra Tech Inc
URS Corporation

COMPENSATION PHILOSOPHY, OBJECTIVES, PLANS AND PROGRAMS

The Company’s executive compensation philosophy is designed to:

•

Maximize shareholder value by recruiting, incentivizing and retaining top executive leadership with the skills to enable the Company to achieve our long- and short-term business goals, thus aligning the interests of our executives with those of our shareholders; and

•

Provide a balanced mix of base salary, annual cash incentives and long-term equity incentives, emphasizing performance-based compensation that generally targets to provide actual compensation between the 50th and 75th percentile of our Peer Group (as defined below), consistent with our performance.

The elements of our compensation program help us to realize our compensation philosophy and objectives:

•	Base Salary. Base salary provides a competitive and stable component of income to our executives, as a majority of their total compensation is variable from year to year.

•

Annual Cash Incentive Compensation under the MIP. This program provides competitively based short-term incentive opportunities for our executives to earn annual cash awards for achieving financial, operational and strategic benchmarks that are established by the Compensation Committee each fiscal year. See “Incentive Compensation and Other Programs” for additional details regarding goal setting and determination of MIP awards.

•

Long-Term Incentive Compensation. Long-term incentive compensation ensures that our executives’ interests are aligned with those of our shareholders. During fiscal year 2011, long-term equity incentive compensation was comprised of 50% stock options and 50% restricted stock units with a four-year vesting period. The allocation of stock options and restricted stock units incorporates both retention and an incentive to increase the stock price into the overall compensation program. For fiscal year 2012, the Company has further strengthened the “pay-for-results” component of our long-term incentive compensation program by implementing a TSR Performance Plan. For further discussion, see “Incentive Compensation and Other Programs” below.

•

Benefits and Other Compensation. Our benefit and other compensation programs comprise a minimal portion of our NEOs total annual compensation and all programs offered, including perquisites, are in line with standard market practices.

See “Compensation Discussion of Our Named Executive Officers” for additional information regarding the elements of compensation of our NEOs.

ROLE OF COMPENSATION COMMITTEE

Our Board has delegated to the Compensation Committee the primary responsibility for overseeing our executive compensation program. In performing this duty, the Compensation Committee takes the following actions in the first quarter of each fiscal year regarding the actual performance for the fiscal year most recently completed and recommendations for the newly began fiscal year:

Approval of Total Compensation for our Named Executive Officers and Other Key Executives. The Compensation Committee reviews and discusses a schedule of our key executives’ compensation, including the following for each executive:

•	Analysis of compensation elements: base salary, target and actual annual cash incentive compensation, long-term incentive compensation and total target and actual compensation;

•

Comparative compensation analysis for each compensation element showing actual amount versus target and market amounts for the most recently completed fiscal year and recommendations for the newly began fiscal year;

•	Competitive market information for the prior and current fiscal year at the 50th and 75th percentiles for our Peer Group (as defined below);

•	A summary of the annual performance of the executive; and

•	A summary of key elements of the employment agreement, if any, and executive benefits.

Administration of Equity Plans. The Compensation Committee discusses, determines and approves:

•	Our available share pool and the appropriate mix of long-term incentive components to achieve our compensation objectives, including actual and projected annual burn rate for equity grants.

Establishment of Performance Goals and Review of Achievements. The Compensation Committee discusses, determines and approves:

•	The achievement of the prior fiscal year’s financial and operational performance goals and approval of awards under MIP;

•	The establishment of financial and operational performance goals that will serve as the benchmarks for the annual cash incentive compensation (MIP) for the new fiscal year; and

•	The performance measure and defined Peer Group that will serve as the benchmarks for any long-term incentive compensation awards, including awards under our new TSR Performance Plan.

When establishing these goals, the Compensation Committee considers, among other things, management’s recommendation, the prior fiscal year’s goals and actual performance and the current fiscal year’s goals and alignment with Company and shareholder interests.

Assessment of Compensation Risk. The Compensation Committee also reviews and discusses with management the compensation risk analysis conducted to determine whether the Company has any compensation programs that are reasonably likely to have a material adverse affect on the Company. During fiscal year 2011, a detailed analysis was performed where each compensation element and program was categorized and then analyzed for potential risk on a scale of low, moderate and high for the following: (i) program design and metrics; (ii) compensation mix and time horizon; (iii) compensation process around design, award determination, and payouts; (iv) compensation program governance and oversight; and (v) mitigating controls. At the conclusion of our assessment, we determined that our compensation elements and programs have an appropriate mix of: (i) short-term compensation: annual base salary and cash incentives that have a pay-for-results program design, which includes an annual employee performance evaluation process before consideration of base salary merit increases, and set metrics for our cash incentive programs that include earnings and cash flow at both the consolidated and business unit levels in addition to discretionary factors such as safety performance, legal, and regulatory compliance as examples; (ii) long-term compensation: equity, cash and non-qualified deferred compensation, including the addition of a total shareholder return performance program design beginning in fiscal year 2012, and all provide retention to key talent; and (iii) benefits that are offered at appropriate levels. Therefore, we have concluded that the Company does not have any compensation programs that are reasonably likely to have a material adverse affect on the Company.

ROLE OF EXECUTIVE OFFICERS IN THE COMPENSATION PROCESS

Annually, the Chief Executive Officer and Senior Vice President of Human Resources make a compensation recommendation to the Compensation Committee for certain key executives, including each of the other NEOs. Their compensation recommendation is based on a review of the competitive market assessment for our executive officers, individual performance for each executive officer and the overall performance of the Company and business unit, if applicable. The compensation recommendation for the Chief Executive Officer is prepared by the Senior Vice President of Human Resources and is based on the competitive market assessment and the overall performance of the Company. (For discussion on the competitive market assessment, see “Executive Compensation Comparative Analysis” below.) These recommendations are the basis of discussion with the Compensation Committee; however, the Compensation Committee has final decision-making authority and approves the executive compensation program and the level of equity, cash, or incentive compensation to be awarded. There were no compensation increases for any of our NEOs, including our Chief Executive Officer, for fiscal years 2011 and 2012.

Meetings of the Compensation Committee discussing compensation strategies, program design and corporate governance matters are generally attended by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, the Senior Vice President of Human Resources, and, when requested by the Committee, the Committee’s Compensation Consultant. The Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel did not attend the Compensation Committee meeting where the fiscal year 2011 annual cash incentive awards and fiscal year 2012 base salary, target MIP and target LTI levels were approved for our executive officers, including our NEOs. This meeting was attended by our Compensation Committee members and the Senior Vice President of Human Resources.

ROLE OF COMPENSATION CONSULTANT

Annually, the Compensation Committee engages an independent third-party consultant to provide advice on the design, administration and monitoring of the Company’s executive compensation programs. The Compensation Consultant provides data and recommendations for compensation programs that are compliant with applicable regulations, performance driven, cost effective and aligned with our overall compensation philosophy. Specifically, the Compensation Consultant provides guidance to our Compensation Committee on competitive compensation benchmarking and annual performance compared to our Peer Group (as defined below). For further discussion of these processes, see “Executive Compensation Comparative Analysis” below.

During fiscal year 2011, the Compensation Committee, with management’s assistance, conducted a competitive evaluation process during which the Committee considered several national compensation consulting firms. Based on the results of this process, the Compensation Committee directly engaged Pay Governance for executive compensation advisory services for the fourth quarter of fiscal year 2011. Meridian provided executive compensation advisory services for the first three quarters of fiscal year 2011, including but not limited to, executive compensation comparative analysis discussed below. Meridian and Pay Governance have not provided, and will not provide in the future, other services for the Company.

EXECUTIVE COMPENSATION COMPARATIVE ANALYSIS

Comparative Analysis

As part of its executive compensation advisory role, Meridian provided a competitive market assessment of our executive compensation programs for fiscal year 2011. The assessment: (i) provided an overview of the competitiveness of our executive compensation program; (ii) measured the value of each pay component relative to the market; and (iii) developed a framework for executive compensation planning and decisions. Meridian examined two groups: (a) the Heavy Industrial group consisting of 16 similarly-sized companies specializing in engineering, construction, environmental services and manufacturing industries (Peer Group), and (b) the Industry group, consisting of 12 direct industry peers providing related engineering, construction and environmental services, used for informational purposes only. Meridian obtained the information for the Peer Group from a proprietary third-party database and the Industry group through the most recently filed proxy data for the Chief Executive Officer, the Chief Financial Officer and the next three highest paid officers.

There is usually only one incumbent for each executive officer position; therefore, in order to provide an appropriate sample size for competitive benchmarking, a larger comparator group is needed. Thus, we have chosen the Heavy Industrial group as our Peer Group, even though we may not be compared to or compete directly with some of these companies for talent or client contracts. The companies in this group are similarly-sized in our general industry, and executive management in these companies possess similar qualifications to our executive officers. The Industry group is comprised of companies with whom we directly compete for talent and/or specific client contracts.

The comparison groups consisted of the following companies:

Peer Group - Heavy Industrial Group	Industry Group
Air Products and Chemicals Inc.	Aecom Technology Corporation
AMSTED Industries Inc.	Cameron International Corporation
Ball Corporation	Chicago Bridge & Iron Co.
Cameron International Corporation	Cooper Industries PLC
Chicago Bridge & Iron Co.	Emcor Group Inc.
Cooper Industries PLC	Fluor Corporation
Cummins, Inc.	FMC Technologies Inc.
Dover Corporation	Foster Wheeler AG
Fluor Corporation	Jacobs Engineering Group Inc.
FMC Technologies Inc.	KBR Inc.
Foster Wheeler AG	McDermott International Inc.
KBR Inc.	URS Corporation
Kennamental Inc.
McDermott International Inc.
Rhodia ADR
Valmont Industries, Inc.

Although the elements of the compensation paid to executive officers varies among the companies in the Peer Group, we recognize that we deliver a relatively larger portion of compensation in cash than do our Peer Group companies. The primary reason for this is that we have limited shares available to make equity grants and are thus focused on managing our share burn rate. In addition, our Chief Executive Officer already maintains a large equity stake in the Company, thus the Compensation Committee allocates a relatively larger portion of target compensation to our annual cash incentive plan than do some of our Peer Group companies. The Compensation Committee applies this approach consistently across other executive positions. For these reasons, our performance-based cash component of total compensation is disproportionate relative to the overall Peer Group. See “Compensation Discussion of our Named Executive Officers” for further information regarding each NEO’s target and actual total compensation for 2011.

COMPENSATION DISCUSSION OF OUR NAMED EXECUTIVE OFFICERS

Fiscal Year 2011 Target Total Compensation for our Named Executive Officers

The Compensation Committee generally targets total NEO compensation to range between the 50th and 75th percentiles of our Peer Group. Actual executive compensation depends on actual Company and individual performance. The Compensation Committee, with management’s input, believes that setting challenging targets will encourage executives to perform their best. As illustrated by the chart below, our cumulative actual total compensation for fiscal year 2011 for all NEOs is at about the 50th percentile for our Peer Group. (For long-term incentives, the actual value, which is not known until full vesting after four years, is assumed to equal the target amount.) Thus, while target compensation tends to reach at or above the 75th percentile, due to the aggressive targets that the Company sets, actual compensation follows actual performance, which has tended to trail target.

J.M. Bernhard, Jr.

Mr. Bernhard’s target total compensation for fiscal year 2011 was $10,000,000 and is unchanged from fiscal year 2010. Since 1987, through Mr. Bernhard’s leadership as founder, Chief Executive Officer, President and Chairman of the Board, the Company has grown from a local industrial pipe fabrication and manufacturing business to a Fortune 500 company that is among the premier engineering and construction companies in the world. Since 2005, under his leadership and guidance through strategic acquisitions and business ventures, our revenues increased from $3.3 billion to $5.9 billion and we have expanded our workforce from 19,000 to 27,000 globally.

J.M. Bernhard, Jr. Elements of Compensation	Fiscal Year 2011 Target Compensation		Fiscal Year 2011 Actual Compensation		Market Position (1)

					(below) 50th (between) 75th (above)
Annual Base Salary	$2,000,000	(5)	$2,000,000	(2)		A
Annual Cash Incentive Compensation	$3,300,000		$0	(2)	A	T
Long-Term Equity Incentive Compensation (3)	$4,700,000		$4,700,000		T

Total Compensation, Excluding Other Compensation (4)	$10,000,000		$6,700,000		A	T

(1)	Market Position of Peer Group for Chief Executive Officer for companies with revenues of $6.9 billion; compensation components are shown on the chart to indicate placement against market position with “T” representing target compensation and “A” representing actual compensation.
(2)	For further discussion of Fiscal Year 2011 Actual Compensation amounts for base salary and annual cash incentive compensation, please see “EXECUTIVE COMPENSATION” below.
(3)	Fiscal Year 2011 Actual Compensation amount for Long-Term Equity Incentive Compensation represents the value of equity at the time of award by the Compensation Committee, based on Meridian’s recommended valuation methodology used for the Peer Group, and does not equal the grant date fair value as computed for financial reporting purposes in accordance with ASC 718. For further discussion of grant date fair value as computed in accordance with ASC 718, see “EXECUTIVE COMPENSATION” below.
(4)	Total compensation excludes all other compensation reflected in the “Summary Compensation Table for the Fiscal Years Ended August 31, 2011, 2010 and 2009” and reflects differences in long-term equity incentive compensation valuations.
(5)	Current Annual Base Salary.

Brian K. Ferraioli

Mr. Ferraioli’s target total compensation for fiscal year 2011 was $2,850,000 and is unchanged from fiscal year 2010. Mr. Ferraioli, our Executive Vice President and Chief Financial Officer, was recruited from another engineering and construction company in 2007 because of his industry experience, unique qualifications and focus on key financial matters. Over the last four years, Mr. Ferraioli has made numerous strategic personnel and policy changes within our organization to enable our continued growth and success. More recently, under his leadership: (i) we have amended our credit facility for lender commitments up to $1.45 billion; (ii) we have increased our cash and short-term investment balance from $0.9 billion at August 31, 2008 to $1.2 billion at August 31, 2011, and repeatedly generated strong operating cash flows; and (iii) Standards & Poor’s increased the Company’s credit rating to an investment grade of BBB- with a stable outlook.

Brian K. Ferraioli Elements of Compensation	Fiscal Year 2011 Target Compensation		Fiscal Year 2011 Actual Compensation		Market Position (1)

					(below) 50th (between) 75th (above)
Annual Base Salary	$650,000	(5)	$650,000	(2)			A
Annual Cash Incentive Compensation	$800,000		$0	(2)	A		T
Long-Term Equity Incentive Compensation (3)	$1,400,000		$1,400,000			T
Total Compensation, Excluding Other Compensation (4)	$2,850,000		$2,050,000		A		T

(1)	Market Position of Peer Group for Chief Financial Officer for companies with revenues of $6.9 billion; compensation components are shown on the chart to indicate placement against market position with “T” representing target compensation and “A” representing actual compensation.
(2)	For further discussion of Fiscal Year 2011 Actual Compensation amounts for base salary and annual cash incentive compensation, please see “EXECUTIVE COMPENSATION” below.
(3)	Fiscal Year 2011 Actual Compensation amount for Long-Term Equity Incentive Compensation represents the value of equity at the time of award by the Compensation Committee, based on Meridian’s recommended methodology used for the Peer Group, and does not equal the grant date fair value as computed for financial reporting purposes in accordance with ASC 718. For further discussion of grant date fair value as computed in accordance with ASC 718, see “EXECUTIVE COMPENSATION” below.
(4)	Total compensation excludes all other compensation reflected in the “Summary Compensation Table for the Fiscal Years Ended August 31, 2011, 2010 and 2009” and reflects differences in long-term equity incentive compensation valuations.
(5)	Current Annual Base Salary.

David L. Chapman, Sr.

Mr. Chapman’s target total compensation for fiscal year 2011 was $2,950,000 and is unchanged from fiscal year 2010. Mr. Chapman joined Shaw in 2002 and has been serving as President of our Fabrication & Manufacturing business unit since 2002. Fabrication & Manufacturing consistently provides our highest operating profit margins as compared to our other business units. Under his leadership, we have expanded our fabrication and manufacturing operations into Mexico, constructed a new facility in the United Arab Emirates and began operating a fabrication facility in Brazil through a joint venture. We are also evaluating additional global markets for possible expansion. Mr. Chapman is also responsible for beginning operations on our nuclear modular facility in Lake Charles, Louisiana.

David L. Chapman, Sr. Elements of Compensation	Fiscal Year 2011 Target Compensation		Fiscal Year 2011 Actual Compensation		Market Position (1)
					(below) 50th (between) 75th (above)
Annual Base Salary	$750,000	(5)	$750,000	(2)	A
Annual Cash Incentive Compensation	$1,000,000		$750,000	(2)	T, A
Long-Term Equity Incentive Compensation (3)	$1,200,000		$1,200,000		T
Total Compensation, Excluding Other Compensation (4)	$2,950,000		$2,700,000		T, A

(1)	Market Position of Peer Group for president of a business unit with revenues of $0.47 billion; compensation components are shown on the chart to indicate placement against market position with “T” representing target compensation and “A” representing actual compensation.
(2)	For further discussion of Fiscal Year 2011 Actual Compensation amounts for base salary and annual cash incentive compensation, please see “EXECUTIVE COMPENSATION” below.
(3)	Fiscal Year 2011 Actual Compensation amount for Long-Term Equity Incentive Compensation represents the value of equity at the time of award by the Compensation Committee, based on Meridian’s recommended methodology used for the Peer Group, and does not equal the grant date fair value as computed for financial reporting purposes in accordance with ASC 718. For further discussion of grant date fair value as computed in accordance with ASC 718, see “EXECUTIVE COMPENSATION” below.

(4)	Total compensation excludes all other compensation reflected in the “Summary Compensation Table for the Fiscal Years Ended August 31, 2011, 2010 and 2009” and reflects differences in long-term equity incentive compensation valuations.
(5)	Current Annual Base Salary.

Base salary, annual cash incentives, long-term equity incentive compensation and total compensation for Mr. Chapman were above the 75th percentile. Mr. Chapman’s industry expertise and leadership has enabled the Fabrication & Manufacturing business unit to consistently achieve one of our highest levels of business unit operating profit margins and puts him at high risk for recruitment by competitors. Accordingly, our Compensation Committee deems these levels appropriate and key to his retention.

Mr. Chapman is the only NEO with a residual contractual obligation entitling him to a guaranteed MIP. During fiscal year 2011, Mr. Chapman’s contract was amended and beginning in fiscal year 2012, consistent with the Company’s Executive Compensation Guidelines, he is no longer guaranteed a MIP award. For fiscal year 2011, the amount of the award under the MIP for Mr. Chapman was $750,000.

Gary P. Graphia

Mr. Graphia’s target total compensation for fiscal year 2011 was $2,975,000 and remains unchanged from his targeted total compensation as approved with his promotion in December 2008. Effective October 31, 2011, Mr. Graphia was appointed to the role of Executive Vice President and has responsibility for the Company’s strategic initiatives, including corporate development, mergers and acquisitions, and client relations. Mr. Graphia joined Shaw in 1999 and has served in multiple senior strategic and operating roles including Corporate Secretary, Chief Legal Officer and Executive Vice President of Corporate Development and Strategy with responsibility for mergers and acquisitions, Shaw Capital, strategic markets, risk management, safety, quality assurance/quality control, corporate communications and sales and marketing. Mr. Graphia served as Chief Operating Officer from December 2008 through October 2011, when he resumed responsibility for strategic initiatives in support of the office of the Chief Executive Officer. During his tenure, Mr. Graphia played a critical role in three major acquisitions, including Stone & Webster in 2000, IT Group in 2002 and a 20 percent equity interest in Westinghouse in October 2006, as well as numerous smaller acquisitions, divestitures and joint ventures, all of which were instrumental in Shaw’s growth into one of the youngest companies ever named to the Fortune 500.

Gary P. Graphia Elements of Compensation	Fiscal Year 2011 Target Compensation		Fiscal Year 2011 Actual Compensation		Market Position (1)

					(below) 50th (between) 75th (above)
Annual Base Salary	$850,000	(5)	$850,000	(2)			A
Annual Cash Incentive Compensation	$850,000		$0	(2)	A		T
Long-Term Equity Incentive Compensation (3)	$1,275,000		$1,275,000		T
Total Compensation, Excluding Other Compensation (4)	$2,975,000		$2,125,000		A	T

(1)	Market Position of Peer Group for Chief Operating Officer for companies with revenues of $6.9 billion; compensation components are shown on the chart to indicate placement against market position with “T” representing target compensation and “A” representing actual compensation.
(2)	For further discussion of Fiscal Year 2011 Actual Compensation amounts for base salary and annual cash incentive compensation, please see “EXECUTIVE COMPENSATION” below.
(3)	Fiscal Year 2011 Actual Compensation amount for Long-Term Equity Incentive Compensation represents the value of equity at the time of award by the Compensation Committee, based on Meridian’s recommended methodology used for the Peer Group, and does not equal the grant date fair value as computed for financial reporting purposes in accordance with ASC 718. For further discussion of grant date fair value as computed in accordance with ASC 718, see “EXECUTIVE COMPENSATION” below.
(4)	Total compensation excludes all other compensation reflected in the “Summary Compensation Table for the Fiscal Years Ended August 31, 2011, 2010 and 2009” and reflects differences in long-term equity incentive compensation valuations.
(5)	Current Annual Base Salary.

Per Mr. Graphia’s employment agreement, the overall target value of long-term equity incentive compensation will not be less than 150% of base salary, or $1,275,000 for fiscal year 2011.

Upon his promotion to Executive Vice President and Chief Operating Officer in December 2008, Mr. Graphia was awarded a $1 million retention bonus to be paid in three equal annual installments. The final installment was paid in December 2010, and is not viewed by the Compensation Committee as part of his total

“Annual Cash Incentive Compensation.” See “Executive Compensation—Employment Agreements” for further details regarding the retention bonus.

John Donofrio

Mr. Donofrio’s target total compensation for fiscal year 2011 was $1,868,750. Mr. Donofrio joined Shaw on October 5, 2009, as Executive Vice President, General Counsel and Corporate Secretary and his target total compensation for fiscal year 2010 was $1,827,397 which included a prorated annual cash incentive award target for the portion of the fiscal year he was employed with the Company. Otherwise, his target total compensation for fiscal year 2011 would be unchanged from fiscal year 2010. Immediately prior to joining us and since 2005, Mr. Donofrio served as Vice President, General Counsel and Chief Compliance Officer of Visteon Corporation. Over the past two years, under Mr. Donofrio’s leadership, we have resolved and litigated disputes worth hundreds of millions in the aggregate. The Company has also significantly improved our corporate governance, making numerous changes that are more shareholder friendly and beneficial to the Company.

John Donofrio Elements of Compensation	Fiscal Year 2011 Target Compensation		Fiscal Year 2011 Actual Compensation		Market Position (1)
					(below) 50th (between) 75th (above)
Annual Base Salary	$575,000	(5)	$575,000	(2)			A
Annual Cash Incentive Compensation	$431,250		$0	(2)	A		T
Long-Term Equity Incentive Compensation (3)	$862,500		$862,500			T
Total Compensation, Excluding Other Compensation (4)	$1,868,750		$1,437,500			A	T

(1)	Market Position of Peer Group for Chief Legal Officer for companies with revenues of $6.9 billion; compensation components are shown on the chart to indicate placement against market position with “T” representing target compensation and “A” representing actual compensation.
(2)	For further discussion of Fiscal Year 2011 Actual Compensation amounts for base salary and annual cash incentive compensation, please see “EXECUTIVE COMPENSATION” below.

(3)	Fiscal Year 2011 Actual Compensation amount for Long-Term Equity Incentive Compensation represents the value of equity at the time of award by the Compensation Committee, based on Meridian’s recommended valuation methodology used for the Peer Group, and does not equal the grant date fair value as computed for financial reporting purposes in accordance with ASC 718. For further discussion of grant date fair value as computed in accordance with ASC 718, see “EXECUTIVE COMPENSATION” below.
(4)	Total compensation excludes all other compensation reflected in the “Summary Compensation Table for the Fiscal Years Ended August 31, 2011, 2010 and 2009” and reflects differences in long-term equity incentive compensation valuations.
(5)	Current Annual Base Salary.

In order to recruit high caliber talent to Baton Rouge, LA, the Company may need to provide relocation assistance from time-to-time. In limited situations, the Company believes it is in the best interests of shareholders, as well as the most cost efficient and transparent approach, to provide direct reimbursement of relocation costs to key executives, not limited to NEOs, to offset certain costs, including any loss from the sale of a prior primary residence. In particular, per the terms of his hire in October 2009, Mr. Donofrio negotiated a relocation package in return for his commitment to join the Company and relocate his family to the Baton Rouge area. During fiscal year 2011, in accordance with his relocation package, Mr. Donofrio received a payment on the loss of sale of his prior primary residence, which is the final portion of his relocation compensation package. The compensation resulting from his relocation is not included above and is summarized in “EXECUTIVE COMPENSATION” below.

INCENTIVE COMPENSATION AND OTHER PROGRAMS

Annual Cash Incentive Compensation

Our NEOs’ annual cash incentive compensation opportunity is provided through our MIP, which is operated under the Omnibus Plan. The MIP is a performance-based award that can be earned for the achievement of specific financial goals and variable operational and strategic performance factors.

•

Individual MIP Target. Eligible employees, including our NEOs, have a MIP target award opportunity expressed as a percentage of annual base salary, prorated for mid-year hires. The Compensation Committee sets these target percentages at the beginning of the fiscal year based upon market information, internal equity considerations and the executive’s ability to assist the Company and its subsidiaries in achieving or exceeding the financial, operational and strategic goals. The below table presents the MIP targets for our NEOs:

Named Executive Officer	MIP Target Amount	MIP Target Percentage
J.M. Bernhard, Jr.	$3,300,000	165%
Brian K. Ferraioli	$800,000	123%
David L. Chapman, Sr.	$1,000,000	133%
Gary P. Graphia	$850,000	100%
John Donofrio	$431,250	75%

•

MIP Performance-Based Objectives. At the beginning of fiscal year 2011, the Compensation Committee determined that incentive compensation should be based on criteria that would further the Company’s long- and short-term business strategies and thus developed two primary components having equal weight: (i) target financial performance goals, and (ii) evaluation of several variable performance factors aligned with increasing shareholder value.

o	Target Financial Performance Goals (50% of the MIP award opportunity). The fiscal year 2011 financial performance goals were based on EBITDA and operating cash flow for our business units and our Company’s consolidated results. Target and actual results for both our consolidated EBITDA and consolidated operating cash flow also exclude the results from our investment in the Westinghouse segment because the results of that segment are subject to significant non-cash and non-operating foreign exchange translation fluctuations.

o	Variable Performance Factors (50% of the MIP award opportunity). These variable performance factors are not given a specific weighting or score and not all of the listed metrics apply to all of the eligible participants of our MIP. The selection and achievement of the variable performance factors applicable to the NEOs are based upon an evaluation by the Compensation Committee of various operational and strategic performance factors, including: year-over-year performance of business units and our consolidated financial results; magnitude of business unit contribution to consolidated results; individual performance; environmental, health and safety performance; legal and regulatory compliance; ethics; organizational development; earnings growth; new awards; revenue; effective cost management; attraction, retention and development of high potential employees; compliance with our internal Sarbanes Oxley program and other relevant factors as recommended by our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Senior Vice President of Human Resources.

•	Weighting of MIP Performance-Based Objectives.

	Weighting of Performance Goals and Factors (1)
Named Executive Officers	Shaw Consolidated EBITDA	Shaw Consolidated Operating Cash Flow	F&M Group EBITDA	F&M Group Operating Cash Flow	Variable Performance Factors	Total Performance Goals and Factors
J. M. Bernhard, Jr.	40%	10%	—	—	50%	100%
Brian K. Ferraioli	40%	10%	—	—	50%	100%
David L. Chapman, Sr.	20%	5%	20%	5%	50%	100%
Gary P. Graphia	40%	10%	—	—	50%	100%
John Donofrio	40%	10%	—	—	50%	100%

(1)	Weighting of MIP Performance-Based Objectives are illustrated above for all business units that apply to our NEOs and do not represent all business units of the Company.

•	MIP Payout Calculation. The financial goals and variable performance factors are calculated independently with a potential MIP award opportunity of up to 200% of the NEO’s target award opportunity.

The Compensation Committee reviews the Company and business unit results against the performance-based objectives. Our Chief Executive Officer, in consultation with our Chief Financial Officer and Chief Operating Officer, recommends MIP percentages for Shaw Consolidated and each business unit.

Additionally, recommendations are presented to the Compensation Committee for individual MIP award levels consistent with the award for each executive’s business unit. However, the Compensation Committee has the sole authority to approve or to modify any proposed MIP award within the potential payout range of 0-200% of an individual’s MIP target and existing contractual obligations. See “Role of Compensation Committee” for further discussion.

MIP qualifies as “performance-based” and is structured generally to be deductible under Section 162(m). For further discussion, see “Tax and Accounting Considerations” below.

•

Fiscal Year 2011 Performance Results. Management reviewed the business units and Company’s consolidated actual financial performance as compared to the target financial goals and variable performance goals, including year-over-year performance of business units and our consolidated financial results, and recommended to the Compensation Committee no MIP awards for fiscal year 2011, except as required by contractual obligations. The Compensation Committee awarded Mr. Chapman his minimum guaranteed MIP of $750,000 as part of his contractual obligation and did not award any MIP to the other NEOs for fiscal year 2011.

Fiscal year 2011 consolidated actual financial performance (excluding our Investment in Westinghouse) was significantly below our fiscal year 2011 financial targets and down as compared to fiscal year 2010, as follows:

–	EBITDA was a loss of $18.8 million for fiscal year 2011 and $423.2 million (or 105%) below target of $404.4 million; and down $370.6 million (or 105%) from 2010 of $351.8 million.

–	Operating cash flow was $120.5 million for fiscal year 2011 and $116.9 million (or 49%) below 2011 target of $237.4 million; and down $346.1 million (or 74%) from 2010 of $466.6 million.

Long-Term Incentive Compensation

Long-term incentive awards are granted under our stock incentive plans, and are typically granted at the same time as decisions relating to salary increases and annual cash incentive compensation awards, which is generally within the first 60 days of each fiscal year. This is concurrent with the release of our financial results and the completion of the audit of our financial statements for the preceding fiscal year. The Compensation Committee may also approve grants of long-term incentive awards to NEOs and other managerial employees at other times during the year due to special circumstances, such as new hires or promotions. We do not back date or re-price options, and if our stock price declines after the grant date, we do not replace options. We also do not seek to time equity grants to take advantage of material information about our Company, either positive or negative, that has not been publicly disclosed.

Effective for fiscal year 2012, we have modified our long-term incentive program to further align with our “pay-for-results” philosophy for our executive officers by implementing a TSR Performance Plan.

Stock Ownership Guidelines

Since January 1, 2010, our executives and non-employee directors are expected to maintain a certain minimum level of stock ownership. They have up to five years to meet the expected ownership levels. We determine the value of stock holdings for purposes of these guidelines based on the value as measured at the time the stock-based award was granted, including stock options and restricted stock, whether vested or unvested. The stock-based ownership guidelines are summarized in the table below.

Named Executive Officer	Stock Ownership Guidelines	Meets Criteria (1)
J.M. Bernhard, Jr.	6 x Annual Salary	✓
Brian K. Ferraioli	2.5 x Annual Salary	✓
David L. Chapman, Sr.	2.5 x Annual Salary	✓
Gary P. Graphia	2.5 x Annual Salary	✓
John Donofrio	2.5 x Annual Salary	✓

(1)	As of August 31, 2011.

BENEFITS AND OTHER COMPENSATION

Below are descriptions of the other benefits received by our NEOs. These benefits are either generally available to all employees, or were set at the time of hire and are outlined in each NEO’s respective employment agreements.

Retirement Programs. We maintain our 401(k) Plan, which is a tax-qualified, defined contribution retirement plan available to all eligible employees (including our NEOs). The plan offers a voluntary pre-tax and

Roth after-tax salary deferral feature under Sections 401(k) and 402A of the Internal Revenue Code. The value of Company-paid matching contributions to our NEOs under our 401(k) Plan is set forth in the “Summary Compensation Table for the Fiscal Years Ended August 31, 2011, 2010 and 2009” under the “All Other Compensation” column and related notes.

Deferred Compensation Arrangements. The Shaw Group Inc. Deferred Compensation Plan (the Deferred Compensation Plan) is a non-qualified deferred compensation plan for a select group of key employees designed to assist our employees in receiving a portion of their cash compensation in a tax efficient manner. This plan promotes retention because our employees must remain with the Company for a fixed period of time in order to receive any employer contributions.

On December 12, 2011, the Company converted for Mr. Bernhard, a $15 million, plus accumulated interest, deferred compensation award to a SERP. The deferred compensation award was originally granted to Mr. Bernhard in 2001 and is currently fully vested. The economic terms and conditions of this award remain unchanged after the conversion to a SERP.

Welfare and Other Benefits. We maintain welfare benefit programs to meet the health care and welfare needs of our employees and their families.

Perquisites. Under our Flexible Perquisites Program (the Flex Program), certain executive officers, including NEOs, receive a payment equal to 4% of their paid annual base salary, paid quarterly in arrears. The current Flex Program replaced a prior design in which the executive could choose from a combination of benefits that best meet their needs, such as, insurance, health, legal, financial planning, social, entertainment, travel and other benefits, and significantly reduced the administrative costs associated with the prior program. The Compensation Committee believes the payments to our NEOs under the Flex Program are reasonable and consistent with our overall compensation philosophy and necessary to remain competitive for top executive talent. We do not provide a gross-up for taxes on any executive perquisites.

In addition to the Flex Program, we are obligated to provide certain specific perquisites and executive benefits under existing employment agreements executed prior to the introduction of the Flex Program in 2005. These additional benefits include providing home security services and personal use of our aircraft to our Chief Executive Officer to ensure his safety and to minimize his travel time. Our corporate aircraft also enables our executives to minimize business travel time required as the corporate headquarters has limited access to commercial flights from the closest regional airport. This perquisite is governed by our Executive Compensation Guidelines, which are discussed above in “Executive Summary—Compensation Best Practices.” A description of the relevant provisions of the employment agreements with each of our NEOs is set forth in “Executive Compensation—Employment Agreements” below.

Relocation. Fiscal year 2011 included the remaining relocation expenses associated with Mr. Donofrio’s move from Michigan to Baton Rouge, Louisiana. Consistent with market practices, we provide gross-up of related employment and income taxes in order to ensure that the relocation reimbursement is cost neutral to the employee. See “EXECUTIVE COMPENSATION” below for additional details regarding Mr. Donofrio’s relocation expenses in fiscal year 2011.

Employment Agreements. The Company believes it is in the mutual best interest of the Company and each executive officer to have an employment agreement with that officer. An employment agreement provides an effective means through which the Company, among other matters, may potentially secure the continued employment of the executive officer, discourage competitors from recruiting the executive officer, establish appropriate awards to incentivize future successful performance, growth, vision and development by the executive officer, and also provide for certain restrictions and requirements if the executive officer leaves the Company. At the same time, the agreement provides the executive officer with a level of security so that he can concentrate his focus, talents and efforts on the responsibilities and duties of his position.

We summarize our NEOs’ employment agreements in the “Executive Compensation—Employment Agreements” section below. We continue to use the Executive Compensation Guidelines adopted by the Board in December 2009, as amended in October 2011, to minimize the need for individual employment agreements and have limited their use to circumstances where necessary to recruit or retain senior executives, given that we do not have a broad-based executive severance program as many of our peers have. Our Executive Compensation Guidelines specifically prohibit future executive agreements from providing guaranteed MIP awards and most tax gross ups, except in limited cases such as relocation expenses.

Severance and Change in Control Benefits. We provide severance and change in control benefits to our NEOs in their employment agreements. We strive to provide compensation that matches our understanding of the labor market for executives at similar levels in our highly competitive industry. We base our understanding of market compensation on information provided by our external Compensation Consultants, public filings by our Peer Group and negotiations with executives who recently joined our management team from other companies. While we seek to maintain parity among the vast majority of our senior executives, we recognize that certain of our NEOs have roles and responsibilities that may warrant a different approach from the rest of the senior executives. This is also true of our Peer Group, as our Compensation Consultant advises that the change in control and severance provisions vary by position. Based upon data gathered from the sources described above, a two- to three-year severance pay multiple is at market for most executives. With respect to severance, our competitors have vastly different approaches. Some have broad-based severance programs that provide a certain number of weeks of severance per year of service, with minimum and maximum amounts that vary. These programs tend to have lower individual amounts of severance than those companies with employment agreements, but cover a broader range of participants. Others provide severance through employment agreements containing one-, two-, or three-year severance pay multiples. We have designed severance and change in control provisions to apply to a narrow group of executives and to be consistent with these market trends.

The majority of our agreements covering our executive management team have severance and/or change in control payments with a two-year or less multiple. Four of our most senior officers’ employment agreements have termination and/or change in control provisions that provide for payment multiples above two-years. Specifically, the pay upon termination and/or change in control provision in the employment agreement of our Chairman, President and Chief Executive Officer, Mr. Bernhard, is three years, which is consistent with many of our peers and appropriately reflects Mr. Bernhard’s critical role in our Company. In the case of our Executive Vice President, Mr. Graphia, the term of his employment agreement was increased from two years to three years in connection with his promotion to Executive Vice President and Chief Operating Officer in December 2008, which was consistent with the term of the employment agreement and the related payment multiple for his predecessor, and which we determined to be appropriate for Mr. Graphia’s increased responsibilities and tenure of service with the Company. In the case of the President of our Fabrication & Manufacturing Group, Mr. Chapman, his pay upon termination and/or change in control provision is two years if triggered during the initial term, but three years if triggered during the Part-Time Employment Period (discussed below under “Executive Compensation—Employment Agreements”); however, the three-year multiple is based on a reduced salary rather than Mr. Chapman’s full-time employment salary. We believe that this arrangement is appropriate due to Mr. Chapman’s extensive experience in the industrial fabrication business. In the case of our Executive Vice President, General Counsel and Corporate Secretary, Mr. Donofrio, the term of his employment agreement and corresponding change in control/severance was increased from two years to three years to properly reflect his role as a valued member of the senior management team of the Company, and for purposes of retention in light of Mr. Donofrio’s then impending relocation of his family to the Baton Rouge area. See “Executive Compensation—Potential Payments Upon Termination or a Change in Control” for a detailed description of the benefits offered to each named executive officer.

TAX AND ACCOUNTING CONSIDERATIONS

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation in excess of $1 million paid in any year to certain of the executive officers. Certain compensation is specifically exempt from the deduction limit to the extent it qualifies as “performance-based.” In evaluating whether to qualify compensation components as “performance-based,” the Compensation Committee considers the net cost to Shaw, and its ability to administer executive compensation effectively in the long-term interest of shareholders. Grants made to executive officers, including our NEOs, under our equity incentive plans and cash payments under our MIP, with the exception of any guaranteed payments per the employment agreements, are structured generally to be deductible under Section 162(m). The Compensation Committee intends, however, to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of Shaw and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Shaw and our shareholders. For example, any grants of restricted stock or restricted stock units made outside of our performance-based plans would be subject to deductibility limits under Section 162(m). Further, a portion of Mr. Bernhard’s base salary is non-deductible.

Accounting for Share-Based Compensation. Before we grant share-based compensation awards, we analyze the expected financial reporting impact of the award in accordance with ASC 718. In connection to our commitment to limit the amount of shares granted to employees and non-employee directors over fiscal years 2011 to 2013, the Compensation Committee has determined that awarding share-based long-term equity incentive compensation settled in the form of cash, which requires mark-to-market accounting, is appropriate under certain circumstances in order to appropriately manage our shares available for grant under our Omnibus Plan.

FISCAL YEAR 2012 COMPENSATION DECISIONS

The table below sets forth the fiscal year 2012 target total compensation for our NEOs by type of compensation in amounts and as a percentage of the executives’ fiscal year 2012 target total compensation. Our Compensation Committee made no adjustments to our NEOs’ regular target total compensation levels from fiscal year 2011 levels.

We intend to continue using performance-based measures as part of our annual cash incentives under our MIP. We continue to use EBITDA and operating cash flow as part of the financial and operational performance metrics for the calculation of the MIP targets for fiscal year 2012. Consistent with prior years, for our fiscal year 2012 MIP, we set EBITDA and operating cash flow targets at what we consider aggressive levels that we believe will be a challenge for our employees to achieve.

As previously described, in addition to RSUs, we have further emphasized performance-based pay by replacing stock options with a TSR Performance Plan for our LTI program. Earned awards under the TSR Performance Plan are paid at the end of the performance cycle. The ultimate award is based on the executive’s LTI target against the pre-established TSR metrics, which include a threshold, target and maximum. The executive can earn between 0%-200% of their individual target award depending on the level of performance achieved. To transition to this new program, three TSR Performance Plan cycles will begin in fiscal year 2012:

•	Fiscal year 2012 relative TSR (25% of the total TSR Performance Plan award opportunity)

•	Fiscal years 2012 and 2013 relative TSR (25% of the total TSR Performance Plan award opportunity)

•	Fiscal years 2012 to 2014 relative TSR (50% of the total TSR Performance Plan award opportunity)

It is anticipated that in future years, the grant mix will be an equal weighting of RSUs and a relative TSR Performance Plan, which can be earned based on a three-year performance period. Additional details about the fiscal year 2012 long-term incentive target and earned award levels for our NEOs will be provided in next year’s proxy statement.

In the first quarter of fiscal year 2012, the CEO recommended, and the Compensation Committee approved, a $1 million non-qualified deferred compensation award, with a two-year cliff vesting period, to be given to

Mr. Ferraioli in order to better ensure his retention with the Company. Given the increased focus on project execution and fiscal responsibility, we need Mr. Ferraioli’s Shaw-specific and overall industry experience to lead our financial organization to best-in-class levels.

Disclosing the specific financial targets in advance would likely result in competitive harm to the Company because, among other reasons, such detail would enable our competitors to use the information to our disadvantage as they would know our targeted margins and possibly be able to calculate our pricing on new project proposals. In addition, our clients could use the information to seek and obtain a lower price, possibly resulting in lower profit margins. We will discuss the targets after completion of the fiscal year.

Fiscal Year 2012 Target Total Compensation Table

Named Executive Officer	Annual Base Salary		Target Annual Cash Incentive Compensation		Target Long-Term Incentive Compensation(1)		Target Total Compensation
J.M. Bernhard, Jr.	$2,000,000	20%	$3,300,000	33%	$4,700,000	47%	$10,000,000	100%
Chairman, President and
Chief Executive Officer
Brian K. Ferraioli	$650,000	23%	$800,000	28%	$1,400,000	49%	$2,850,000	100%
Executive Vice President and
Chief Financial Officer
David L. Chapman, Sr.	$750,000	25%	$1,000,000	34%	$1,200,000	41%	$2,950,000	100%
President, Fabrication &
Manufacturing Group
Gary P. Graphia	$850,000	28%	$850,000	29%	$1,275,000	43%	$2,975,000	100%
Executive Vice President
John Donofrio	$575,000	31%	$431,250	23%	$862,500	46%	$1,868,750	100%
Executive Vice President,
General Counsel and
Corporate Secretary

(1)	Excludes the following transition awards:

•	Fiscal year 2012 relative TSR (25% of the total TSR Performance Plan award opportunity); and

•	Fiscal years 2012 and 2013 relative TSR (25% of the total TSR Performance Plan award opportunity).

  COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosure set forth above under the heading “COMPENSATION DISCUSSION AND ANALYSIS.” Based on its review and discussion, the Compensation Committee has recommended to the Board that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in this proxy statement for the 2012 Annual Meeting of shareholders and incorporated by reference in The Shaw Group Inc.’s annual report on Form 10-K for the fiscal year ended August 31, 2011.

THE COMPENSATION COMMITTEE

Daniel A. Hoffler, Chairman

Albert D. McAlister

  EXECUTIVE COMPENSATION

The following table summarizes the compensation for each of our NEOs for the fiscal years ended August 31, 2011, 2010 and 2009.

SUMMARY COMPENSATION TABLE FOR THE FISCAL YEARS ENDED AUGUST 31, 2011, 2010 AND 2009

Name and Principal Position	Years	Salary ($) (2)	Bonus ($) (3)		Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
J. M. Bernhard, Jr.	2011	2,008,652	—		2,473,679	3,137,146	—	669,580	8,289,057
Chairman, President and	2010	1,972,768	—		2,473,671	2,826,137	580,800	554,268	8,407,644
Chief Executive Officer	2009	1,767,617	—		7,316,582	3,083,177	2,376,000	548,915	15,092,291
Brian K. Ferraioli	2011	652,813	—		736,832	603,038	—	36,006	2,028,689
Executive Vice President and	2010	645,935	—		736,852	548,925	140,800	35,431	2,107,943
Chief Financial Officer	2009	606,615	200,000	(3a)	1,697,948	463,006	520,000	57,340	3,544,909
David L. Chapman, Sr.	2011	753,245	750,000	(3b)	631,584	516,888	—	33,771	2,685,488
President, Fabrication &	2010	753,245	750,000	(3b)	631,583	470,500	—	34,270	2,639,598
Manufacturing Group	2009	753,245	750,000	(3b)	2,947,317	505,106	450,000	56,460	5,462,128
Gary P. Graphia (1)	2011	853,679	333,333	(3c)	671,067	549,200	—	44,006	2,451,285
Executive Vice President	2010	853,679	333,333	(3c)	671,045	499,913	149,600	43,793	2,551,363
	2009	759,449	231,050	(3c)	1,466,238	619,817	765,000	50,440	3,891,994
John Donofrio (1)	2011	577,488	—		453,938	371,513	—	541,990	1,944,929
Executive Vice President, General	2010	524,687	400,000	(3d)	453,927	334,042	68,622	478,980	2,260,258
Counsel and Corporate Secretary

(1)	Mr. Graphia served as Executive Vice President and Chief Operating Officer from December 22, 2008, through October 31, 2011, when he was appointed to his current position of Executive Vice President. Mr. Donofrio was hired on October 5, 2009; therefore, the Summary Compensation Table includes information for fiscal years 2011 and 2010 only.

(2)	This column reflects the base salary for each of our NEOs. The amounts shown include any portion of base salary deferred and contributed by the NEOs to our 401(k) Plan. These amounts may differ from the target salary amounts due to the number of business days in our fiscal year.

(3)	This column represents certain bonuses paid to our NEOs, which include, but are not limited to, sign-on bonuses, retention awards and guaranteed minimum annual cash incentive compensation. Any guaranteed minimum annual cash incentive compensation awarded is part of the total annual MIP compensation. The balance of the annual MIP compensation is included in the Non-Equity Incentive Plan Compensation column. The bifurcated presentation of the total annual MIP compensation is necessary to comply with the SEC guidance on this required disclosure. Messrs. Bernhard, Ferraioli, Graphia and Donofrio did not receive any guaranteed minimum annual cash incentive compensation for fiscal years 2011 and 2010.

(a)	For Mr. Ferraioli, the fiscal year 2009 amount represents guaranteed minimum annual MIP cash incentive compensation. Mr. Ferraioli no longer receives any guaranteed minimum annual cash incentive compensation, as he permanently waived his right to these payments through an amendment to his employment agreement signed on December 17, 2009.

(b)	For Mr. Chapman, the amounts represent contractually guaranteed minimum annual MIP cash incentive compensation. During fiscal year 2011, Mr. Chapman’s employment agreement was amended to remove his guaranteed MIP award beginning in fiscal year 2012. See “Employment Agreements” below for further discussion.

(c)	For Mr. Graphia, the amounts represent the portions of the Retention Amount earned during the corresponding fiscal years. See “Employment Agreements” below for information with respect to Mr. Graphia’s Retention Amount.

(d)	For Mr. Donofrio, the fiscal year 2010 amount represents a sign-on bonus paid in connection with his commencement of employment.

(4)	This column represents the total grant date fair value, computed in accordance with ASC 718, of stock awards granted during fiscal years 2011, 2010 and 2009. The total grant date fair value of stock awards is calculated using the last quoted sale price of our common stock on the NYSE on the grant date.

(5)	This column represents the total grant date fair value, computed in accordance with ASC 718, of stock options granted during fiscal years 2011, 2010 and 2009. Assumptions used in the calculation of total grant date fair value are included in Note 13 to our audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended August 31, 2011. The value of equity at the time of award by the Compensation Committee for each of the option awards in fiscal year 2011 is unchanged from fiscal year 2010. The fiscal year 2011 over fiscal year 2010 increase in total grant date fair value, computed in accordance with ASC 718, is due to the share valuation methodology developed and recommended by Meridian to calculate the actual number of option awards granted.

(6)	Amounts shown in this column represent the annual cash incentive compensation paid for fiscal years 2011, 2010 and 2009 under our MIP, excluding any guaranteed minimum annual cash incentive compensation included in the Bonus column of this table. See “Compensation Discussion of Our Named Executive Officers” and “Incentive Compensation and Other Programs” above under “COMPENSATION DISCUSSION AND ANALYSIS” as well as “Grants of Plan-Based Awards during Fiscal Year 2011” below for additional information.

(7)	The following table describes the components of the “All Other Compensation” column for fiscal year 2011. Some of the amounts in the table below were paid directly by the Company and some were reimbursed by the Company to the NEOs. The table below does not include amounts for the following perquisites because there was no incremental cost associated with these perquisites during fiscal year 2011.

–	The Company purchases tickets to athletic and other entertainment events generally for client entertainment purposes. If the tickets are not being used for client entertainment purposes, employees, including the Company’s NEOs, may use the tickets.
–	We are a member of a hunting and fishing club in southwest Louisiana that we use primarily for client entertainment purposes. If the Company is not using the club for client entertainment purposes, employees, including the Company’s NEOs, may use the club.
–	Guests may accompany NEOs on business trips periodically. If the Company’s aircraft is used and a guest travels with the NEO on the business trip, there is no incremental cost to the Company.

All Other Compensation

		J. M. Bernhard, Jr.	Brian K. Ferraioli	David L. Chapman, Sr.	Gary P. Graphia	John Donofrio
(a)	Company Paid Insurance Premiums	$1,920	$1,920	$1,920	$1,920	$1,920
(b)	Company Contributions to 401(k) Plan	7,350	7,350	7,350	7,350	6,635
(c)	Personal Use of Corporate Aircraft	306,107	—	—	—	8,715
(d)	Automobile Expenses	24,575	—	9,956	—	—
(e)	Security Services	239,113	—	—	—	—
(f)	Relocation Expenses	—	—	—	—	498,171
(g)	Country Club Dues and Fees	10,515	—	1,905	—	—
(h)	Gifts	—	736	736	736	736
(i)	Flex Program	80,000	26,000	11,904	34,000	23,000
(j)	Tax Gross-up Payments on Relocation Benefits	—	—	—	—	2,813

TOTAL		$669,580	$36,006	$33,771	$44,006	$541,990

(a)	Represents the dollar value of the premiums paid directly by us for life insurance, long-term disability insurance and accidental death and dismemberment insurance. These premiums are paid for certain executives, including, but not limited to, the NEOs, and represent the amounts that exceed the costs of the programs generally available to all full-time professional employees.

(b)	Represents our contributions to our 401(k) Plan, which is a tax-qualified, defined contribution retirement plan available to all eligible employees. The Company provides a matching contribution of 50% of each employee’s contribution to the 401(k) Plan up to six percent of each employee’s eligible compensation, subject to applicable Internal Revenue Code limitations. As a result of nondiscrimination testing of highly compensated employees, refunds of employee 401(k) Plan withholdings and the forfeiture of our corresponding contribution may take place in subsequent years. The amounts included remain subject to potential reduction for past or potential forfeitures as a result of nondiscrimination testing. The amounts shown are calculated on a fiscal year, rather than a calendar year, basis; therefore, the contributions in the table may be greater than the annual Internal Revenue Code limitation for certain employees.

(c)	The Company allows Mr. Bernhard personal use of the corporate aircraft, in accordance with his employment agreement, in order to ensure his personal safety as our Chief Executive Officer, minimize his time away from the office and compensate for the limited number of commercial flights into and out of the local airport in Baton Rouge, Louisiana.

The Company allowed Mr. Donofrio personal use of the corporate aircraft, in accordance with his employment agreement, for commuting from his residence in Michigan prior to relocating to Baton Rouge, Louisiana.

The incremental cost of personal use of the corporate aircraft was calculated by multiplying certain variable operating costs per hour by the number of hours flown by each NEO for personal use (excluding the hours associated with deadhead legs, which are often directed by the Company for repositioning of the aircraft to locations most beneficial to the Company’s operations). The incremental cost of the corporate aircraft for fiscal year 2011 was higher than in prior fiscal years due to increased repairs and maintenance expenses and higher fuel costs.

The following variable operating costs were included in our calculation of incremental cost:

-	fuel;
-	incremental repairs and maintenance;
-	catering and supplies;
-	travel and lodging expenses for the crew; and
-	landing, flight planning and other related fees.

The following costs were not included in our calculation of incremental cost:

-	fixed costs, such as crew compensation, lease expenses, insurance and hangar rent;
-	costs associated with regularly scheduled or planned maintenance, upgrades and improvements and aviation subscriptions and publications; and
-	the amount of our disallowed tax deduction. Internal Revenue Code Section 274(e) limits the amount that companies can deduct for the personal use of corporate aircraft to the amount recognized as income by the executive that used the aircraft. For fiscal year 2011, the total amount of our disallowed tax deduction resulting from personal use of the corporate aircraft by our employees, including our NEOs, was approximately $3.6 million.

(d)

The Company provides Mr. Bernhard with a Company-owned automobile for business and personal use. The aggregate incremental cost reflected in the table above includes fuel, maintenance, insurance and annual depreciation expense based on an estimated useful life of 5 years. The Company reimbursed Mr. Chapman for his monthly payments, insurance, fuel and maintenance expenses incurred for his personal automobile for a portion of fiscal year 2011, in accordance with his previous employment agreement. We entered into a new employment agreement with Mr. Chapman effective April 8, 2011, and no longer reimburse him for automobile expenses. For both Messrs. Bernhard and Chapman, we have included 100% of the costs paid by us as the aggregate incremental costs, which includes both personal and business use of the automobiles.

Although Messrs. Bernhard and Chapman do not keep detailed records of automobile use for business purposes, they estimate their business use at 20% and 50%, respectively.

(e)	Represents the cost of security services provided at Mr. Bernhard’s personal residence.

(f)	During fiscal year 2011, in order to incentivize and enable Mr. Donofrio to relocate his family from Michigan to Baton Rouge, Louisiana, the Compensation Committee approved the Company’s purchase of his home in Michigan. The Company purchased the home for $1,625,000, which is the amount paid by Mr. Donofrio when he purchased the house in 2005. As the market value of the home at the time of the Company’s purchase was approximately $1,150,000, the excess over market value, along with certain closing costs generally paid by the seller, is included as compensation for Mr. Donofrio in the table above. Also included for Mr. Donofrio are commuting and temporary living expenses and relocation benefits totaling $3,282.

(g)	Represents the total amount paid for country club dues and related fees for Mr. Bernhard and Mr. Chapman. These club memberships are not used exclusively for business purposes. We entered into a new employment agreement with Mr. Chapman effective April 8, 2011, and no longer reimburse him for country club dues and related fees.

(h)	Represents gifts given to spouses of certain executives, including, but not limited to, the NEOs. This gift program will terminate at the end of calendar year 2011.

(i)	Represents 4% of each NEO’s annual base salary paid out on a calendar quarter basis in accordance with our Flex Program. See discussion above under “COMPENSATION DISCUSSION AND ANALYSIS—Benefits and Other Compensation.”

(j)	Represents a tax gross-up payment made to Mr. Donofrio to cover taxes on portions of his relocation expenses incurred in the beginning of fiscal year 2011. In general, all professional employees, including the NEOs, are eligible for tax reimbursements for relocation expenses.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2011

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal year 2011. During fiscal year 2011, the NEOs received three types of plan-based awards:

Management Incentive Program. Our MIP is based on achieving or exceeding identified Company and business unit financial goals and variable operational and strategic performance factors. Awards under our MIP may be made in the form of cash-based awards, non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards. For additional information about our MIP, see “COMPENSATION DISCUSSION AND ANALYSIS—Incentive Compensation and Other Programs.”

Restricted Stock Units. The restricted stock units are granted under our Omnibus Plan. In fiscal year 2011, we issued restricted stock units to eligible employees in connection with our annual long-term equity incentive compensation grant (categorized as “Annual” in the table below). For additional information, see “COMPENSATION DISCUSSION AND ANALYSIS—Incentive Compensation and Other Programs.”

Options. The stock options are granted under our Omnibus Plan. In fiscal year 2011, we issued stock options to eligible employees in connection with our annual long-term equity incentive compensation grant (categorized as “Annual” in the table below). For additional information, see “COMPENSATION DISCUSSION AND ANALYSIS—Incentive Compensation and Other Programs.”

Grants of Plan-Based Awards During the Fiscal Year Ended August 31, 2011

			Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise of Base Price of Option Awards ($/Share) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Type	Grant Date (1)	Approval Date (1)	Threshold ($)(2a)	Target ($)	Maximum ($)(2b)
J. M. Bernhard, Jr.	MIP				3,300,000	6,600,000
	Restricted Stock Units -Annual	10/29/2010	10/26/2010				80,945	—		2,473,679
	Options - Annual	10/29/2010	10/26/2010				—	161,959	30.56	3,137,146
Brian K. Ferraioli	MIP				800,000	1,600,000
	Restricted Stock Units - Annual	10/29/2010	10/26/2010				24,111	—		736,832
	Options - Annual	10/29/2010	10/26/2010				—	48,243	30.56	603,038
David L. Chapman, Sr.	MIP				250,000	1,250,000
	Restricted Stock Units - Annual	10/29/2010	10/26/2010				20,667	—		631,584
	Options - Annual	10/29/2010	10/26/2010				—	41,351	30.56	516,888
Gary P. Graphia	MIP				850,000	1,700,000
	Restricted Stock Units - Annual	10/29/2010	10/26/2010				21,959	—		671,067
	Options - Annual	10/29/2010	10/26/2010				—	43,936	30.56	549,200
John Donofrio	MIP				431,250	862,500
	Restricted Stock Units - Annual	10/29/2010	10/26/2010				14,854	—		453,938
	Options - Annual	10/29/2010	10/26/2010				—	29,721	30.56	371,513

(1)	The Compensation Committee approved the awards classified as “Restricted Stock Units – Annual” and “Options – Annual” on October 26, 2010, and determined that the grants would be priced at the closing market price of our stock on October 29, 2010, the day following our earnings announcement.

(2)	These columns show the range of possible cash payouts under the performance-based portion of our MIP related to fiscal year 2011 performance, excluding any guaranteed minimum annual cash incentive compensation that is payable under the program. For additional information related to our annual cash incentive awards and amounts actually paid to each of our NEOs, see “COMPENSATION DISCUSSION AND ANALYSIS—Compensation Discussion of Our Named Executive Officers” and “—Incentive Compensation and Other Programs.”

(a)	No threshold exists for the NEOs.

(b)	Calculated as 200% of the NEO’s fiscal year 2011 annual MIP cash incentive compensation target, including any guaranteed minimum annual MIP cash incentive compensation amount, minus the guaranteed minimum annual MIP cash incentive compensation amount. Mr. Chapman is the only NEO with a guaranteed annual MIP amount for fiscal year 2011. See “Employment Agreements” below for further discussion.

(3)	This column shows the number of restricted stock units granted under our Omnibus Plan to our NEOs during fiscal year 2011. For additional information related to the terms and conditions of the restricted stock units granted, see “Outstanding Equity Awards at 2011 Fiscal Year End” below.

(4)	This column shows the number of stock options granted under our Omnibus Plan to our NEOs during fiscal year 2011. For additional information related to the terms and conditions of the stock options granted, see “Outstanding Equity Awards at 2011 Fiscal Year End” below.

(5)	This column shows the exercise price of the stock options granted under our Omnibus Plan during fiscal year 2011, which was the closing market price of our common stock on the grant date. See (1) above for additional details on grant date determination.

(6)	This column shows the total grant date fair value, computed in accordance with ASC 718, of grants of stock awards and stock options made during fiscal year 2011 to our NEOs. The grant date fair value of stock awards is calculated using the last quoted sale price of our common stock on the NYSE on the grant date. The assumptions used in the calculation of the grant date fair value of the stock options are included in Note 13 to our audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended August 31, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our NEOs at August 31, 2011. Each grant of stock options or unvested stock awards is shown separately for each NEO. For information on the beneficial ownership of our common stock, please refer to “VOTING SECURITIES AND PRINCIPAL HOLDERS—Security Ownership of Management and Non-Employee Directors” above.

Outstanding Equity Awards at Fiscal Year Ended August 31, 2011

	Option Awards					Stock Awards
Name	Option Grant Date (2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date(2)		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)
J. M. Bernhard, Jr.	10/10/2003	304,000	—	11.20	10/10/2013	12/7/2007		9,715	226,457
	10/13/2004	232,800	—	12.66	10/13/2014	1/28/2009	(2a)	36,892	859,953
	10/13/2005	206,000	—	20.76	10/13/2015	1/28/2009	(2b)	69,136	1,611,560
	11/1/2006	206,991	—	26.70	11/1/2016	10/29/2009		66,760	1,556,176
	12/7/2007	54,098	18,032	67.19	12/7/2017	10/29/2010		80,945	1,886,828
	10/31/2008	113,435	113,436	17.89	10/31/2018
	10/29/2009	36,856	110,569	27.79	10/29/2019
	10/29/2010	—	161,959	30.56	10/29/2020

Total		1,154,180	403,996					263,448	6,140,974

Brian K. Ferraioli	8/1/2007	21,231	—	48.99	8/1/2017	12/7/2007		2,067	48,182
	12/7/2007	11,511	3,836	67.19	12/7/2017	1/28/2009	(2a)	8,471	197,459
	10/31/2008	26,548	26,549	17.89	10/31/2018	1/28/2009	(2b)	16,181	377,179
	10/29/2009	10,978	32,936	27.79	10/29/2019	10/29/2009		19,887	463,566
	10/29/2010	—	48,243	30.56	10/29/2020	10/29/2010		24,111	562,027

Total		70,268	111,564					70,717	1,648,413

David L. Chapman Sr.	12/7/2007	12,949	4,316	67.19	12/7/2017	12/7/2007		2,325	54,196
	10/31/2008	1	28,963	17.89	10/31/2018	1/28/2009	(2a)	21,660	504,895
	10/29/2009	—	28,230	27.79	10/29/2019	1/28/2009	(2b)	17,652	411,468
	10/29/2010	—	41,351	30.56	10/29/2020	10/29/2009		17,046	397,342
						10/29/2010		20,667	481,748

Total		12,950	102,860					79,350	1,849,649

Gary P. Graphia	10/13/2004	10,250	—	12.66	10/13/2014	12/7/2007		1,550	36,131
	10/13/2005	17,000	—	20.76	10/13/2015	1/28/2009	(2a)	5,241	122,168
	11/1/2006	22,830	—	26.70	11/1/2016	1/28/2009	(2b)	11,033	257,179
	12/7/2007	8,633	2,877	67.19	12/7/2017	1/28/2009	(2c)	6,052	141,072
	10/31/2008	18,101	18,102	17.89	10/31/2018	10/29/2009		18,111	422,167
	1/28/2009	9,116	9,117	22.83	1/28/2019	10/29/2010		21,959	511,865
	10/29/2009	9,998	29,995	27.79	10/29/2019
	10/29/2010	—	43,936	30.56	10/29/2020

Total		95,928	104,027					63,946	1,490,582

John Donofrio	10/5/2009	6,145	18,435	30.65	10/5/2019	10/5/2009		11,108	258,927
	10/29/2010	—	29,721	30.56	10/29/2020	10/29/2010		14,854	346,247

Total		6,145	48,156					25,962	605,174

(1)	The market value shown was determined by multiplying the number of unvested shares of stock by $23.31, the closing market price of our common stock on August 31, 2011, the last trading day of our fiscal year.

(2)	The outstanding equity awards at August 31, 2011, vest according to the following vesting schedules:

Grant Date	Vesting Dates - Option Awards
10/10/2003	10/10/2004	10/10/2005	10/10/2006	10/10/2007
10/13/2004	10/13/2005	10/13/2006	10/13/2007	10/13/2008
10/13/2005	10/13/2006	10/13/2007	10/13/2008	10/13/2009
11/01/2006	11/01/2007	11/01/2008	11/01/2009	11/01/2010
08/01/2007	08/01/2008	08/01/2009	08/01/2010	08/01/2011
12/07/2007	01/01/2009	01/01/2010	01/01/2011	01/01/2012
10/31/2008	01/01/2010	01/01/2011	01/01/2012	01/01/2013
01/28/2009	01/02/2010	01/02/2011	01/02/2012	01/02/2013
10/05/2009	10/05/2010	10/05/2011	10/05/2012	10/05/2013
10/29/2009	01/01/2011	01/01/2012	01/01/2013	01/01/2014
10/29/2010	01/01/2012	01/01/2013	01/01/2014	01/01/2015

Grant Date	Vesting Dates – Stock Awards
12/07/2007	01/01/2009	01/01/2010	01/01/2011	01/01/2012
01/28/2009(a)	01/01/2010	01/01/2011	01/01/2012
01/28/2009(b)	01/01/2010	01/01/2011	01/01/2012	01/01/2013
01/28/2009(c)	01/02/2010	01/02/2011	01/02/2012	01/02/2013
10/05/2009	10/05/2010	10/05/2011	10/05/2012	10/05/2013
10/29/2009	01/01/2011	01/01/2012	01/01/2013	01/01/2014
10/29/2010	01/01/2012	01/01/2013	01/01/2014	01/01/2015

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2011

The following table provides information for each of our NEOs regarding (1) stock option exercises during fiscal year 2011, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and/or units during fiscal year 2011 and the value realized:

Option Exercises and Stock Vested During the Fiscal Year Ended August 31, 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. M. Bernhard, Jr.	—	—	127,304	4,319,558
Brian K. Ferraioli	—	—	25,256	875,626
David L. Chapman, Sr.	32,768	496,052	42,588	1,460,388
Gary P. Graphia	—	—	24,879	848,722
John Donofrio	—	—	3,702	129,607

(1)	The value realized upon the exercise of stock options is the difference between the exercise price and the closing market price of our common stock on the date of exercise for each option. The value realized was determined without considering any taxes and commissions that were owed upon exercise.
(2)	The value realized upon the vesting of restricted stock awards and/or units is the number of shares acquired on vesting multiplied by the closing market price of our common stock on the vesting date. Upon the vesting of restricted stock awards and/or units, shares may have been surrendered to satisfy income tax withholding requirements upon election by the employee. The amounts shown and the value realized do not give effect to the surrender of shares to cover such tax withholding obligations.

NONQUALIFIED DEFERRED COMPENSATION

We maintain The Shaw Group Inc. Deferred Compensation Plan (the Deferred Compensation Plan), which is a non-qualified deferred compensation plan offered to a select group of key employees that is designed to assist our employees in receiving a portion of their cash compensation in a tax efficient manner. This plan promotes retention because our employees must remain with the Company for a fixed period of time in order to receive amounts invested pursuant to the plan. None of our NEOs were granted awards under this program or received a discretionary employer contribution during fiscal year 2011.

The Company funds awards under this program and participants are allowed to invest deferred amounts in a number of approved investment options. Withdrawals of unvested funds from the Deferred Compensation Plan prior to the applicable employee’s vesting date are not permitted. Once vested, the participant’s account balance is paid out at a time selected by the participant in either annual installments or a lump sum, also as elected by the participant, subject to certain plan provisions. However, upon a participant’s disability or death, regardless of the participant’s distribution election, his or her unpaid account balance will become 100% vested and paid out in a single lump sum.

In addition to the Deferred Compensation Plan, we have also set aside deferred amounts for Mr. Bernhard pursuant to his employment agreement, which provides that we will pay him a lump sum amount of $15,000,000 plus interest earned on the funds set aside as consideration for his agreement not to reveal our confidential information during and after the termination of his employment with us, and not to compete with us for a two-year period following his termination of employment. During each of fiscal years 2001, 2002 and 2003, we set aside $5,000,000 to fund the future payment obligation. These funds are invested in short-term interest-bearing securities in accordance with our investment policy and earned interest at a rate of 0.68% during fiscal year 2011. This future payment obligation to Mr. Bernhard was agreed upon in April 2001, after several months of negotiation and just shortly after Mr. Bernhard successfully led the Company through the acquisition of Stone & Webster, Inc., which was at the time, the largest acquisition in the Company’s history.

The following table provides summary information with respect to amounts credited, earnings and account balances for our NEOs under our Deferred Compensation Plan or other agreements.

Nonqualified Deferred Compensation for the Fiscal Year Ended August 31, 2011

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
J. M. Bernhard, Jr.	—	—	124,253	—	18,499,377	(2)
Brian K. Ferraioli	—	—	—	—	—
David L. Chapman, Sr.	—	—	—	—	—
Gary P. Graphia	—	—	—	—	—
John Donofrio	—	—	—	—	—

(1)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above-market.
(2)	This amount was not included in the Summary Compensation Table because it represents an amount being held in a trust fund in connection with the non-disclosure and non-compete clause in Mr. Bernhard’s employment agreement. For additional information, see the narrative above.

On December 12, 2011, the Company converted the above deferred compensation award that was owed to Mr. Bernhard to a SERP. For additional information, see “COMPENSATION DISCUSSION AND ANALYSIS” above.

EMPLOYMENT AGREEMENTS

Below are descriptions of the individual employment agreements of our NEOs at August 31, 2011. Descriptions of termination benefits are not included here as they are discussed in detail in the “Potential Payments upon Termination or a Change in Control” section below. Additional information regarding these agreements is also included in “COMPENSATION DISCUSSION AND ANALYSIS” above.

J. M. Bernhard, Jr.

Mr. Bernhard serves as the Chairman of our Board, President and Chief Executive Officer under an amended and restated employment agreement entered into on December 31, 2008, with an effective date as of January 1, 2008, as further amended on July 7, 2010. Unless either party gives written notice to terminate the agreement, the agreement automatically renews on each day of the term for a successive three-year term. The agreement provides that Mr. Bernhard will, among other things, be entitled to:

(a)	an annual base salary as set by our Board, which may be increased on an annual basis by our Board at its discretion, but may not be decreased without Mr. Bernhard’s consent;

(b)	discretionary annual cash incentive compensation under any such program established by us, including the MIP, or, in the absence of or in addition to any such program, annual cash incentive compensation as determined by our Board;

(c)	participation in our discretionary long-term equity incentive plans;

(d)	other benefits including country club memberships and initiation fees, an automobile and a mid-size jet aircraft for his use;

(e)	reasonable paid vacation at Mr. Bernhard’s discretion, but not less than five weeks of vacation per year, with unlimited carryover; and

(f)	participation in our various employee benefit plans or programs that we provide to our employees in general.

Although not provided within his employment agreement, Mr. Bernhard also participates in our Flex Program.

Effective July 7, 2010, the Company amended Mr. Bernhard’s employment agreement to clarify a previous understanding that Mr. Bernhard’s use of the Company’s aircraft for ten years following his termination would be limited to 150 hours per year, but would not be additionally limited by the cost to the Company.

Pursuant to Mr. Bernhard’s employment agreement described above, he received a non-qualified deferred compensation award in fiscal years 2001, 2002 and 2003. At August 31, 2011, the award was payable upon Mr. Bernhard’s departure for any reason and is discussed in the “Nonqualified Deferred Compensation” section above. Effective December 12, 2011, we entered into a second amended employment agreement with Mr. Bernhard which, among other things, converted the deferred compensation award owed to Mr. Bernhard to a SERP. See “COMPENSATION DISCUSSION AND ANALYSIS” for additional information.

Brian K. Ferraioli

Mr. Ferraioli serves as Executive Vice President and Chief Financial Officer under an amended and restated employment agreement entered into on December 31, 2008, with an effective date as of January 1, 2008, as further amended by the parties on December 17, 2009. Unless either party gives written notice to terminate the agreement, the agreement automatically renews on each day of the term for a successive two-year term. Under the agreement, Mr. Ferraioli is entitled to:

(a)	an annual base salary in the amount of Mr. Ferraioli’s base salary as of the effective date, which may be increased on an annual basis by our Board at its discretion, but may not be decreased without Mr. Ferraioli’s consent;

(b)	participation in our MIP, with an annual performance award range of 0% to 200% of his MIP target, which was initially 100% of his annual base salary, and for fiscal year 2011 was $800,000;

(c)	participation in our discretionary long-term equity incentive plans, with a target award that was valued in the range of 100% to 200% of his annual base salary as of the effective date of his agreement, and for fiscal year 2011 was $1,400,000;

(d)	initiation fee for a country club membership (not used to date);

(e)	participation in our Flex Program;

(f)	four weeks of paid vacation per year with unlimited carryover; and

(g)	participation in our various employee benefit plans or programs that we provide to our employees in general.

David L. Chapman, Sr.

Mr. Chapman serves as President of our Fabrication & Manufacturing Group under a new employment agreement entered into and effective as of April 8, 2011. The initial term of the agreement is two years and six months, commencing on the effective date. Approximately half-way through the initial term, the Company and Mr. Chapman shall discuss renewal of the agreement. The initial term may be terminated by Mr. Chapman upon three months’ prior written notice, after which Mr. Chapman shall provide part-time employment services commencing on the date specified (the “Part-Time Employment Period Commencement Date”), for a term ending on the third anniversary of the Part-Time Employment Period Commencement Date (the “Part-Time Employment Period”). Mr. Chapman and the Company may mutually agree to a shorter Part-Time Employment Period. During the Part-Time Employment Period, Mr. Chapman shall perform services, as reasonably requested by the Company, for a minimum of 20 hours per week. Under the agreement, Mr. Chapman is entitled to:

(a)	an annual base salary during the initial term in the amount of Mr. Chapman’s current base salary as of the effective date, which may be increased on an annual basis by the Company at its discretion, but may not be decreased without Mr. Chapman’s consent;

(b)	a part-time salary during the Part-Time Employment Period of $450,000 per year, as well as $400 per hour for each hour worked in excess of 20 hours in any week during the Part-Time Employment Period;

(c)	participation in our MIP during both the initial term and the Part-Time Employment Period with an annual performance award range of 0% to 200% of his MIP target, which was 133% of his annual base salary for fiscal year 2011, or $1,000,000;

(d)	participation in our discretionary long-term equity incentive plans during both the initial term and the Part-Time Employment Period, with a target award that was valued in the range of 100% to 200% of his annual base salary as of the effective date of his agreement, and for fiscal year 2011 was $1,200,000;

(e)	reimbursement of operating expenses incurred by Mr. Chapman for the use of his personal aircraft for Company-approved business during both the initial term and the Part-Time Employment Period;

(f)	initiation fee for a country club membership;

(g)	participation in our Flex Program;

(h)	four weeks of paid vacation per year with unlimited carryover during both the initial term and Part-Time Employment Period; and

(i)	participation in our various employee benefit plans or programs that we provide to our employees in general, during both the initial term and the Part-Time Employment Period.

As stated above, we entered into a new employment agreement with Mr. Chapman on April 8, 2011. According to the new agreement, Mr. Chapman’s annual performance-based award will no longer include a guaranteed minimum award. However, since Mr. Chapman’s previous employment agreement dated December 31, 2008, would not have expired until fiscal year 2012, it was agreed that his MIP award for fiscal year 2011 should be governed by the terms of the previous agreement, and is therefore subject to a guaranteed minimum MIP award of $750,000.

Gary P. Graphia

During fiscal year 2011, Mr. Graphia served as Executive Vice President and Chief Operating Officer under an amended and restated employment agreement entered into and effective as of December 22, 2008. Unless either party gives written notice to terminate the agreement, the agreement automatically renews on each day of the term for a successive three-year term. Under the agreement, Mr. Graphia is entitled to:

(a)	an annual base salary in the amount of Mr. Graphia’s base salary as of the effective date, which may be increased on an annual basis by our Board at its discretion, but may not be decreased without Mr. Graphia’s consent;

(b)	participation in our MIP, with an annual performance award range of 0% to 200% of his MIP target, which was initially 100% of his annual base salary, and for fiscal year 2011 was $850,000;

(c)	participation in our discretionary long-term equity incentive plans, with a target award that was valued at not less than 150% of his annual base salary as of the effective date of his agreement, and for fiscal year 2011 was $1,275,000;

(d)	a Retention Amount of $1,000,000 which was paid as follows: (i) $333,334 not later than 15 days after the execution of the agreement; (ii) $333,333 on the first anniversary of the effective date of his agreement; and (iii) $333,333 on the second anniversary of the effective date of his agreement;

(e)	participation in our Flex Program;

(f)	four weeks of paid vacation per year with unlimited carryover, of which the unused portion shall be paid to Mr. Graphia upon termination of employment for any reason; and

(g)	participation in our various employee benefit plans or programs that we provide to our employees in general.

Pursuant to Mr. Graphia’s employment agreement, in the event that he voluntarily terminates employment (other than for “Good Reason,” as defined in the agreement) or is terminated for Misconduct (as defined in the agreement) prior to the completion of 12 months of continuous employment in any of the first three contract years commencing on the effective date of his agreement, he shall be required to repay to the Company the pro-rata portion of the Retention Amount paid to him on or before the date of termination for the contract year in which the date of termination occurs, and shall forfeit all rights to the unpaid portion, if any, of the Retention Amount.

On October 31, 2011, Mr. Graphia was appointed to a new position as Executive Vice President, with responsibilities for strategic initiatives, including corporate development, mergers and acquisitions and client relations. He continues to serve under the December 22, 2008, amended and restated employment agreement described above.

John Donofrio

Mr. Donofrio serves as Executive Vice President, General Counsel and Corporate Secretary under an amended and restated employment agreement entered into on July 22, 2010, and effective as of October 5, 2009. Unless either party gives written notice to terminate the agreement, the agreement automatically renews on each day of the term for a successive three-year term. Under the agreement, Mr. Donofrio is entitled to:

(a)	an annual base salary of $575,000, which may be increased on an annual basis by our Board at its discretion, but may not be decreased without Mr. Donofrio’s consent;

(b)	participation in our MIP, with an annual performance award range of 0% to 200% of his MIP target, which was initially 75% of his annual base salary, and for fiscal year 2011 was $431,250;

(c)	participation in our discretionary long-term equity incentive plans, with a target award that was valued at 150% of his annual base salary as of the effective date of his agreement, and for fiscal year 2011 was $862,500;

(d)	a cash sign-on bonus in the amount of $400,000, to be paid as soon as administratively possible after Mr. Donofrio’s start date (paid in fiscal year 2010);

(e)	relocation assistance in connection with permanent relocation to Baton Rouge, Louisiana, and reimbursement of commuting expenses, including air travel and access to the Company’s aircraft on an as-available basis;

(f)	initiation fee for a country club membership;

(g)	participation in our Flex Program;

(h)	four weeks of paid vacation per year with unlimited carryover; and

(i)	participation in our various employee benefit plans or programs that we provide to our employees in general.

Reimbursement of Mr. Donofrio’s relocation, travel and living expenses, as provided for within his employment agreement, ended in October 2010. Pursuant to Mr. Donofrio’s employment agreement, to the extent that any amount reimbursed by us in connection with Mr. Donofrio’s relocation, other than the loss on the sale of his home, is determined to constitute taxable income, we are required to “gross-up” the reimbursement so that Mr. Donofrio is in the same “net” after-tax position he would have been if such reimbursement had not constituted taxable income to Mr. Donofrio.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section of the proxy statement sets forth information regarding compensation and benefits that each of the NEOs would receive in the event of a change in control without termination of employment or in the event of termination of employment under the following circumstances: (1) voluntary resignation by the NEO; (2) resignation by the NEO for good reason; (3) resignation by the NEO in connection with a change in control; (4) termination by us without cause; (5) termination by us for cause; (6) death; or (7) disability.

The employment agreements of our NEOs generally contain the following definitions as they relate to termination of employment or a change in control:

“Good Reason” shall exist upon the occurrence of any of the following events without the executive’s express written consent: (1) any material decrease of executive’s duties or responsibilities (other than in connection with the termination of executive for misconduct or disability (as defined below) or, for Mr. Chapman, in connection with the delivery of a notice to commence the Part-Time Employment Period); (2) any material decrease of executive’s base compensation; (3) for Messrs. Bernhard, Ferraioli and Graphia, our requirement that they perform services at executive offices that are no longer in Baton Rouge, Louisiana, or for Messrs. Chapman and Donofrio, that they perform services at a business office more than 25 miles or 50 miles, respectively, away from their office of employment at the time of the commencement of their employment agreement; or (4) any other material breach by us of any of our obligations to the executive under his employment agreement. An executive must provide written notice to us no more than 90 days after the change in terms or status has occurred, and we shall have 30 days after receipt of the notice to resolve the issue causing the change in terms or status.

“Disability” means that an executive has been absent from the full-time performance of the executive’s duties with us for a period ranging from 90 to 180 consecutive calendar days, as individually specified in each employment agreement, as a result of the executive’s incapacity due to a disability. A disability shall exist if: (1) the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) the executive is receiving income replacement benefits for a period of not less than three months under any of our employee accident and health plans. The number of days each executive must have been absent from his duties is as follows: Mr. Bernhard, 180 days; Messrs. Ferraioli, Chapman and Donofrio, 120 days; and Mr. Graphia, 90 days.

We refer to a change in control in the executive employment agreements as a “Corporate Change.” A Corporate Change means a “change in our ownership,” a “change in our effective control,” or a “change in the ownership of our substantial assets.” A “change in our ownership” shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock. A “change in our effective control” shall occur on the date that a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board prior to the date of the appointment or election. A “change in the ownership of our substantial assets” occurs on the date that any one person, or more than one person acting as a group, acquires assets from us that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. A Corporate Change requires the executive to provide us with notice of his intent to terminate within 90 days following the effective date of the Corporate Change, but in no event later than February 13th of the year following the year in which the applicable Corporate Change occurred.

“Misconduct,” or “Cause,” per Mr. Bernhard’s employment agreement means: (1) the continued failure by Mr. Bernhard to substantially perform his duties with us (other than a failure resulting from his incapacity due to a Disability or any such actual or anticipated failure after the issuance of a notice of termination by Mr. Bernhard for Good Reason), after a written demand for substantial performance is delivered to Mr. Bernhard by our Board, allowing 30 days for him to effect a potential cure; (2) Mr. Bernhard’s engaging in conduct which is demonstrably and materially injurious to us, monetarily or otherwise (other than such conduct resulting from his incapacity due to physical or mental illness and other than any such actual or anticipated conduct after the issuance of a notice of termination by him for Good Reason); or (3) Mr. Bernhard’s conviction for the commission of a felony. The definition of Misconduct, or Cause, in Messrs. Ferraioli, Chapman, Graphia and Donofrio’s employment agreements is somewhat different, and means: (1) any willful breach or habitual neglect of duty or the executive’s material and continued failure to substantially perform his duties for us (other than a failure resulting from the executive’s incapacity due to Disability or any such actual or anticipated failure after the issuance of a notice of termination by the executive for Good Reason) in a professional manner and in a manner reasonably expected as appropriate for the position, which breach is not cured within 30 days of receipt of written notice from us specifying the alleged breach; (2) the intentional misappropriation or attempted misappropriation of a material business opportunity of ours, including an attempt to secure any personal profit in connection with entering into any transaction on behalf of us; (3) the intentional misappropriation or attempted misappropriation of any of our funds or property; (4) the violation of our Code of Corporate Conduct or Anti-Fraud Policy; or (5) the commission of a felony offense or a misdemeanor offense involving violent or dishonest behavior, or the engagement in any other conduct involving fraud or dishonesty.

Payments Due under the Named Executive Officer Employment Agreements

Good Reason, Termination without Cause and Corporate Change. The employment agreements with Messrs. Bernhard, Ferraioli, Graphia and Donofrio provide that in the event an executive resigns for Good Reason, is terminated by us without Cause, or resigns for a Corporate Change, the executive will become immediately and fully vested in all long-term equity incentive awards previously granted to that executive, and we must pay to the executive, in a lump sum within 15 days following his applicable termination date, the amounts detailed below. Mr. Chapman’s employment agreement provides the same payments and benefits, but only if he executes a severance agreement and release in which he waives the right to sue the Company for claims relating to his employment:

(a)

An amount equal to a combination of his base salary and cash incentive compensation: (1) Mr. Bernhard receives an amount equal to three times the sum of his base salary in effect immediately prior to termination plus his highest cash incentive compensation paid by us during the three years prior to termination; (2) Mr. Ferraioli receives an amount equal to two times the sum of his base salary in effect immediately prior to termination plus his most recent annual MIP cash incentive compensation paid by us; (3) Mr. Chapman receives an amount equal to two times his base salary in effect immediately prior to his termination if triggered during the initial term or three times his Part-Time Employment Period salary if triggered during the Part-Term Employment Period (as discussed above under “Employment Agreements”), plus his highest annual cash incentive compensation paid by us during the two years prior to termination; (4) Mr. Graphia receives his base salary in effect immediately prior to termination plus his highest cash incentive compensation paid by us during the three years prior to termination, both multiplied by the remaining term per his agreement; and (5) Mr. Donofrio receives his base salary in effect immediately prior to termination multiplied by the remaining term per his agreement, plus his highest annual MIP cash incentive compensation paid by us during the two-year period prior to termination (which amount shall be determined by annualizing the bonus amount and not discounting or prorating based upon less than 12 months of service), multiplied by the remaining term per his agreement.

(b)	An amount necessary to cover the cost to obtain life, long-term disability, accidental death and dismemberment, health, dental and vision insurance benefits (health and welfare benefits) covering the executive (and, as applicable, his spouse and dependents) that are substantially similar to those that he was receiving immediately prior to termination: (1) Mr. Bernhard receives an amount necessary to cover these costs for a three-year period commencing on the date of termination; (2) Messrs. Ferraioli, Graphia and Donofrio receive an amount necessary to cover these costs for a period commencing on the date of termination and ending on the earlier to occur of (A) a fixed period of time following the executive’s termination, which for Mr. Ferraioli is 24 months, for Mr. Graphia is the last date of the remaining employment term and for Mr. Donofrio is 18 months, or (B) in the event that the Company or the executive has given notice to fix the employment agreement term, the remaining portion of the term; and (3) Mr. Chapman receives an amount necessary to cover these costs for an 18 month period commencing on the date of termination.

(c)	For Mr. Bernhard alone, a lump sum payment related to his nonqualified deferred compensation award (as discussed above under “Nonqualified Deferred Compensation”), as well as the use of a mid-size jet aircraft for 150 hours per year for the next ten years.

Death. In the event of an executive’s death during the term of his employment agreement, Messrs. Bernhard, Ferraioli and Graphia will be considered immediately and totally vested in all long-term equity incentive awards previously granted to them. Messrs. Chapman and Donofrio’s employment agreements do not include immediate and total vesting in the event of death. In the case of Messrs. Bernhard and Graphia’s death, their surviving spouses or their estates are entitled to receive, within the 30-day period following their death: (1) a lump sum payment equal to one year’s base salary and for Mr. Bernhard, a pro-rata MIP cash incentive compensation payment in the amount he would have otherwise been entitled to receive; (2) a lump sum payment equal to the cost to obtain health, dental and vision insurance benefits covering their spouse and dependents that are substantially similar to those that their spouse and dependents were receiving immediately prior to termination, for Mr. Bernhard for a 30-month period, and for Mr. Graphia for a 12-month period; and (3) for Mr. Bernhard alone, a lump sum payment related to his nonqualified deferred compensation award (as discussed above under “COMPENSATION DISCUSSION AND ANALYSIS” and “Nonqualified Deferred Compensation”). In the event of Messrs. Ferraioli, Chapman and Donofrio’s death, their surviving spouses or estate will be entitled to a lump sum payment within 30 days of their death equal to the cost to obtain health, dental and vision insurance benefits covering their spouse and dependents that are substantially similar to those that their spouse and dependents were receiving immediately prior to termination, for a one year period for Messrs. Ferraioli and Donofrio and an 18 month period for Mr. Chapman.

In addition to the items specified in the executives’ employment agreements, each executive may also be entitled to receive payouts from third parties under certain insurance policies, as more fully described below.

Disability. In the event of an executive’s Disability during the term of his employment agreement, Messrs. Bernhard, Ferraioli, Graphia and Donofrio will be considered immediately and totally vested in all long-term equity incentive awards previously granted to them. Mr. Chapman’s employment agreement does not include immediate and total vesting in the event of his disability, but the grant agreements under which his long-term equity incentive awards were granted do allow for accelerated vesting in the event of disability. We will also pay the following benefits to the executives:

(a)	Monthly payments equal to the amount by which the executive’s monthly base salary immediately prior to termination exceeds the monthly benefit received pursuant to any disability insurance covering him; the applicable term of payment is 12 months for Messrs. Bernhard, Chapman, Graphia and Donofrio and 24 months for Mr. Ferraioli. Mr. Chapman’s employment agreement provides these monthly payments only if he executes a severance agreement and release in which he waives the right to sue the Company for claims relating to his employment.

(b)	For Messers. Bernhard, Ferraioli, Graphia and Donofrio, a lump sum payment within 15 days of the executive’s termination equal to the cost to obtain health and dental insurance benefits covering the executive (and, as applicable, his spouse and dependents) that are substantially similar to those that the executive was receiving immediately prior to termination. The amount we pay should cover a period of 30 months for Mr. Bernhard; for Messrs. Ferraioli, Graphia and Donofrio, the period shall begin with the termination date and end with the earlier to occur of (1) a fixed period of time following the date of termination, 24 months for Mr. Ferraioli, or 18 months for Messrs. Graphia and Donofrio, or (2) in the event that the Company or the executive has given notice to fix the employment agreement term, the remaining portion of the term.

(c)	For Mr. Bernhard alone, on or before the later to occur of either the fifteenth day following the day we typically grant annual MIP cash incentive compensation awards or February 28th of the year following his termination, a pro-rata MIP cash incentive compensation payment in the amount Mr. Bernhard would have otherwise been entitled to receive under the terms of the applicable incentive plans. Mr. Bernhard is also entitled to a lump sum payment related to his nonqualified deferred compensation award (as discussed above under “Nonqualified Deferred Compensation”) as well as the use of a mid-size jet aircraft for 150 hours per year for the next ten years.

In addition to the items specified in the executive’s employment agreements, each executive may also be entitled to receive payouts from third parties under certain insurance policies, as more fully described below.

Confidentiality and Noncompetition Agreements. Each of our NEOs has agreed not to reveal our confidential information during and after termination of employment with us. As described in the “COMPENSATION DISCUSSION AND ANALYSIS” and “Nonqualified Deferred Compensation” sections above, Mr. Bernhard has agreed not to reveal our confidential information during and after the termination of his employment with us, and to not compete with us for a two-year period following his termination. In consideration for this agreement, we agreed to pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned during the period in which the funds are set aside. On December 12, 2011, the Company converted the deferred compensation award that was owed to Mr. Bernhard to a SERP. Pursuant to the original terms of his agreement, the Company has also agreed to provide to Mr. Bernhard for his private use a mid-size jet aircraft for 150 hours per year, without other limitations, for ten years following his termination.

Messrs. Chapman, Graphia and Donofrio are also bound by non-solicitation and non-compete agreements with us. Both during their employment with us and, for Messrs. Graphia and Donofrio, two years after termination (whether voluntary or not), and for Mr. Chapman, two years after termination in the event of resignation other than Good Reason or termination by the Company for Misconduct, or for a period equal to the period of severance pay provided pursuant to his employment agreement, or any other applicable severance program of the Company, or the pendency of any post-termination consulting agreement between Mr. Chapman and the Company, but in no event longer than two years, in the event of resignation for a Corporate Change or Good Reason, or termination for other than Good Reason or due to Disability, they have agreed to the following: (a) they will not, directly or indirectly, offer employment to, solicit, or attempt to solicit any of our officers or employees or offer employment to any person who, during the six months immediately preceding the date of such solicitation or offer, is or was one of our officers or employees; and (b) they will also refrain from performing the following in the Restricted Area (as defined below): (1) solicit or provide, directly or indirectly, engineering, construction, procurement, maintenance, environmental and/or pipe fabrication services to any persons or entities who are or were our customers at any time prior to the executive’s separation from employment; (2) establish, own, become employed with, consult on business matters with, or participate in any way in a business engaged in engineering, construction, procurement, maintenance, environmental and/or pipe fabrication services except to the extent that we do not provide the same type of services as such business provides; and (3) provide consulting services for, invest in, become employed by, or otherwise become associated from a business perspective with our competitors. The term “Restricted Area” shall mean a listing of all the territories where we were doing business at the time that we entered into the agreement.

Mitigation. The executives are not required to mitigate the amount of any severance payments described above by seeking other employment, nor will the amount of payments we are required to provide to the executives be reduced by any compensation the executives may earn as a result of employment with a third-party employer during any severance payment periods.

Information Regarding the Potential Payments Upon Termination or Change in Control Table

The following table sets forth the details, on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each NEO in the event that such executive’s employment with us is terminated for any reason or in the event of a change in control. We have assumed that the termination events, or the change in control, as applicable, occurred effective August 31, 2011, the last day of our fiscal year. The actual amounts that would be paid can only be determined at the time of termination of employment or a change in control. The amounts included in the table are based on the following assumptions and governing documents:

Governing Documents. The amounts included in the table are based on provisions included in the following:

•	The employment agreements between the NEOs and us, which are summarized under “Employment Agreements” and above.

•	Our long-term equity incentive plans, which are summarized below, and the related stock option and restricted stock award agreements between the NEOs and us.

Resignation versus Retirement. The designation of an event as a resignation or retirement is dependent upon an individual’s age. We use the normal retirement age, as defined by the Social Security Administration, to determine when an employee is eligible for retirement. For our NEOs, the normal retirement age is 66 or older. An individual who does not satisfy the retirement criteria is considered to have resigned. At August 31, 2011, none of our NEOs met the eligibility criteria for retirement.

Change in Control. All references to a “Change in Control” in the table below refer to the change in control definition that is relevant to the applicable employment agreement or long-term equity incentive plan being discussed, whether it is a Corporate Change or either of the Change in Control definitions found in the 2001 Incentive Plan or Omnibus Plan.

•

Employment Agreements — The compensation and benefits associated with a resignation for a Corporate Change are set forth in each individual employment agreement. The agreements for Messrs. Bernhard, Ferraioli and Graphia provide these executives with an election to terminate employment for a Corporate Change. Messrs. Chapman and Donofrio may also terminate employment for a Corporate Change but only if they are not retained in their current or a comparable position.

•

Long-Term Equity Incentive Plans — The 2001 Incentive Plan and Omnibus Plan address the benefits that our executives are entitled to receive in connection with a Change in Control (as defined below) without termination.

Insurance Proceeds and Benefits. We provide life insurance and accidental death and dismemberment insurance to certain executives, including our NEOs, both with a benefit of two times the executive’s annual base salary up to a maximum of $750,000 each. The amount provided to all other salaried employees only includes a benefit of one times the employee’s annual base salary up to a maximum of $100,000 each. We also provide business travel accidental death and dismemberment insurance to certain executives, including our NEOs, with a principal sum benefit amount up to a maximum of $750,000. The amount provided to all other salaried employees only includes a principal sum benefit amount up to a maximum of $500,000. Amounts included in the tables below will not be paid by us; they are simply additional amounts the NEOs may be entitled to receive from the third party insurance providers. In the event of death, life insurance, accidental death and dismemberment insurance and business travel accidental death and dismemberment insurance benefits are paid by our third party insurance providers directly to the beneficiary designated by the employee. In the event of disability, accidental death and dismemberment insurance, business travel accidental death and dismemberment insurance and long-term disability insurance benefits are paid by our third party insurance providers directly to the employee.

Continuing Health and Welfare Benefits. We have calculated health, dental and vision insurance benefits at the COBRA rates in effect at August 31, 2011. We have calculated life, long-term disability and accidental death and dismemberment insurance benefits at the Company’s rates in effect at August 31, 2011.

Nonqualified Deferred Compensation. As noted previously in the “COMPENSATION DISCUSSION AND ANALYSIS” and “Nonqualified Deferred Compensation” sections above, on December 12, 2011, the Company converted a $15 million, plus accumulated interest, deferred compensation award that was owed to Mr. Bernhard to a SERP. No other NEO is currently participating in our deferred compensation plans, nor are we responsible for paying any deferred compensation amounts to the remaining NEOs pursuant to their employment agreements. The table below does not include amounts related to nonqualified deferred compensation arrangements.

Reimbursement of Excise Tax and Gross-up. As of August 31, 2011, Messrs. Bernhard, Ferraioli, Graphia and Donofrio were eligible to receive a payment in an amount necessary to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control termination scenario and any other excise or regular income taxes imposed on them as a result of this initial excise tax reimbursement. To the extent that any payment or benefit received or to be received by these NEOs under the employment agreements in connection with a change in control would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we must “gross-up” such payment and benefit by paying to the executive additional amounts (gross-up payments), which must include any excise taxes and income taxes imposed upon such gross-up payments, so that the executive is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. Based on the estimated compensation in the table below, none of these executives would have been due such “gross-up” payment as of August 31, 2011. Mr. Chapman was not eligible to receive a reimbursement of excise tax or gross up payment under his new agreement. Instead, if any payments or benefits received or to be received by Mr. Chapman in connection with his termination of employment would constitute an “excess parachute payment,” an independent tax advisor would determine whether (a) such payments should be reduced to the extent necessary so that no portion would be subject to the excise tax or (b) Mr. Chapman would receive, in the aggregate, greater payments and benefits on an after tax basis if the payments were not reduced, in which case, no such reduction would be made. On December 12, 2011, the reimbursement of excise tax and gross-up provision was removed from Mr. Bernhard’s employment agreement and replaced with a “net best” provision similar to Mr. Chapman’s described above.

Section 409A of the Code. Notwithstanding the timing of payments otherwise noted in this section, if the executive in question is a “specified employee” as defined in Section 409A of the Internal Revenue Code at the date of his termination, any amounts that are considered subject to the deferred compensation rules of such Internal Revenue Code section shall not be paid until a period of six months from the date of his separation of service with us has passed. We expect that each of our NEOs would be considered “specified employees” at the time of their termination from employment.

Reimbursement of Expenses & Accrued Vacation. We have assumed that all reimbursements of expenses are current and that all vacation has been taken at August 31, 2011; therefore, amounts related to expenses and accrued vacation for all NEOs are excluded from the tables below.

Accelerated Vesting of Stock Options, Restricted Stock and Restricted Stock Units. We have assumed that the value of our common stock for purposes of valuing stock options and restricted stock was $23.31 per share based on the closing market price on August 31, 2011, the last trading day of our fiscal year, and that all unvested stock options not automatically forfeited were exercised on such day. We have not included in the tables the value of any stock options that were vested prior to August 31, 2011. In addition, we have applied the following provisions from our long-term equity incentive plans to the tables below.

Our 2001 Incentive Plan provides for the immediate vesting of restricted stock in the event of retirement, death or disability, and the immediate vesting of restricted stock, restricted stock units and stock options upon a Change in Control; each of these terms are defined below as they are used in the 2001 Incentive Plan, and may differ from the definitions provided for the same terms in the employment agreements of our NEOs. Our 2001 Incentive Plan also gives the Compensation Committee the discretion to allow for immediate vesting of stock options. In April 2006, the Compensation Committee approved the immediate vesting of stock options in the event of death for all existing awards and future awards granted under our 2001 Incentive Plan.

•	“Retirement” shall mean the participant’s voluntary retirement on or after the participant’s normal retirement date as determined by the Compensation Committee in its sole discretion.

•

“Disability” shall mean the inability of the participant to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of 12 months or more.

•

“Change in Control” shall mean the occurrence of any of the following events: (1) any “person” or “group” as defined in the Exchange Act, as amended, but excluding any 10% or larger shareholder of record, directly or indirectly, becomes the “beneficial owner” (as defined in the Exchange Act, as amended) of our securities representing 20% or more of the combined voting power of all of our then outstanding securities which are entitled to vote with respect to the election of our Board; (2) during a period of 24 consecutive months, the individuals who, at the beginning of such period, constitute our Board cease for any reasons other than death or disability to constitute a majority of our Board (unless the individual was elected by or with the recommendation of at least two-thirds of the directors of our Board at the beginning of such 24-month period); (3) an entity other than us or a subsidiary of us acquires all or substantially all of our assets; or (4) we file a report or a proxy statement with the SEC disclosing that a change in control may have, has, or will occur.

Our Omnibus Plan provides for immediate vesting of share based awards only upon a Change in Control. The following types of awards qualify for immediate vesting: (a) all stock options, including those awarded to our non-employee directors, and SARs (unless exchanged for qualifying replacement awards); and (b) all awards other than stock options and SARs that are not vested and as to which vesting depends solely upon satisfaction by a participant of a service obligation. For all other awards, treatment upon a Change of Control shall be determined by the applicable award agreement.

•

“Change in Control” shall mean the occurrence of any of the following events: (1) any person becomes the beneficial owner of 50% or more of our voting securities; (2) any person acquires assets from us that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all our assets immediately prior to such acquisition; or (3) our directors cease to constitute a majority of our Board during any given twelve-month period unless a majority of the directors in office at the beginning of that period approved the nomination of any new director.

Potential Payments Upon Termination or Change in Control Table

Executive and Compensation Element	Voluntary Resignation, including Retirement		Resignation by Executive for Good Reason or in Connection with a Change in Control; Termination by the Company (other than for Misconduct or Disability)(15)		Termination by the Company for Misconduct	Death		Disability
J. M. Bernhard, Jr.
Base salary	$—		$6,000,000	(2)	$—	$2,000,000	(3)	$1,880,000	(4)
Incentive compensation	—		7,128,000	(5)	—	—	(6)	—	(6)
Insurance proceeds and benefits	—				—	2,250,000	(7)	2,412,444	(8)
Continuing health & welfare benefits	—		60,798	(9)	—	27,203	(10)	45,865	(11)
Accelerated vesting of restricted stock and stock option awards	—		6,755,796	(12)	—	6,755,796	(12)	6,755,796	(12)
Nonqualified deferred compensation (13)	—		—		—	—		—
Other benefits	4,376,740	(14)	4,376,740	(14)	—	—		4,376,740	(14)

TOTAL	$4,376,740		$24,321,334		$—	$11,032,999		$15,470,845

Brian K. Ferraioli
Base salary	$—		1,300,000	(2)	$—	$—		$1,056,000	(4)
Incentive compensation	—		281,600	(5)	—	—		—
Insurance proceeds and benefits	—		—		—	2,250,000	(7)	2,555,359	(8)
Continuing health & welfare benefits	—		40,532	(9)	—	10,881	(10)	36,692	(11)
Accelerated vesting of restricted stock and stock option awards	—		1,792,309	(12)	—	1,792,309	(12)	1,792,309	(12)

TOTAL	$—		$3,414,441		$—	$4,053,190		$5,440,360

David L. Chapman, Sr. (1)
Base salary	$—		$1,500,000	(2)	$—	$—		$626,000	(4)
Incentive compensation	—		1,200,000	(5)	—	—		—
Insurance proceeds and benefits	—		—		—	2,250,000	(7)	1,800,000	(8)
Continuing health & welfare benefits	—		30,823	(9)	—	16,597	(10)	—
Accelerated vesting of restricted stock and stock option awards	—		2,006,628	(12)	—	—		2,006,628	(12)

TOTAL	$—		$4,737,451		$—	$2,266,597		$4,432,628

Gary P. Graphia
Base salary	$—		$2,550,000	(2)	$—	$850,000	(3)	$760,000	(4)
Incentive compensation	—		2,295,000	(5)	—	—		—
Insurance proceeds and benefits	—		—		—	2,250,000	(7)	3,391,170	(8)
Continuing health & welfare benefits	—		41,645	(9)	—	7,410	(10)	17,942	(11)
Accelerated vesting of restricted stock and stock option awards	—		1,593,070	(12)	—	1,593,070	(12)	1,593,070	(12)

TOTAL	$—		$6,479,715		$—	$4,700,480		$5,762,182

John Donofrio
Base salary	$—		$1,725,000	(2)	$—	$—		$451,000	(4)
Incentive compensation	—		228,740	(5)	—	—		—
Insurance proceeds and benefits	—		—		—	2,250,000	(7)	3,309,692	(8)
Continuing health & welfare benefits	—		29,873	(9)	—	10,652	(10)	26,993	(11)
Accelerated vesting of restricted stock and stock option awards	—		605,174	(12)	—	—		605,174	(12)

TOTAL	$—		$2,588,787		$—	$2,260,652		$4,392,859

(1)	For Mr. Chapman, we are assuming that the Part-Time Employment Period (as discussed above under “Employment Agreements”) has not already commenced, as three months’ written notice would be required and no such notice had been received as of August 31, 2011, and therefore that his termination occurred during the initial term of his agreement. We are also assuming that he executed a severance agreement and release, waiving his right to sue the Company for claims relating to his employment, as required by his employment agreement, in exchange for certain severance payments and benefits.

(2)	Represents a lump sum payment of the NEO’s base salary at August 31, 2011, multiplied by the following:
-	Mr. Bernhard: A fixed amount of three.
-	Mr. Ferraioli: A fixed amount of two.
-	Mr. Chapman: A fixed amount of two.

-	Mr. Graphia: The remaining term of his employment agreement – 3 years.
-	Mr. Donofrio: The remaining term of his employment agreement – 3 years.

(3)	For all NEOs with amounts listed, represents a lump sum payment of one year of the NEO’s annual base salary at August 31, 2011.

(4)	Represents monthly payments of the amount by which the NEO’s monthly base salary exceeds the monthly benefit received pursuant to any disability insurance. The monthly benefit for short-term disability insurance is calculated as 66.6% of each participant’s base salary, with a maximum weekly benefit of $3,000. The monthly benefit for long-term disability insurance is calculated as 60% of each participant’s base salary, with a maximum monthly benefit of $10,000. Monthly payments will be made for a period of one year for Mr. Bernhard, Mr. Chapman, Mr. Graphia and Mr. Donofrio and for a period of two years for Mr. Ferraioli.

(5)	For Mr. Bernhard, represents a lump sum payment of the highest cash incentive compensation paid in the last three fiscal years multiplied by three. For Mr. Ferraioli, represents a lump sum payment of the most recent annual MIP cash incentive compensation paid multiplied by two. For Mr. Chapman, represents a lump sum payment of the highest annual cash incentive compensation paid during the two-year period prior to termination. For Mr. Graphia, represents a lump sum payment of the highest cash incentive compensation paid in the last three fiscal years multiplied by the remaining term of his agreement, as noted in (1) above. For Mr. Donofrio, represents a lump sum payment of the highest annual MIP cash incentive compensation paid during the two-year period prior to termination multiplied by the remaining term of his agreement as noted in (1) above.

(6)	In the event of Mr. Bernhard’s death, represents a lump sum payment of the full amount expected to be paid for fiscal year 2011 performance under our MIP, if any. In the event of Mr. Bernhard’s disability, represents a lump sum payment of half of the amount expected to be paid for fiscal year 2011 performance under our MIP, if any. For fiscal year 2011, there were no amounts paid under our MIP. As described above, in order for us to have terminated Mr. Bernhard on August 31, 2011, for Disability, he must have been absent from the full-time performance of his duties for 180 consecutive calendar days. Therefore, at August 31, 2011, Mr. Bernhard would only have been entitled to receive a MIP cash incentive compensation payment for the portion of the year (approximately six months) that he actually worked prior to becoming disabled.

(7)	Represents amounts that are payable by our third party insurance providers. Amounts paid in accordance with our accidental death and dismemberment insurance policy will only be paid in the event that death is accidental; amounts paid in accordance with our business travel accidental death and dismemberment insurance policy will only be paid in the event that death is accidental and occurred while traveling for business purposes. Therefore, amounts shown are likely higher than those that will actually be paid. For all NEOs, the amounts in the table include benefits of:
-	Two times each NEO’s annual base salary, capped at $750,000 (payable in accordance with our life insurance policy);
-	Two times each NEO’s annual base salary, capped at $750,000 (payable in accordance with our accidental death and dismemberment insurance policy); and
-	A principal sum of $750,000 (payable in accordance with our business travel accidental death and dismemberment insurance policy).

(8)	Represents amounts that are payable by our third party insurance providers. Amounts paid in accordance with our accidental death and dismemberment insurance policy will only be paid in the event that disability is caused by dismemberment; amounts paid in accordance with our business travel accidental death and dismemberment insurance policy will only be paid in the event that disability is caused by dismemberment that occurred while traveling for business purposes. Therefore, amounts shown are likely higher than those that would actually be paid. The table above includes payments of:
-	Disability benefits to each NEO (calculated in accordance with our long-term disability plan);
-	Two times each NEO’s annual base salary, capped at $750,000 (payable in accordance with our accidental death and dismemberment insurance policy); and
-	A principal sum of $750,000 (payable in accordance with our business travel accidental death and dismemberment insurance policy).

(9)	Represents a lump sum payment for the cost to obtain health and welfare benefits for each NEO that are substantially similar to those that the NEO was receiving immediately prior to termination for the periods specified below:
-	Mr. Bernhard: 3 years from date of termination
-	Mr. Ferraioli: 2 years from date of termination
-	Mr. Chapman: 18 months from date of termination
-	Mr. Graphia: 3 years from date of termination
-	Mr. Donofrio: 18 months from date of termination

(10)	Represents a lump sum payment for the cost to obtain health, dental and vision insurance benefits covering the NEO’s spouse and dependants, if any, that are substantially similar to those that the NEO was receiving immediately prior to termination in the event of death. The coverage period is 30 months for Mr. Bernhard, one year for Messrs. Ferraioli, Graphia and Donofrio and 18 months for Mr. Chapman. See the narrative above the table for additional information.

(11)	Represents a lump sum payment for the cost to obtain health, dental and vision insurance benefits that are substantially similar to those that the NEO was receiving immediately prior to termination for the coverage periods specified below:
-	Mr. Bernhard: 30 months
-	Mr. Ferraioli: 24 months
-	Mr. Graphia: 18 months
-	Mr. Donofrio: 18 months

See the narrative above the table for additional information.

(12)	For the scenarios noted above, our NEOs’ employment agreements provide for accelerated vesting of stock options and restricted stock. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between $23.31, the closing price of our common stock on August 31, 2011, and the stated exercise price of the stock options. The value of restricted stock was estimated by multiplying the number of restricted shares, for which vesting was accelerated, by $23.31, the closing price of our common stock on August 31, 2011. The table below provides the number of stock options and restricted shares used to determine the value estimated to be realized upon accelerated vesting.

Named Executive Officer	Stock Options	Restricted Stock
J. M. Bernhard, Jr.	113,436	263,448
Brian K. Ferraioli	26,549	70,717
David L. Chapman, Sr.	28,963	79,350
Gary P. Graphia	27,219	63,946
John Donofrio	—	25,962

(13)	Upon termination or a Corporate Change, Mr. Bernhard is entitled to receive a lump sum payment, totaling $18,499,377 at August 31, 2011, in connection with his nonqualified deferred compensation award. On December 12, 2011, the Company converted this award to a SERP. For additional information, see “COMPENSATION DISCUSSION AND ANALYSIS” and “Nonqualified Deferred Compensation” above. Please note that we have not included the amount in the table above, as it is already reflected in the Nonqualified Deferred Compensation Table.

(14)	Mr. Bernhard will be entitled to the use of a mid-size jet aircraft for 150 hours per year for the next ten years. The amount above represents the estimated incremental cost at August 31, 2011, of his aircraft usage assuming the maximum number of hours is used each year. If Mr. Bernhard does not use the full 150 hours allowed each year, the actual cost incurred by us may be less than the total amount listed.

(15)	Our NEOs are entitled to the compensation and benefits reflected in this column for a Corporate Change in the event that they elect to terminate employment. In the event that an executive does not elect to terminate employment due to a Corporate Change, the executive would only be entitled to the immediate vesting of restricted stock, restricted stock units and stock options under our 2001 Incentive Plan and Omnibus Plan. The number of stock options and restricted shares used to determine the value estimated to be realized upon accelerated vesting would be the same as the amounts listed in note (12) above.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 3 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement.

This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the named executive offices. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation arrangements. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “CORPORATE GOVERNANCE – Communications with Directors.”

Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:

“RESOLVED, that the shareholders of The Shaw Group Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”

Vote Required

A majority of the votes cast at the Annual Meeting of shareholders must vote “FOR” this proposal to approve, on an advisory non-binding basis, the compensation of our named executive officers. The enclosed form of proxy provides a means for you to vote “For,” “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have no effect on the outcome of the vote on this proposal.

Board Recommendation

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also gives you the opportunity to cast an advisory non-binding vote on how often the Company should include a say on pay proposal in its proxy materials for future annual or other meetings where directors are to be elected and for which the Company must include executive compensation information. You may vote to have the say on pay proposal included every year, every two years, or every three years. You may also abstain from voting.

Our Board is recommending that we hold a say on pay vote every year. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with direct and prompt input on our compensation philosophy, policies, and practices as disclosed in the proxy statement every year. Shareholders should be aware, however, that because the say on pay vote occurs in the midst of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated and complementary manner, it may not be feasible or appropriate to change our executive compensation programs in consideration of any given year’s say on pay vote prior to the next annual meeting of shareholders. However, our Board believes that an annual say on pay vote is consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

Vote Required

Because this advisory vote has three possible substantive responses (every 1 year, every 2 years or every 3 years), we will consider our shareholders to have “approved” the frequency selected by a plurality of the votes cast. The enclosed form of proxy provides a means for you to vote “Every 1 Year,” “Every 2 Years,” “Every 3 Years” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have no effect on the outcome of the vote on this proposal.

Board Recommendation

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS “EVERY 1 YEAR.”

APPENDIX A [IMAGE] Admission Ticket IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions— You can vote by Internet or telephone, available 24/7 Instead of mailing your proxy, you may choose to vote online or via telephone as an alternative. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. EDT, January 24, 2012. [GRAPHIC APPEARS HERE] Vote by Telephone – There is NO CHARGE to you. Shareholders of record - Call toll free 1-800-776-9437 (domestic) 1-718-921-8500 (internationally) Beneficial owners - Call toll free 1-800-454-8683 Vote by Internet – Follow the steps outlined on the secured website (control number on notice card required). Shareholders of record – Go to https://secure.amstock.com/voteproxy/login2.asp Beneficial owners – Go to www.proxyvote.com Annual Meeting Proxy Card ?IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORMATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ? A Proposals – The Board of Directors recommends a vote FOR each of the director nominees listed below. 1. Election of eight director nominees who are as follows: For Against Abstain 01 J.M. Bernhard, Jr. ? ? ? 02 James F. Barker ? ? ? 03 Thos. E. Capps ? ? ? 04 Daniel A. Hoffler ? ? ? 05 David W. Hoyle ? ? ? 06 Michael J. Mancuso ? ? ? 07 Albert D. McAlister ? ? ? 08 Stephen R. Tritch ? ? ? The Board of Directors recommends a vote FOR Proposals 2 and 3, and Every 1 Year for Proposal 4. For Against Abstain 1 Yr 2Yrs 3Yrs Abstain 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012. ? ? ? 4. Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers. ? ? ? ? 3. Advisory Vote on the compensation of our named executive officers. ? ? ? B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as name(s) appears here on. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. / /

ANNUAL MEETING OF SHAREHOLDERS January 25, 2012, 9:00 am CST Shaw’s Corporate Headquarters 4171 Essen Lane, Baton Rouge, Louisiana 70809 You may vote by telephone or online, 24 hours a day 7 days a week, but your vote must be received by 11:59 pm. CST, January 24, 2012. When you go online, you may also register to receive electronic delivery of future proxy mailings. Proxies submitted by mail must be received by 9:00 am CST, January 25, 2012. If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits a shareholder and one guest. All meeting attendees must present valid photo identification. For your safety, all personal items including bags, purses and briefcases are subject to inspection. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby. No personal items, with the exception of purses, may be carried into the meeting area. The location is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Parking will be available in the guest parking lot at 4171 Essen Lane, Baton Rouge, Louisiana 70809. ?IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORMATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ? Proxy – The Shaw Group Inc. This proxy is solicited on behalf of the Board of Directors of The Shaw Group Inc. for the Annual Meeting of shareholders to be held at 9:00 a.m. CST on January 25, 2012. The undersigned, having received the notice of the 2012 Annual Meeting and proxy statement dated December 15, 2011, appoints Brian Ferraioli and Regina Hamilton, and each of them as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of common stock of The Shaw Group Inc. held of record on December 5, 2011, at the Annual Meeting of shareholders to be held at 9:00 am CST. January 25, 2012, or at any adjournment or postponement, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote in accordance with the Board of Directors’ recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 25, 2012. The proxy statement and annual report to shareholders are available at https://materials.proxyvote.com/820280 or www.shawgrp.com/AnnualMeeting. Comments – We value your feedback. Please provide any comments you have in the space below.

IMPORTANT SHAREHOLDER INFORMATION YOUR VOTE COUNTS! ANNUAL MEETING OF SHAREHOLDERS January 25, 2012, 9:00 am CST Shaw Corporate Headquarters 4171 Essen Lane, Baton Rouge, Louisiana 70809 You can vote and obtain proxy materials online. Available 24/7 VOTING INSTRUCTIONS ARE LOCATED BELOW Shareholder Meeting Notice & Admission Ticket Important Notice Regarding the Availability of Proxy Materials for The Shaw Group Inc. Annual Meeting of Shareholders to be Held on January 25, 2012. The proxy materials for the annual meeting are available online. The Proposals to be voted on are listed below. Follow the instructions to view the materials and vote online. Your vote is important. To obtain a paper or e-mail copy of the proxy materials, follow the instructions on the reverse side. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR each of the director nominees listed in Proposal 1, FOR Proposals 2-3 and Every 1 YEAR for Proposal 4: 1. Election of eight director nominees: J.M. Bernhard, Jr., James F. Barker, Thos. E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister and Stephen R. Tritch. 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012. 3. Advisory vote on the compensation of our named executive officers. 4. Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at www.shawgrp.com. Easy On-Line Access – A Convenient Way to Vote! If you have access to the Internet, you can complete the process in a few easy steps: Step 1: Shareholders of record—go to https://secure.amstock.com/voteproxy/login2.asp Beneficial owners—go to www.proxyvote.com. Step 2: Enter control number printed on notice card. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences. Step 5: Make your voting selections as instructed on the screen and click the vote button to submit your vote.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before January 13, 2012, to facilitate timely delivery. You may still request paper copies of the materials after the date; however, your vote will not count if received after 11:59 pm CST on January 25, 2012, via the Internet or telephone or after 9:00 am CST on January 24, 2012, via a proxy card. Here’s how to order a copy of the proxy materials and select future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below. E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet or e-mail following the instructions below. If you request an e-mail copy of the materials, you will receive an e-mail with a link to view the materials on the Internet. PLEASE NOTE: You must use the control number printed on the notice card when requesting a set of proxy materials. Internet – Shareholders of record go to https://secure.amstock.com/voteproxy/login2.asp. Beneficial owners go to www.proxyvote.com. Follow the instructions to log in and order a paper or e-mail copy of the current meeting materials and submit your preference for e-mail or paper delivery of future meeting materials. ? Telephone –Shareholders of record should call 1-888-776-9962 (domestic) or 1-718-921-8562 (internationally) and beneficial owners should call 1-800-579-1639 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. E-mail – Shareholders of record should send an e-mail to info@amstock.com and beneficial owners should send an email to sendmaterial@proxyvote.com with “Proxy Materials Shaw” in the subject line and include your full name and address, plus the control number located on the notice card. State in the e-mail whether you want a paper or e-mail copy of the current meeting materials. You can also state your preference for an e-mail or paper copy for future meetings. PLEASE NOTE —YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares, you must vote online, by telephone or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you. The Shaw Group Inc.’s Annual Meeting of shareholders will be held on January 25, 2012, at Shaw’s Corporate Headquarters, 4171 Essen Lane, Baton Rouge, Louisiana 70809, at 9:00 a.m. CST. If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits a shareholder and one guest. All meeting attendees must present valid photo identification. For your safety, all personal items including bags, purses and briefcases are subject to inspection. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby, No personal items, with the exception of purses, may be carried into the meeting area. The location is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Parking will be available in the guest parking lot located at 4171 Essen Lane, Baton Rouge, Louisiana 70809.

FAQ – Internet Availability of Proxy Materials The Securities and Exchange Commission (SEC) has issued rules requiring public companies to: Make proxy materials (such as the annual report and proxy statement) available on the Internet Notify shareholders how and where to access those materials online These rules allow companies to give shareholders more options for reviewing important proxy materials. Information can be made available to shareholders more quickly and conveniently – online document are easily searchable, enabling shareholders to quickly find the information they need to make informed voting decision. The new rules also allow companies to send a one-page notice to holders with instructions on how to access the material online, rather than sending a full set of materials. Our reasons for choosing the notice – only option are to: Adopt more sustainable practices and a more environmentally responsible – by shrinking our carbon footprint through reductions in ink and paper used in printing the fuel using in shipping Increase shareholder value – by reducing print and mail costs. Please refer to the information below to learn more and to find out what your options are as a shareholder to view materials and vote. What is on the one-page notice? The notice contains simple instruction on how to: Access and view the proxy materials online Vote your shares online Request a free set of printed materials Change delivery preferences for future proxy mailings DO retain the notice for future reference DO NOT mark your vote on the notice and return it; the notice is not a proxy card or ballot If I received only a one-page notice, how do I vote my shares? To vote your shares, follow the instructions on the notice to vote online. If you request a paper copy of the proxy materials, you’ll receive a proxy card with voting instructions. You may also vote your shares in person by bringing the notice with you an attending the meeting. If I received only a one-page notice, how do I request a full set of printed materials for this meeting or future proxy mailings? To request a free set of printed materials for this meeting or for future mailings, refer to the notice for detailed instructions on how to request a copy via Internet, telephone or email. If I received a full set of materials, may I request only a one-page notice for future proxy mailings? Our Company will make a decision for each meeting whether or not to use the notice-only option, and send notice-only mailings at our discretion. Can I elect to receive my proxy materials electronically? You may elect to receive materials via email for future mailings. You will receive the materials electronically if our Company chooses to offer email delivery in the future. To change your delivery preferences, follow the instruction on the notice. One of your key privileges as an investor is the right to vote on important matters that affect the company you own shares in. Please vote. Your vote is important to us and our business.